As filed with the Securities and Exchange Commission on March 3, 2006
Registration No. 333-___

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
LIBERTY BANCORP, INC.
(Name of Small Business Issuer in its Charter)

Missouri (State or Jurisdiction of Incorporation or Organization)	6035 (Primary Standard Industrial Classification Code Number)	To Be Applied For (I.R.S. Employer Identification No.)

16 West Franklin Street Liberty, Missouri 64068 (816) 781-4822 (Address and Telephone Number of Principal Executive Offices)	16 West Franklin Street Liberty, Missouri 64068 (816) 781-4822 (Address of Principal Place of Business or Intended Principal Place of Business)
Brent M. Giles
President and Chief Executive Officer
Liberty Bancorp, Inc.
16 West Franklin Street
Liberty, Missouri 64068
(816) 781-4822
(Name, Address and Telephone Number of Agent for Service)
Copies to:

Joel E. Rappoport, Esq. Muldoon Murphy & Aguggia LLP 5101 Wisconsin Avenue, N.W. Washington, D.C. 20016 (202) 362-0840	Robert I. Lipsher, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W. Suite 400 Washington, D.C. 20015 (202) 274-2000
     Approximate date of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐___
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐ ___
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of each Class of	Amount to	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	be Registered	Per Unit	Price (1)	Registration Fee
Common Stock $0.01 par value	5,157,750 shares	$10.00	$51,577,500	$5,519

(1)	Estimated solely for the purpose of calculating the registration fee.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
Subscription and Community Offering Prospectus

PROSPECTUS
[LOGO]
Liberty Bancorp, Inc.
(Proposed holding company for Liberty Savings Bank, F.S.B., to become BankLiberty)
Up to 2,645,682 Shares of Common Stock
     Liberty Bancorp, Inc. is offering common stock for sale in connection with the conversion of Liberty Savings Bank, F.S.B. from the mutual holding company form of organization to stock form. The shares we are offering represent the ownership interest in Liberty Savings Bank, F.S.B. now owned by Liberty Savings Mutual Holding Company. The existing publicly held shares of Liberty Savings Bank, F.S.B., which represent the remaining interest in Liberty Savings Bank, F.S.B., will be exchanged for shares of common stock of Liberty Bancorp. We intend to have our common stock listed for trading on the Nasdaq Capital Market under the symbol “LBCP.”
     If you are or were a depositor or a borrower of Liberty Savings Bank, F.S.B.:
•	You may have priority rights to purchase shares of common stock.
     If you are currently a stockholder of Liberty Savings Bank, F.S.B. and remain a stockholder on the closing date of the conversion:
•	Each of your shares will automatically be exchanged for between 2.4369 and 3.2970 shares of Liberty Bancorp.

•	Your percentage ownership interest will be nearly equivalent to your current percentage ownership interest in Liberty Savings Bank, F.S.B.

•	You may also purchase additional shares of common stock in the offering after priority orders are filled.
     If you fit neither of the categories above, but are interested in purchasing shares of our common stock:
•	You may have an opportunity to purchase shares of common stock after priority orders are filled.
     We are offering up to 2,645,682 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 1,955,511 shares to complete the offering. If, as a result of regulatory conditions, demand for the shares or changes in market conditions, the independent appraiser determines that our market value has increased, we may sell up to 3,042,563 shares without giving you further notice or the opportunity to change or cancel your order. The offering is expected to terminate at ___:00 _.m., Central time, on ___, 2006. We may extend this termination date without notice to you until ___, 2006, unless the Office of Thrift Supervision approves a later date, which will not be beyond ___, 2008.
     Sandler O’Neill & Partners, L.P. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.
     The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond ___, 2006. If the offering is extended beyond ___, 2006, subscribers will have the right to modify or rescind their purchase orders. All subscriptions received will be held in an escrow account at Liberty Savings Bank, F.S.B. and will earn interest at our passbook rate, which is currently 0.30% per annum. If we terminate the offering, or if we extend the offering beyond ___, 2006 and you do not confirm your order, we will return your funds promptly, in full and with interest at our passbook rate.
     We expect our directors and executive officers, together with their associates, to subscribe for 101,000 shares, which equals 4.4% of the shares offered at the midpoint of the offering range. Following the conversion, our directors and executive officers, together with their associates, are expected to beneficially own 449,028 shares of common stock (excluding 35,300 exercisable options), or 11.5% of our outstanding common stock if shares are sold at the midpoint of the offering range.
This investment involves a degree of risk, including the possible loss of principal.
Please read “Risk Factors” beginning on page __.
OFFERING SUMMARY
Price Per Share: $10.00

			Maximum
	Minimum	Maximum	As Adjusted
Number of shares	1,955,511	2,645,682	3,042,563
Gross offering proceeds	$19,555,110	$26,456,820	$30,425,630
Estimated offering expenses, excluding selling agent fees and expenses	$800,000	$800,000	$800,000
Selling agent fees and expenses (1)	$170,000	$233,000	$270,000
Estimated net proceeds	$18,585,110	$25,423,820	$29,355,630
Estimated net proceeds per share	$9.50	$9.61	$9.65

(1)	See “The Conversion—Plan of Distribution and Marketing Arrangements” at page ___ for a discussion of Sandler O’Neill & Partners, L.P.’s compensation for this offering.
     These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.
     Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sandler O’Neill & Partners, L.P.

The date of this prospectus is ___, 2006

[Map of Missouri showing office locations of Liberty Saving Bank appears here]

Page
Summary

Risk Factors

A Warning About Forward-Looking Statements

Selected Financial and Other Data

Use of Proceeds

Our Dividend Policy

Market for the Common Stock

Capitalization

Regulatory Capital Compliance

Pro Forma Data

Our Business

Management’s Discussion and Analysis of Results of Operations and Financial Condition

Our Management

Stock Ownership

Subscriptions by Executive Officers and Directors

Regulation and Supervision

Federal and State Taxation

The Conversion

Comparison of Stockholders’ Rights

Restrictions on the Acquisition of Liberty Bancorp and BankLiberty

Description of Liberty Bancorp Capital Stock

Transfer Agent and Registrar

Registration Requirements

Legal and Tax Opinions

Experts

Where You Can Find More Information

Index to Financial Statements of Liberty Savings Bank, F.S.B.

Summary
     This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the conversion fully, you should read this entire document carefully. In certain instances where appropriate, the terms “we,” “us” and “our” refer to Liberty Savings Mutual Holding Company and/or Liberty Savings Bank, F.S.B., as appropriate. For assistance, please contact our conversion center at (XXX) XXX-XXXX.
The Companies

Liberty Savings Mutual
Holding Company
16 West Franklin Street
Liberty, Missouri 64068
(816) 781-4822
Liberty Savings Mutual Holding Company is the federally chartered mutual holding company parent of Liberty Savings Bank, F.S.B. Liberty Savings Mutual Holding Company’s principal activity is the ownership of 800,000 shares of the common stock of Liberty Savings Bank. At the conclusion of the conversion, Liberty Savings Mutual Holding Company will no longer exist.

Liberty Bancorp, Inc.
16 West Franklin Street
Liberty, Missouri 64068
(816) 781-4822
This offering is made by Liberty Bancorp, Inc. Liberty Bancorp is a new Missouri-chartered corporation. Liberty Savings Bank recently formed Liberty Bancorp to be its new stock holding company. To date, Liberty Bancorp has only conducted organizational activities. After the conversion, Liberty Savings Bank, F.S.B. will change its name to BankLiberty and Liberty Bancorp will own all of BankLiberty’s capital stock and will direct, plan and coordinate BankLiberty’s business activities. In the future, Liberty Bancorp might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

Liberty Savings Bank, F.S.B.
16 West Franklin Street
Liberty, Missouri 64068
(816) 781-4822
Liberty Savings Bank, F.S.B. is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area, which consists of Clay, Clinton, Platte and Jackson Counties in Missouri. Liberty Savings Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, its primary federal regulator, and the Federal Deposit Insurance Corporation, its deposit insurer. We attract deposits from the general public and use these funds to originate loans secured by real estate located in our market area. Our real estate loans include construction loans, commercial real estate loans, and loans secured by single-family or multi-family properties. To a lesser extent, we originate consumer loans and commercial business loans. We currently operate out of our main office in Liberty, Missouri and five full-service branch offices – two in Kansas City and one in Plattsburg, Platte City and Independence, Missouri. Liberty Savings Bank has 1,357,876 issued and outstanding shares of common stock. Liberty Savings Mutual Holding Company currently owns 800,000 shares, and the remaining 557,876 shares are held by the public. At December 31, 2005, Liberty Savings Bank had total assets of $251.9 million, deposits of $192.7 million and total stockholders’ equity of $21.1 million. Upon completion of the conversion, we will change Liberty Savings Bank’s name to BankLiberty.

Our Business Strategy
(page ___)
Our mission is to operate and further expand a profitable and diversified community banking franchise. We plan to achieve this by executing our strategy of:

•	Expansion Through De Novo Branching. We intend to expand through de novo branching in the Kansas City metropolitan area to enable us to take advantage of the opportunities afforded by recent and forecasted economic growth in that market. We believe that the increased asset size to be achieved through the planned expansion will enable us to leverage better efficiencies and technology but still attract customers based on personal service and relationships. We opened new branch offices in Independence, Missouri in May 2005 and in Kansas City, Missouri in January 2006. We anticipate that over the next three to five years, based on and subject to local market conditions, we will open additional branch offices in suburban Kansas City growth areas that complement our existing branch network.

•	Continued Transformation of Our Balance Sheet. We intend to continue to transform our balance sheet to emphasize assets and liabilities that allow us to better manage our net interest margin while reducing our exposure to risk from interest rate fluctuations. With respect to our assets, we will seek to increase the percentage of assets invested in commercial, commercial real estate and multi-family loans, while maintaining current levels of construction loans, which tend to have higher yields than traditional single-family residential mortgage loans and which have shorter terms to maturity or adjustable interest rates. At the same time, we have sought to decrease our reliance on single-family residential mortgage loans. Currently, we sell substantially all new, fixed-rate conforming single-family loans in the secondary market due to the current low interest rate environment. With respect to liabilities, our strategy is to emphasize transaction and money market accounts, as well as shorter-term certificates of deposit.

The Conversion

Description of the Conversion
(page ___)
In August 1993, we reorganized Liberty Savings Bank into a stock savings bank with a mutual holding company structure. As a part of that reorganization, we sold a minority of Liberty Savings Bank common stock to our customers in a subscription offering. The majority of Liberty Savings Bank’s outstanding shares were retained by Liberty Savings Mutual Holding Company, a mutual holding company organized under the laws of the United States. Our current ownership structure is as follows:
The “second-step” conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. In the stock holding company structure, all of Liberty Savings Bank’s stock will be owned by Liberty Bancorp, and all of Liberty Bancorp’s stock will be owned by the public and our employee stock ownership plan. Upon completion of the conversion and offering, Liberty Savings Mutual Holding Company will cease to exist and we will change Liberty Savings Bank’s name to BankLiberty.
After the conversion, our ownership structure will be as follows:
As part of the conversion, we are offering for sale common stock representing the majority ownership interest of Liberty Savings Bank that is currently held by Liberty Savings Mutual Holding Company. At the conclusion of the conversion, existing public stockholders of Liberty Savings Bank will receive new shares of common stock in Liberty Bancorp in exchange for their existing shares of common stock from Liberty Savings Bank.
The normal business operations of Liberty Savings Bank will continue without interruption during the conversion, and the same officers and directors who currently serve Liberty Savings Bank in the mutual holding company structure will serve the new holding company and BankLiberty in the fully converted stock form.

Conditions to Completing the Conversion
We are conducting the conversion under the terms of our plan of conversion and reorganization. We cannot complete the conversion and related offering unless:
•	the plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of Liberty Savings Mutual Holding Company (depositors and certain borrowers of Liberty Savings Bank);

•	the plan of conversion and reorganization is approved by at least two-thirds of the outstanding shares of Liberty Savings Bank, including shares held by Liberty Savings Mutual Holding Company;

•	the plan of conversion and reorganization is approved by at least a majority of the votes eligible to be cast by stockholders of Liberty Savings Bank common stock, excluding shares held by Liberty Savings Mutual Holding Company;

•	we sell at least the minimum number of shares offered; and

•	we receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

Reasons for the Conversion
(page ___)
Our primary reasons for the conversion are to:
•	structure our business in a form that will provide access to capital markets;

•	support future lending and operational growth;

•	enhance our ability to attract and retain qualified directors and management through stock-based compensation plans;

•	support future branching activities and/or the acquisition of other financial institutions or financial services companies or their assets;

•	create a more liquid and active market than currently exists for Liberty Savings Bank’s common stock; and

•	increase our capital, which will make us stronger.
We anticipate that over the next three to five years, based on and subject to local market conditions, we will open additional branch offices in suburban Kansas City growth areas that complement our existing branch network. However, we have not determined any specific locations for future branch office expansion, nor do we have any specific acquisition plans.

The Exchange of Existing Shares of Liberty Savings Bank Common Stock (page ___)
If you are now a stockholder of Liberty Savings Bank and continue to be a stockholder on the date we complete the conversion, your existing shares will be cancelled and exchanged for shares of Liberty Bancorp. The number of shares you will receive will be based on an exchange ratio determined as of the closing of the conversion, which will depend upon the final appraised value of Liberty Bancorp. Under federal regulations, current stockholders of Liberty Savings Bank have dissenters’ rights in connection with the conversion. See “Comparison of Stockholders’ Rights—Dissenters’ Rights of Appraisal.” The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of 100 shares of Liberty Savings Bank common stock would receive in the exchange, based on the number of shares sold in the offering.

			Shares to be Exchanged		Total Shares		Shares to be
	Shares to be Sold		for Existing Shares of		of Common		Received for
	in the Offering		Liberty Savings Bank		Stock to be	Exchange	100 Existing
	Amount	Percent	Amount	Percent	Outstanding	Ratio	Shares (1)
Minimum	1,955,511	59.0%	1,359,489	41.0%	3,315,000	2.4369	243
Midpoint	2,300,569	59.0	1,599,431	41.0%	3,900,000	2.8670	286
Maximum	2,645,682	59.0	1,839,318	41.0%	4,485,000	3.2970	329
15% above Maximum	3,042,563	59.0	2,115,187	41.0%	5,157,750	3.7915	379

(1)	Cash will be paid instead of issuing any fractional shares.

If you hold shares of Liberty Savings Bank with a bank or broker in “street name,” you do not need to take any action to exchange the shares. If you are the recordholder of Liberty Savings Bank shares, you will receive a transmittal form with instructions to surrender stock certificates after the conversion and offering are completed. New certificates of common stock will be mailed to you after the exchange agent receives a properly executed transmittal form and certificates.
No fractional shares of Liberty Bancorp common stock will be issued in the conversion. For each fractional share that would otherwise be issued, we will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price.

Reduced Stockholder Rights (page ___)
As a result of the conversion, existing stockholders of Liberty Savings Bank will become stockholders of Liberty Bancorp. The rights of stockholders of Liberty Bancorp will be less than the rights stockholders currently have. The decrease in stockholder rights results from differences between the articles of incorporation and bylaws of Liberty Bancorp and the charter and bylaws of Liberty Savings Bank and from distinctions between Missouri and federal law. The differences in stockholder rights under the articles of incorporation and bylaws of Liberty Bancorp are not mandated by Missouri law but have been chosen by management as being in the best interests of the corporation and all of its stockholders. However, the provisions in Liberty Bancorp’s articles of incorporation and bylaws may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult.
The differences in stockholder rights include the following:
•	approval by at least 80% of outstanding shares required to remove a director for cause;

•	only the board of directors being able to call special meetings of stockholders;

•	only the directors being able to amend the bylaws;

•	greater lead time required for stockholders to submit business proposals or director nominations;

•	director qualifications;

•	approval by at least 80% of the outstanding shares required to amend certain provisions of the articles of incorporation; and

•	approval of a business combination involving a 10% stockholder requires the affirmative vote of 80% of the outstanding shares and a majority of the outstanding shares not beneficially owned by the 10% stockholder.

Benefits of the Conversion to Management (page ___)
We intend to implement the following benefit plans and employment and change in control agreements in connection with the conversion:
•	Employee Stock Ownership Plan. Our employee stock ownership plan intends to purchase 8.0% of the shares sold in the offering with the proceeds of a 15-year loan from Liberty Bancorp. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of participants. Allocations will be based on a participant’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. The employee stock ownership plan will comply with all applicable Office of Thrift Supervision regulations.

•	Equity Incentive Plan. We intend to implement an equity incentive plan no earlier than six months after the conversion. The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. Under Office of Thrift Supervision regulations, the plan must be approved by a majority of the stockholders of Liberty Bancorp. Under this plan, we may award stock options, equal to 10% of the shares being offered, and shares of restricted stock, equal to 4% of the shares being offered, to employees and directors. Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.
The following table presents the total value of all shares to be available for restricted stock awards under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors.

	Value of
				121,702 Shares
			105,827 Shares	Awarded at
	78,220 Shares	92,022 Shares	Awarded at	15% Above
	Awarded at Minimum	Awarded at Midpoint	Maximum	Maximum
Share Price	of Range	of Range	of Range	Of Range
	(In thousands)
$ 8.00	$626	$736	$847	$974
10.00	782	920	1,058	1,217
12.00	939	1,104	1,270	1,460
14.00	1,095	1,288	1,482	1,704

The following table presents the total value of all stock options available for grant under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Ultimately, financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.

		Value of
					304,256 Options
		195,551	230,056 Options	264,568	Granted at 15%
		Options Granted at	Granted at Midpoint	Options Granted at	Above Maximum
Exercise Price	Option Value	Minimum of Range	of Range	Maximum of Range	of Range
		(In thousands)
$ 8.00	$2.52	$493	$580	$667	$767
10.00	3.15	616	725	833	958
12.00	3.78	739	870	1,000	1,150
14.00	4.42	864	1,017	1,169	1,345

•	Employment and Change in Control Agreements. In connection with the conversion, Liberty Bancorp and BankLiberty each intend to enter into a three-year employment agreement with Brent M. Giles, our President and Chief Executive Officer. Also in connection with the conversion, BankLiberty intends to enter into a two-year change in control agreement with each of Marc J. Weishaar, our Senior Vice President and Chief Financial Officer, and Mark E. Hecker, our Senior Vice President and Chief Lending Officer. Liberty Bancorp will guarantee the payments under the agreements. These arrangements provide for severance benefits if the executive is terminated following a change in control of Liberty Bancorp. Under these agreements and based solely on cash compensation earned for the year ended September 30, 2005 and excluding any benefits that would be payable under any employee benefit plan, if a change in control of Liberty Bancorp occurred and Messrs. Giles, Weishaar and Hecker’s employment were terminated, the total payments due would equal approximately $860,800.
The following table summarizes, at the minimum and maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the equity incentive plan.

	Number of Shares to be Granted or Purchased			Total Estimated Value Of Grants
			As a % of Common
	At	At	Stock	At	At
	Minimum	Maximum	to Be Issued	Minimum of Offering	Maximum of Offering
	of Offering Range	of Offering Range	in the Offering	Range	Range
				(In thousands)
Employee stock ownership plan (1)	156,440	211,654	8.00%	$1,564	$2,117
Restricted stock awards (1)	78,220	105,827	4.00	782	1,058
Stock options (2)	195,551	264,568	10.00	616	833

Total	430,211	582,049	22.00%	$2,962	$4,008

(1)	Assumes the value of Liberty Bancorp’s common stock is $10.00 per share for purposes of determining the total estimated value of the grants.

(2)	Assumes the value of a stock option is $3.15, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

We may fund our plans through open market purchases, as opposed to new issuance of stock. In this event, stockholders would experience dilution of 2.31% for restricted stock awards and 5.57% for option awards. If any options previously granted under the 2003 Incentive Equity and Deferred Compensation Plan are exercised during the first year following completion of the stock offering, they will be funded with newly issued shares as the Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this stock offering except to fund the restricted stock plan or under extraordinary circumstances. We have been advised by the staff of the Office of Thrift Supervision that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance for purposes of this test.

Tax Consequences (page ___)
As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Existing stockholders of Liberty Savings Bank who receive cash in lieu of fractional share interests in shares of Liberty Bancorp will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

The Offering

Purchase Price	The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering.

Number of Shares to be Sold	We are offering for sale between 1,955,511 and 2,645,682 shares of Liberty Bancorp common stock in this offering. With regulatory approval, we may increase the number of shares to be sold to 3,042,563 shares without giving you further notice or the opportunity to change or cancel your order. The Office of Thrift Supervision will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions in connection with a request to increase the offering size.

How We Determined the Offering Range (page ___)	We decided to offer between 1,955,511 and 2,645,682 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by FinPro, Inc., an appraisal firm experienced in appraisals of financial institutions. FinPro will receive fees totaling $32,000 for its initial and final appraisal and, if necessary, $7,000 for any appraisal updates, plus reasonable out-of-pocket and travel expenses. FinPro estimates that as of March 1, 2006, our pro forma market value was between $33.2 million and $44.9 million, with a midpoint of $39.0 million.

In preparing its appraisal, FinPro considered the information in this prospectus, including our financial statements. FinPro also considered the following factors, among others:

• our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area;

• a comparative evaluation of our operating and financial statistics with those of other similarly situated publicly traded thrift holding companies;

• the effect of the capital raised in this offering on our equity and earnings potential; and

• the trading market for securities of comparable institutions and general conditions in the market for such securities.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “tangible book value” and the ratio of the offering price to the issuer’s annual core net income. FinPro considered these ratios in preparing its appraisal, among other factors. Tangible book value is the same as tangible equity and represents the difference between the issuer’s tangible assets and liabilities. FinPro’s appraisal also incorporates an analysis of a peer group of publicly traded holding companies that FinPro considered to be comparable to us. The following table presents a summary of selected pricing ratios for the peer group companies and the pricing ratios for us as presented in “Pro Forma Data” beginning on page __.

	Pro Forma
	Price to		Pro Forma	Pro Forma
	Core		Price to	Price to
	Earnings		Book Value	Tangible Book
	Multiple		Ratio	Value Ratio
Liberty Bancorp:
Minimum	20.00	x	87.18%	87.18%
Midpoint	23.26		95.06	96.06
Maximum	26.32		101.83	101.83
Maximum, as adjusted	29.41		108.58	108.58

Valuation of peer group companies as of February 17, 2006:
Average	31.39		114.60	122.90
Median	27.20		117.00	117.00

Compared to the median pricing ratios of the peer group, at the maximum of the offering range our stock would be priced at a discount of 3.24% to the 9 peer group on a price-to-core-earnings basis and a discount of 12.97% to the peer group on a price-to-tangible-book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group based on a core earnings per share basis and less expensive than the peer group on a book value per share basis.

The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the conversion.

Possible Change in Offering Range (page ____)	FinPro will update its appraisal before we complete the stock offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, FinPro determines that our pro forma market value has increased, we may sell up to 3,042,563 shares without further notice to you. If the pro forma market value of the common stock to be sold in the offering at that time is either below $19.6 million or above $30.4 million, then, after consulting with the Office of Thrift Supervision, we may either: (1) terminate the stock offering and promptly return all funds; (2) set a new offering range, notify all subscribers and give them the opportunity to confirm, change or cancel their orders; or (3) take such other actions as may be permitted by the Office of Thrift Supervision.

After-Market Performance of Second-Step Conversion Offerings	The following table provides information regarding the after-market performance of the “second-step” conversion offerings completed between January 7, 2003 and December 29, 2005. As part of its appraisal of our pro forma market value, FinPro considered the after-market performance of “second step” conversions completed between 2003 and 2005.

		Appreciation From Initial Offering Price
					To
	Date				February 17,
Issuer	of IPO	1 Day	1 Week	1 Month	2006
NEBS Bancshares, Inc.	12/29/05	6.60%	7.00%	7.00%	6.30%
American Bancorp of New Jersey, Inc.	10/06/05	1.60	(2.00)	0.10	4.50
Hudson City Bancorp, Inc.	06/07/05	9.60	10.70	15.50	24.90
First Federal of Northern Michigan	04/04/05	(5.10)	(7.00)	(16.00)	(8.00)
Rome Bancorp, Inc.	03/31/05	0.50	(2.00)	(5.60)	15.30
Roebling Financial Corp., Inc.	10/01/04	—	—	(7.00)	0.00
DSA Financial Corporation	07/30/04	(2.00)	(5.00)	(7.00)	18.00
Partners Trust Financial Group, Inc.	07/15/04	(0.10)	(0.50)	(1.90)	19.90
Synergy Financial Group, Inc.	01/21/04	9.00	8.80	7.90	29.30
Provident New York Bancorp	01/15/04	15.00	13.80	15.10	18.90
Bank Mutual Corporation	10/30/03	17.80	19.40	15.40	15.00
Jefferson Bancshares, Inc.	07/02/03	23.90	25.00	40.00	33.80
First Niagara Financial Group, Inc.	01/21/03	12.70	13.40	12.60	35.60
Wayne Savings Bancshares, Inc.	01/09/03	12.00	12.10	11.50	52.50
Sound Federal Bancorp, Inc.	01/07/03	10.00	11.30	15.10	103.20
Average		7.43	7.00	6.85	24.61
Median		9.00	8.80	7.90	18.90

This table is not intended to be indicative of how our stock may perform. Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies. Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; an active and liquid trading market for the stock; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to Liberty Bancorp, the pricing ratios for their stock offerings may be different from the pricing ratios for Liberty Bancorp’s common stock and the market conditions in which these offerings were completed may be different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the Risk Factors beginning on page ___.

You should be aware that, in certain market conditions, stock prices of thrift IPOs have decreased. For example, as the above table illustrates, after one month, the shares of five companies traded below their initial offering price. We can give you no assurance that our stock will not trade below the $10.00 purchase price.

Persons Who Can Order Stock in the Offering (page ___)	We have granted rights to subscribe for shares of our common stock in a “subscription offering” to the following persons in the following order of priority:

Note: Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition, you may lose your rights to purchase shares and may face criminal prosecution and/or other sanctions.

1.   Eligible account holders, who are persons with $50 or more on deposit at Liberty Savings Bank as of November 30, 2004.

2.   Our employee stock ownership plan, which provides retirement benefits to our employees.

3. Supplemental eligible account holders, who are persons with $50 or more on deposit at Liberty Savings Bank as of March 31, 2006.

4.   Other members, who are Liberty Savings Bank’s depositors as of [record date], 2006 and borrowers of Liberty Savings Bank as of August 23, 1993 who continue to be borrowers as of [record date], 2006 and who are not eligible account holders or supplemental eligible account holders.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversi on and reorganization. If we increase the number of shares to be sold above 2,645,682 shares, Liberty Savings Bank’s employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Conversion—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

If we determine that the demand for shares in the subscription offering is insufficient to sell the minimum amount of shares in the offering range, we may offer shares not sold in the subscription offering to the general public in a community offering. Existing stockholders of Liberty Savings Bank will have first preference, and people and trusts for the benefit of people who are residents of Clay, Clinton, Platte and Jackson Counties in Missouri will have second preference, to purchase shares in the community offering. The community offering, if held, may begin at any time during or immediately following the subscription offering.

If at least the minimum amount of shares in the offering range is not sold in the subscription and community offerings, the remaining shares may be sold to the public in a syndicated community offering or in an underwritten public offering. The determination of whether a syndicated community offering or underwritten public offering will be held will occur during or immediately after the completion of the subscription and community offerings and the determination will depend on our perceived demand for our stock.

Subscription Rights	It is illegal to transfer your subscription rights and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person involving the transfer of the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights.

Deadline for Ordering Stock (page ___)	The subscription offering will end at ___:00 p.m., Central time, on ___, 2006. We expect that the community offering will terminate at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if regulators approve a later date. No single extension may be for more than 90 days. If we extend the offering beyond ___, 2006 or if we intend to sell fewer than 1,955,511 shares or more than 3,042,563 shares, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will return your funds promptly with interest, at our passbook rate.

Purchase Limitations (page ___)	Our plan of conversion and reorganization establishes limitations on the purchase of stock in the offering. These limitations include the following:
•	The minimum purchase is 25 shares.

•	No eligible account holder, supplemental eligible account holder or other voting member may purchase more than $75,000 of common stock (which equals 7,500 shares) in the subscription offering.

•	No individual, no individual together with any associates, and no group of persons acting in concert may purchase more than $300,000 of common stock (which equals 30,000 shares) in the offering.

•	The number of shares purchased by any individual, any individual together with associates, and any group of persons acting in concert, together with shares received by that person, persons or group in exchange for their shares of Liberty Savings Bank common stock in the conversion, may not exceed 4% of the shares of Liberty Bancorp that will be outstanding following the conversion.

Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase and ownership limitations at any time.

How to Purchase Common Stock (page ___)	If you want to place an order for shares in the offering, you must complete an original stock order form and send it to us with full payment. You must sign the certification that is on the reverse side of the stock order form. We must receive your stock order form before the end of the subscription offering or the end of the community offering, as appropriate. Once we receive your order, it cannot be canceled or changed.

To ensure that we properly identify your subscription rights, you must list all of your accounts as of the eligibility dates on the stock order form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed. To preserve your purchase priority, you must register the shares only in the name or names of eligible purchasers at the applicable date of eligibility. You may not add the names of others who were ineligible to purchase common stock in the offering on the applicable date of eligibility.

We may, in our sole discretion, reject orders received in the community offering or syndicated community offering either in whole or in part. For example, we may reject an order submitted by a person who we believe is making false representations or who we believe is attempting to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization. If your order is rejected in part, you cannot cancel the remainder of your order.
You may pay for shares in the subscription offering or the community offering in any of the following ways:
• By check or money order made payable to Liberty Bancorp.
•	By authorizing a withdrawal from an account at Liberty Savings Bank. To use funds in an Individual Retirement Account at Liberty Savings Bank, you must transfer your account to an unaffiliated institution or broker. Please contact the conversion center as soon as possible for assistance.
We will pay interest on your subscription funds at the rate we pay on passbook accounts, which is currently 0.30%, from the date we receive your funds until the conversion is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our passbook rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock.

How We Will Use the Proceeds of this Offering (page __)
The following table summarizes how the proceeds of this offering will be used, based on the sale of shares at the minimum and maximum of the offering range.

	1,955,511	2,645,682
	Shares at	Shares at
	$10.00 Per	$10.00
	Share	Per Share
	(In thousands)
Offering proceeds	$19,555	$26,457
Less: offering expenses	(970)	(1,033)

Net offering proceeds	18,585	25,424

Less:
Proceeds contributed to BankLiberty	(9,293)	(12,712)
Proceeds used for loan to employee stock ownership plan	(1,564)	(2,117)

Proceeds remaining for Liberty Bancorp	$7,728	$10,595

Liberty Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, pay dividends to stockholders, repurchase shares of its common stock, subject to regulatory restrictions, finance the possible acquisition of financial institutions or other businesses that are related to banking or for general corporate purposes. BankLiberty may use the portion of the proceeds that it receives to fund new loans, invest in securities, finance the possible expansion of its business activities, including developing new branch locations, or for general corporate purposes. However, we have not yet determined any specific locations for future branch office expansion, nor do we have any specific acquisition plans.

Purchases by Directors and Executive Officers (page ___)
We expect that our directors and executive officers, together with their associates, will subscribe for 101,000 shares, which equals 4.4% of the shares that would be sold at the midpoint of the offering range. Directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to beneficially own 449,028 shares of common stock (excluding 35,300 exercisable options), or 11.5% of our outstanding common stock if shares are sold at the midpoint of the offering range.

Market for Liberty Bancorp Common Stock (page ___)
Liberty Savings Bank common stock is quoted on the OTC Electronic Bulletin Board under the symbol “LBTM.” We expect that shares of Liberty Bancorp common stock will be listed for trading on the Nasdaq Capital Market under the symbol “LBCP.” Liberty Savings Bank common stock will cease trading following the closing of the conversion. Sandler O’Neill & Partners, L.P. currently intends to become a market maker in the common stock, but is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. After shares of the common stock begin trading, you may contact a stockbroker to buy or sell shares.

Liberty Bancorp’s Dividend Policy (page ___)
Liberty Savings Bank currently pays a cash dividend of $0.20 per share per quarter, which equals $0.80 on an annualized basis. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. However, the dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future. Additionally, we cannot guarantee that the amount of dividends that we pay after the conversion will be equal to the per share dividend amount that Liberty Savings Bank stockholders currently receive, as adjusted to reflect the exchange ratio.

Conversion Center
If you have any questions regarding the offering or our conversion, please call the conversion center at (XXX) XXX-XXXX.
The conversion center is open Monday through Friday, except bank holidays, from 10:00 a.m. to 4:00 p.m., Central time.
To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of the order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.

Risk Factors
     You should consider carefully the following risk factors before purchasing Liberty Bancorp common stock.
Risks Related to Our Business
Our emphasis on construction, commercial and multi-family real estate lending and commercial business lending may expose us to increased lending risks.
          At December 31, 2005, we had $85.5 million in real estate construction loans, $40.2 million in commercial real estate loans, $17.3 million in multi-family loans, and $7.1 million in commercial business loans, which represented 42.2%, 19.8%, 8.6% and 3.5%, respectively, of our total loan portfolio. Moreover, we intend to increase our emphasis on commercial real estate, multi-family, commercial and multi-family real estate construction and commercial business lending. These types of loans generally expose a lender to greater risk of non-payment and loss than single-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers and, for construction loans, the accuracy of the estimate of the property’s value at completion of construction and the estimated cost of construction. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to single-family residential mortgage loans. Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are secured by non-real estate collateral that may depreciate over time. At December 31, 2005, we had $2.9 million of foreclosed real estate held for sale. Our foreclosed real estate consisted of 18 single-family residences, 13 of which were developed by two separate builders who ceased operations. In addition, in connection with 19 single-family real estate loans secured by investor-owned properties, we established a provision for loan losses of $640,000 during the year ended September 30, 2004. At December 31, 2005, we had $202,000 in non-accrual loans and $337,000 in foreclosed real estate related to these loans. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Risk Management—Analysis of Non-Performing and Classified Assets.”
Our loan portfolio has significant concentrations among a small number of borrowers; as a result, we could be adversely affected by difficulties experienced by a small number of borrowers.
          As a result of large loan concentrations among a relatively small number of borrowers, we could incur significant losses if a small number of our borrowers are unable to repay their loans to us. At December 31, 2005, we had 46 borrowers with aggregate loan balances exceeding 5.0% of our stockholders’ equity at that date. Loans to these borrowers aggregated $117.6 million, which represented 58.0% of our total loan portfolio at that date. These loans primarily are residential real estate development, residential real estate construction or commercial real estate loans. Aggregate loan balances to these customers ranged from $1.3 million to $5.7 million for our largest borrower. While we seek to control our risk and minimize losses on these large loan concentrations, if one or more of our large borrowers were to default on their loans we could incur significant losses.
A downturn in the local economy or a decline in real estate values could hurt our profits.
          Nearly all of our real estate loans are secured by real estate in the Kansas City metropolitan area. In addition, through our portfolio of real estate construction loans, which includes loans to acquire land for development of residential property and loans to builders for the construction of residences, we have significant exposure to the residential construction market in the Kansas City metropolitan area. As a result, a downturn in the local economy, and, particularly, a downturn in the residential construction industry, could cause significant increases in non-performing loans, which would adversely affect our profits. Additionally, a decrease in asset quality could require additions to our allowance for loan losses through increased provisions for loan losses, which would negatively affect our profits. A decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss. For a discussion of our market area, see “Our Business—Market Area.”

Strong competition within our market area could hurt our profits and slow growth.
          We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and has occasionally forced us to offer higher deposit rates. Price competition for loans and deposits might result in our earning less on our loans and paying more on our deposits, which reduces net interest income. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Ultimately, our profitability will depend upon our continued ability to compete successfully in our market area. For more information about our market area and the competition we face, see “Our Business—Competition.”
We will incur additional expenses relating to our strategic plan to expand through de novo branching in the Kansas City metropolitan area.
          We opened one new branch in Independence, Missouri in May 2005 and a second new branch in Kansas City, Missouri in January 2006. We anticipate that over the next three to five years, based on and subject to local market conditions, we will open additional branch offices in suburban Kansas City growth areas that complement our existing branch network. In connection with the expansion of our branch network, we intend to hire additional lending and other employees to support our expanded infrastructure.
          While we anticipate that this expansion strategy will enhance long-term shareholder value, we cannot assure you when or if our branch expansion strategy will be accretive to our earnings. New branches generally require a significant initial capital investment and take three years or longer to become profitable. New branches require an upfront investment of between $2.0 million and $3.0 million for land and building expenses. Accordingly, we anticipate that, in the short term, net income will be negatively affected as we incur significant capital expenditures and noninterest expense in opening and operating new branches before the new branches can produce sufficient net interest income to offset the increased expense. In addition, the need to use capital to fund de novo branching may limit our ability to pay or increase dividends on our common stock. There also is implementation risk associated with new branches. Numerous factors will determine whether our branch expansion strategy will be successful, such as our ability to select suitable branch locations, real estate acquisition costs, competition, interest rates, managerial resources, our ability to hire and retain qualified personnel, the effectiveness of our marketing strategy and our ability to attract deposits.
Certain interest rate movements may hurt our earnings and asset value.
          Interest rates have recently been at historically low levels. However, since June 30, 2004, the U.S. Federal Reserve has increased its target for the federal funds rate fourteen times to 4.5%. While these short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have not. Although this “flattening” of the market yield curve has not had a negative impact on our interest rate spread and net interest margin to date, if short-term interest rates continue to rise, and if rates on our deposits and borrowings continue to reprice upwards faster than the rates on our loans and investments, we would experience compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability. Conversely, if short-term interest rates decline and if rates on our loans and investments reprice downward faster than our rates on deposits, then we would also experience compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability.
          Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of fixed-rate securities fluctuates inversely with changes in interest rates. Unrealized gains and losses on securities available for sale are reported as a separate component of equity, net of tax. Decreases in the fair value of securities available for sale resulting from increases in interest rates could have an adverse effect on stockholders’ equity. Our interest rate risk models project that, based on a variety of assumptions, in the event of an immediate 200 basis point increase in interest rates our estimated net portfolio value, which represents the market value of our assets minus the market value of our liabilities, would be expected to decrease by 2.0%. Conversely, in the event of an immediate 200 basis point decrease in interest rates our estimated net portfolio value would be expected to decrease by 3.5%. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Risk Management—Interest Rate Risk Management.”

The loss of our President and Chief Executive Officer could hurt our operations.
          We rely heavily on our President and Chief Executive Officer, Brent M. Giles. The loss of Mr. Giles could have an adverse effect on us because, as a small community bank, Mr. Giles has more responsibility than would be typical at a larger financial institution with more employees. In addition, as a small community bank, we have fewer management-level personnel who are in position to succeed and assume the responsibilities of Mr. Giles. As a part of the conversion, we plan on entering into a three-year employment contract with Mr. Giles. We do not have key-man life insurance on Mr. Giles.
We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.
          Liberty Savings Bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our primary federal regulator, and by the Federal Deposit Insurance Corporation, as insurer of its deposits. Liberty Bancorp will also be subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and for the depositors and borrowers of Liberty Savings Bank. The regulation and supervision by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation are not intended to protect the interests of investors in Liberty Bancorp common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.
Risks Related to this Offering
Additional expenses following the conversion from the compensation and benefit expenses associated with the implementation of the new stock-based benefit plans will adversely affect our profitability.
          Following the conversion, our noninterest expenses are likely to increase as we will recognize additional annual employee compensation and benefit expenses stemming from the shares granted to employees and executives under our new benefit plans. We cannot predict the actual amount of these new stock-related compensation and benefit expenses because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. However, we expect these expenses to be material. We would recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and would recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. These expenses in the first year following the conversion have been estimated to be approximately $349,000 at the maximum of the offering range, as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Our Management—Benefit Plans.”
Our low return on equity after the conversion may negatively impact the value of our common stock.
          Return on equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular financial institution holding company with other similar companies. For the three months ended December 31, 2005, our annualized return on average equity was 6.15%, while our pro forma return on equity for the same period is estimated to be 3.51%, assuming the sale of shares at the maximum of the offering range at the beginning of that period. Our peers used in the valuation of Liberty Bancorp had a median return on average equity of 4.97% for the 12 months ended December 31, 2005, while all publicly traded fully converted thrifts had a median return on average equity of 8.26% for the same period. Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly held companies. This goal could take a number of years to achieve, and we cannot assure you that it will be attained. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering.
Our stock price may decline when trading commences.
          We cannot guarantee that if you purchase shares in the offering you will be able to sell them at or above the $10.00 per share purchase price. The shares of several recent offerings in connection with second-step conversions have traded below the initial offering price after completion of the offering. After the shares of our common stock begin trading, the trading price of the common stock will fluctuate and will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analysts reports and general industry, geopolitical and economic conditions.
Existing stockholders initially will receive a reduced dividend.
          If you are a Liberty Savings Bank stockholder, you initially will receive a lower annual dividend on Liberty Bancorp common stock you receive in exchange for your Liberty Savings Bank common stock compared to the dividend you currently receive. After the conversion, we intend to continue to pay cash dividends on Liberty Bancorp common stock on a quarterly basis, but have not determined the size of any dividend. Moreover, our dividend payout ratios for the three months ended December 31, 2005 and for the year ended September 30, 2005 were 33.05% and 28.26%, respectively, which reflect the fact that Liberty Savings Mutual Holding Company waived its right to receive dividends during those periods. Following the conversion, any dividends we pay to Liberty Bancorp stockholders would be paid on shares Liberty Savings Bank stockholders receive in exchange for their stock and new Liberty Bancorp shares we sell in the conversion. As a result, for current Liberty Savings Bank stockholders to receive the same amount of dividends on their Liberty Bancorp stock that they currently receive on their Liberty Savings Bank stock, we would have to significantly increase our dividend payout ratio or our net earnings. In addition, our ability to pay dividends may depend, in part, on our receipt of dividends from BankLiberty because Liberty Bancorp initially will have no source of income other than earnings from the investment of the net proceeds from the offering that it retains. Office of Thrift Supervision regulations limit distributions from BankLiberty to Liberty Bancorp. For further information, see “Our Dividend Policy” and “Regulation and Supervision — Dividend Restrictions.”
We have broad discretion in allocating the proceeds of the offering. Our failure to utilize effectively such proceeds would reduce our profitability.
          Liberty Bancorp intends to contribute approximately 50% of the net proceeds of the offering to BankLiberty. Liberty Bancorp expects to use a portion of the net proceeds to fund the purchase by our employee stock ownership plan of shares in the offering. Liberty Bancorp may use the remaining net proceeds to pay dividends to stockholders, repurchase common stock, purchase investment securities, finance the acquisition of other financial institutions or other businesses that are related to banking, or for other general corporate purposes. BankLiberty may use the proceeds it receives to fund new loans, purchase investment securities, establish or acquire new branches, acquire financial institutions or other businesses that are related to banking, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.
Issuance of shares for benefit programs may dilute your ownership interest.
          We intend to adopt an equity incentive plan following the conversion. If stockholders approve the new equity incentive plan, we intend to issue shares to our officers and directors through this plan. If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest could be diluted by up to approximately 2.3%, assuming awards of common stock equal to 4.0% of the shares sold in the offering are awarded under the plan. If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 5.6%, assuming stock option grants equal to 10.0% of the shares sold in the offering, are granted under the plan. See “Pro Forma Data” and “Our Management—Benefit Plans.”

Stockholders of Liberty Savings Bank who receive Liberty Bancorp common stock in exchange for their stock in the conversion will receive lesser rights as stockholders than they currently have.
          As a result of the conversion, existing stockholders of Liberty Savings Bank will become stockholders of Liberty Bancorp. The rights of stockholders of Liberty Bancorp will be less than the rights Liberty Savings Bank stockholders currently have. The decrease in stockholder rights results from differences between the articles of incorporation and bylaws of Liberty Bancorp and the charter and bylaws of Liberty Savings Bank and from distinctions between Missouri and federal law. The differences in stockholder rights under the articles of incorporation and bylaws of Liberty Bancorp are not mandated by Missouri law but have been chosen by management as being in the best interests of the corporation and all of its stockholders. However, the provisions in Liberty Bancorp’s articles of incorporation and bylaws may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the Board of Directors or management, or the appointment of new directors, more difficult. The differences in stockholder rights include the following:
•	approval by at least 80% of outstanding shares required to remove a director for cause;

•	only the board of directors being able to call special meetings of stockholders;

•	only the directors being able to amend the bylaws;

•	greater lead time required for stockholders to submit business proposals or director nominations;

•	director qualifications;

•	approval by at least 80% of the outstanding shares required to amend certain provisions of the articles of incorporation; and

•	approval of a business combination involving a 10% stockholder requires the affirmative vote of 80% of the outstanding shares and a majority of the outstanding shares not beneficially owned by the 10% stockholder.
Office of Thrift Supervision regulations and anti-takeover provisions in our articles of incorporation restrict the accumulation of our common stock, which may adversely affect our stock price.
          Office of Thrift Supervision regulations provide that for a period of three years following the date of completion of the conversion, no person, acting alone, together with associates or in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. In addition, Liberty Bancorp’s articles of incorporation provide that, for a period of five years from the date of the conversion, no person may acquire directly or indirectly the beneficial ownership of more than 10% of any class of any equity security of Liberty Bancorp. In the event a person acquires shares in violation of this charter provision, all shares beneficially owned by such person in excess of 10% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the stockholders for a vote. These factors may make it more difficult and less attractive for stockholders to acquire a significant amount of our common stock, which may adversely affect our stock price.
There may be a limited market for our common stock, which may lower our stock price.
          Although Liberty Bancorp’s stock will be listed on the Nasdaq Capital Market, there is no guarantee that the shares of Liberty Bancorp will be actively traded. If an active trading market for our common stock does not develop, the sale of a large number of shares at one time could depress the market price. There also may be a wide spread between the bid and ask price for our common stock. When there is a wide spread between the bid and ask price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

A Warning About Forward-Looking Statements
          This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:
•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
          These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:
•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets;

•	inability of key third-party providers to perform their obligations to Liberty Savings Bank; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board; and

•	our ability to implement successfully our branch expansion strategy.
          Any of the forward-looking statements made in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or because of other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Selected Financial and Other Data
          The summary financial information presented below is derived in part from our financial statements. The following is only a summary and you should read it in conjunction with the financial statements and notes beginning on page F-1. The information at and for the years ended September 30, 2005 and 2004 is derived in part from the audited financial statements that appear in this prospectus. The information at and for the years ended September 30, 2003, 2002 and 2001 is derived in part from audited financial statements that do not appear in this prospectus. The operating data at December 31, 2005 and for the three months ended December 31, 2005 and 2004 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three months ended December 31, 2005 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At
	December 31,	At September 30,
	2005	2005	2004	2003	2002	2001
			(Dollars in Thousands)
Financial Condition Data:
Total assets	$251,907	$237,576	$213,482	$189,264	$182,350	$191,625
Cash and cash equivalents, federal funds sold, securities and stock in the Federal Home Loan Bank of Des Moines	41,441	34,465	22,477	16,877	25,760	34,633
Mortgage-backed securities	25,675	27,189	23,107	23,961	33,932	26,759
Loans receivable, net	171,943	163,843	159,840	141,993	114,577	119,180
Deposits	192,721	181,617	152,929	136,339	125,453	116,492
Advances from the Federal Home Loan Bank of Des Moines	33,664	30,497	37,130	30,314	34,647	51,280
Stockholders’ equity	21,082	21,131	20,184	19,465	19,761	19,451

Full service offices open (1)	5	5	4	4	4	4

(1)	Does not include our new office in Kansas City, Missouri opened on January 19, 2006.

	For the
	Three Months Ended
	December 31,		For the Year Ended September 30,
	2005	2004	2005	2004	2003	2002	2001
			(Dollars in Thousands)
Operating Data:
Interest income	$3,577	$2,986	$12,816	$10,595	$10,659	$11,791	$14,202
Interest expense	(1,603)	(1,163)	(5,175)	(4,031)	(5,168)	(6,666)	(9,572)

Net interest income	1,974	1,823	7,641	6,564	5,491	5,125	4,630
Provision for loan losses	(220)	(150)	(430)	(885)	(206)	(758)	(307)

Net interest income after provision for loan losses	1,754	1,673	7,211	5,679	5,285	4,367	4,323
Noninterest income	303	285	1,200	1,118	1,783	1,130	874
Noninterest expense	(1,564)	(1,394)	(6,065)	(5,267)	(5,972)	(4,854)	(4,386)

Earnings before income taxes	493	564	2,346	1,530	1,096	643	811
Income taxes	(168)	(209)	(841)	(567)	(395)	(236)	(263)

Net earnings	$325	$355	$1,505	$963	$701	$407	$548

Per Share Data:
Basic and diluted earnings per share	$0.24	$0.27	$1.13	$0.73	$0.53	$0.31	$0.42

Dividends per share (1)	0.20	0.20	0.80	0.80	0.80	0.80	0.80

(1)	Dividends on 800,000 shares owned by Liberty Savings Mutual Holding Company were waived. See note 13 of the notes to financial statements included elsewhere in this prospectus.

	At or For the
	Three Months Ended
	December 31,		At or For the Year Ended September 30,
	2005	2004	2005	2004	2003	2002	2001
Performance Ratios (1):
Return on average assets	0.53%	0.65%	0.67%	0.47%	0.37%	0.22%	0.28%

Return on average equity	6.15	7.00	7.28	4.81	3.57	2.07	2.89

Interest rate spread (2)	3.30	3.21	3.41	3.22	2.76	2.72	2.11

Net interest margin (3)	3.45	3.40	3.54	3.37	3.03	2.96	2.50

Noninterest expense to average assets	2.56	2.54	2.69	2.62	3.21	2.60	2.27

Efficiency ratio (4)	68.71	66.13	68.60	68.56	82.10	77.60	79.69

Average interest-earning assets to average interest-bearing liabilities	105.18	108.40	105.48	106.54	109.31	106.31	107.60

Average equity to average assets	8.62	9.23	9.16	9.74	10.56	10.49	9.79

Dividend payout ratio (5)	33.05	29.91	28.26	43.37	59.90	100.20	73.24

Capital Ratios:
Tangible capital	8.67	9.02	8.99	9.42	10.32	10.59	9.99

Core capital	8.67	9.02	8.99	9.42	10.32	10.59	9.99

Tier 1 risk-based capital	11.69	11.57	12.31	12.64	14.62	16.99	16.55

Total risk-based capital	12.58	12.80	13.32	13.89	15.59	17.94	17.37

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.81	1.06	0.93	1.09	0.80	0.84	0.80

Allowance for loan losses as a percent of non-performing loans	275.78	62.51	134.50	55.38	472.43	230.44	103.06

Net charge-offs to average outstanding loans during the period	0.20	0.01	0.40	0.09	(0.02)	0.65	0.53

Non-performing loans as a percent of total loans, net	0.35	1.97	0.55	0.45	—	0.16	0.63

Non-performing assets as a percent of total assets	1.40	1.74	1.20	1.97	0.15	0.72	2.35

(1)	Performance ratios for the three months ended December 31, 2005 and 2004 are annualized.

(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities. No tax equivalent adjustments were made.

(3)	Represents net interest income as a percent of average interest-earning assets. No tax equivalent adjustments were made.

(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

(5)	Represents dividends paid to minority shareholders only. Does not include dividends waived by Liberty Savings Mutual Holding Company.

Use of Proceeds
          The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Liberty Savings Bank will reduce Liberty Savings Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	1,955,511	Percentage	2,300,569	Percentage	2,645,682	Percentage	3,042,563	Percentage
	Shares at	of Gross	Shares at	of Gross	Shares at	of Gross	Shares at	of Gross
	$ 10.00	Proceeds of	$ 10.00	Proceeds of	$ 10.00	Proceeds of	$ 10.00	Proceeds of
	Per Share	$19,555,110	Per Share	$23,005,690	Per Share	$26,456,820	Per Share	$30,425,630
	(Dollars in thousands)
Offering proceeds	$19,555	100.0%	$23,006	100.0%	$26,457	100.0%	$30,426	100.0%
Less: offering expenses	(970)	(4.96)	(1,002)	(4.36)	(1,033)	(3.90)	(1,070)	(3.52)

Net offering proceeds	18,585	95.04	22,004	95.64	25,424	96.10	29,356	96.48

Less:
Proceeds contributed to BankLiberty	(9,293)	(47.52)	(11,002)	(47.82)	(12,712)	(48.05)	(14,678)	(48.24)
Proceeds used for loan to employee stock ownership plan	(1,564)	(8.00)	(1,840)	(8.00)	(2,117)	(8.00)	(2,434)	(8.00)

Proceeds remaining for Liberty Bancorp	$7,728	39.52%	$9,162	39.82%	$10,595	40.05%	$12,244	40.24%

          Liberty Bancorp intends to invest the proceeds it retains in the offering initially in obligations of the U.S. government and its agencies, and to a lesser extent, municipal obligations and equity investments. Over time, Liberty Bancorp may use the proceeds it retains from the offering:
•	to invest in securities;

•	to pay dividends to stockholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking;

•	for general corporate purposes; or

•	to deposit excess funds into BankLiberty.
          Under current Office of Thrift Supervision regulations, Liberty Bancorp may not repurchase shares of its common stock during the first year following the conversion, except to fund stockholder-approved stock-based benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.
          BankLiberty intends to invest the proceeds it retains in the offering initially in obligations of the U.S. government and its agencies, and to a lesser extent, municipal obligations. We also intend to repay some short-term Federal Home Loan Bank advances. Over time, BankLiberty may use the proceeds that it receives from the offering, which is shown in the table above as the proceeds contributed to BankLiberty:
•	to fund new loans;

•	to invest in securities;

•	to finance the possible expansion of its business activities, including developing new branch locations;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking; or

•	for general corporate purposes.

          BankLiberty may need regulatory approvals to engage in some of the activities listed above. We anticipate that over the next three to five years, based on and subject to local market conditions, we will open additional branch offices in suburban Kansas City growth areas that complement our existing branch network. However, we have not determined any specific locations for future branch office expansion, nor do we have any specific acquisition plans. For additional information regarding future branch office expansion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating Strategy.”
          Except as described above, neither Liberty Bancorp nor BankLiberty has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the conversion, see “The Conversion—Reasons for the Conversion.”
Our Dividend Policy
          Liberty Savings Bank currently pays a cash dividend of $0.20 per quarter, which equals $0.80 per share on an annualized basis. Liberty Savings Mutual Holding Company has waived the receipt of dividends paid by Liberty Savings Bank. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. However, in determining whether to declare or pay any dividends, whether regular or special, and in determining the size of such dividends, the board of directors will take into account Liberty Bancorp’s financial condition and results of operations, tax considerations, capital requirements and alternative uses for capital, industry standards and economic conditions. The regulatory restrictions that affect the payment of dividends by BankLiberty to Liberty Bancorp discussed below will also be considered. At December 31, 2005, Liberty Savings Bank had the capacity to dividend $1.6 million to Liberty Bancorp without requiring the prior approval of the Office of Thrift Supervision. However, before doing so, Liberty Savings Bank must notify the Office of Thrift Supervision of its intent to pay a dividend. Upon receiving such notice, the Office of Thrift Supervision has the authority to prohibit the proposed dividend payment under certain circumstances or provide its non-objection. Liberty Bancorp cannot guarantee that it will pay dividends or that, if paid, Liberty Bancorp will not reduce or eliminate dividends in the future. Additionally, we cannot guarantee that the amount of dividends that we pay to our stockholders following the conversion will be equal to the per share dividend amount, adjusted to reflect the exchange ratio, that Liberty Savings Bank stockholders currently receive on their shares of Liberty Savings Bank common stock.
          Liberty Bancorp is subject to Missouri law, which generally permits Liberty Bancorp to pay dividends on its common stock as long as no dividend is declared or paid at a time when the net assets of the corporation are less than its stated capital or when the payment of such dividends would reduce the net assets of the corporation below its stated capital.
          Liberty Bancorp will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. However, Liberty Bancorp’s ability to pay dividends may depend, in part, upon its receipt of dividends from BankLiberty because Liberty Bancorp initially will have no source of income other than earnings from the investment of the net proceeds from the offering that it retains. Office of Thrift Supervision regulations limit distributions from BankLiberty to Liberty Bancorp. In addition, BankLiberty may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the conversion. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Regulation and Supervision—Prompt Corrective Regulatory Action.”
          Any payment of dividends by BankLiberty to Liberty Bancorp that would be deemed to be drawn out of BankLiberty’s bad debt reserves would require the payment of federal income taxes by BankLiberty at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note 11 of the notes to financial statements included elsewhere in this prospectus. Liberty Bancorp does not contemplate any distribution by BankLiberty that would result in this type of tax liability.

Market for the Common Stock
          The common stock of Liberty Savings Bank is currently quoted on the OTC Electronic Bulletin Board under the symbol “LBTM.” Due to the small number of stockholders and shares outstanding, trading in shares of Liberty Savings Bank common stock is limited. Upon completion of the conversion, the shares of common stock of Liberty Bancorp will replace existing shares of Liberty Savings Bank and will be traded on the Nasdaq Capital Market under the symbol “LBCP,” and Liberty Savings Bank common stock will cease trading following the closing date of the conversion. Sandler O’Neill & Partners, L.P. intends to become a market maker in our common stock following the conversion, but is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained. The increased number of stockholders and shares outstanding resulting from the conversion is expected to increase the liquidity for Liberty Bancorp common stock compared to the liquidity for Liberty Savings Bank common stock.
          The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there are risks involved in their investment and that there may be a limited trading market in the common stock.
          The following table sets forth high and low sales prices for Liberty Savings Bank’s common stock and dividends paid per share for the periods indicated. Liberty Savings Mutual Holding Company waived the receipt of all dividends paid by Liberty Bancorp during the periods covered in this table.

			Dividend
	High	Low	Paid Per Share
Year Ending September 30, 2006:
Second Quarter (through February 24, 2006)	$31.50	$29.25	—
First Quarter	31.50	27.65	$0.20

Year Ended September 30, 2005:
Fourth Quarter	$27.85	$26.06	$0.20
Third Quarter	30.36	26.06	0.20
Second Quarter	29.00	27.89	0.20
First Quarter	29.25	23.50	0.20

Year Ended September 30, 2004:
Fourth Quarter	$24.50	$22.75	$0.20
Third Quarter	29.00	23.00	0.20
Second Quarter	29.75	26.75	0.20
First Quarter	29.75	20.00	0.20
          On December 21, 2005, which was the day of the most recent trade preceding the public announcement of the conversion, the closing price of Liberty Savings Bank common stock as reported on the OTC Electronic Bulletin Board was $29.75. On May ___, 2006, which was the date of the most recent trade before the date of this prospectus, the closing price of Liberty Savings Bank common stock as reported on the OTC Electronic Bulletin Board was $___ per share. At December 31, 2005, Liberty Savings Bank had approximately 123 stockholders of record, not including those who hold shares in “street name.” On the effective date of the conversion, all publicly held shares of Liberty Savings Bank common stock, including shares held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of Liberty Bancorp common stock determined pursuant to the exchange ratio. See “The Conversion—Share Exchange Ratio.” Options to purchase shares of Liberty Savings Bank common stock will be converted into options to purchase a number of shares of Liberty Bancorp common stock determined pursuant to the exchange ratio, for the same aggregate exercise price.

Capitalization
          The following table presents the historical capitalization of Liberty Savings Bank at December 31, 2005 and the capitalization of Liberty Bancorp reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares under the proposed equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. Liberty Bancorp is offering its common stock on a best efforts basis. Liberty Bancorp must sell a minimum of 1,955,511 shares to complete the offering.

	Liberty	Liberty Bancorp Pro Forma
	Savings Bank	Capitalization Based Upon the Sale of
	Capitalization	1,955,511	2,300,569	2,645,682	3,042,563
	as of	Shares at	Shares at	Shares at	Shares at
	December 31,	$ 10.00	$ 10.00	$ 10.00	$ 10.00
	2005	Per Share	Per Share	Per Share	Per Share
	(Dollars in thousands)
Deposits (1)	$192,721	$192,721	$192,721	$192,721	$192,721
Borrowings	36,609	36,609	36,609	36,609	36,609

Total deposits and borrowed funds	$229,330	$229,330	$229,330	$229,330	$229,330

Stockholders’ equity:
Preferred stock:
1,000,000 shares, $0.01 par value per share, authorized; none issued or outstanding (2)	$—	$—	$—	$—	$—
Common stock:
20,000,000, $0.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding	1,358	3,315	3,900	4,485	5,158

Additional paid-in capital	4,123	21,454	24,288	27,123	30,382
Retained earnings (3)	16,648	16,648	16,648	16,648	16,648
Mutual Holding Company capital consolidation

Accumulated other comprehensive loss	(638)	(638)	(638)	(638)	(638)
Less:
Common stock already acquired by existing employee stock ownership plan	(369)	(369)	(369)	(369)	(369)
Common stock acquired by existing stock-based incentive plan	(40)	(40)	(40)	(40)	(40)
Less:
Common stock to be acquired by employee stock ownership plan (4)		(1,564)	(1,840)	(2,117)	(2,434)
Common stock to be acquired by equity incentive plan (5)		(782)	(920)	(1,058)	(1,217)

Total stockholders’ equity	$21,082	$38,024	$41,029	$44,034	$47,490

Total stockholders’ equity as a percentage of total assets	8.37%	14.14%	15.09%	16.02%	17.06%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits and assets by the amounts of the withdrawals.

(2)	Shares of preferred stock will be authorized under Liberty Bancorp’s articles of incorporation, which will become effective upon completion of the conversion. See “Description of Liberty Bancorp Capital Stock—Preferred Stock” for a discussion of the preferred stock.

(3)	Pro forma retained earnings include assets held by Liberty Savings Mutual Holding Company of $703,000. Retained earnings are restricted by applicable regulatory capital requirements.

(4)	Assumes that 8.0% of the common stock sold in the offering will be acquired by the employee stock ownership plan with funds borrowed from Liberty Bancorp. Under generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital. As shares are released to plan participants’ accounts, a corresponding reduction in the charge against capital will occur. Since the funds are borrowed from Liberty Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the consolidated financial statements of Liberty Bancorp. See “Pro Forma Data” and “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(5)	Assumes the purchase in the open market at $10.00 per share, under the proposed equity incentive plan, of a number of shares equal to 4.0% of the shares of common stock sold in the offering. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to stockholders for approval at a meeting following the conversion. See “Risk Factors—Risks Related to this Offering—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans—Future Equity Incentive Plan.”

Regulatory Capital Compliance
          At December 31, 2005, Liberty Savings Bank exceeded all regulatory capital requirements. The following table presents Liberty Savings Bank’s capital position relative to its regulatory capital requirements at December 31, 2005, on a historical and pro forma basis. The table reflects receipt by Liberty Savings Bank of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan and the cost of the shares expected to be awarded under the equity incentive plan as restricted stock (8.0% and 4.0% of the shares of common stock sold in the conversion, respectively) are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Liberty Savings Bank, see “Regulation and Supervision—Regulatory Capital Requirements.”

			Pro Forma at December 31, 2005
									15% Above
			Minimum of		Midpoint of		Maximum of		Maximum of
	Historical		Offering Range		Offering Range		Offering Range		Offering Range
	At		1,955,511 Shares at		2,300,569 Shares at $10.00		2,645,682 Shares at		3,042,563 Shares at
	December 31, 2005		$10.00 Per Share		Per Share		$10.00 Per Share		$10.00 Per Share
		Percent
		of Assets		Percent		Percent		Percent		Percent
	Amount	(1)	Amount	of Assets	Amount	of Assets	Amount	of Assets	Amount	of Assets
	(Dollars in thousands)
Generally accepted accounting principles capital	$21,082	8.37%	$28,029	10.83%	$29,324	11.27%	$30,619	11.71%	$32,109	12.21%

Tangible Capital:
Capital level (2)	$21,650	8.57%	$28,597	11.01%	$29,892	11.46%	$31,187	11.89%	$32,677	12.39%
Requirement	3,790	1.50	3,895	1.50	3,914	1.50	3,934	1.50	3,956	1.50

Excess	$17,860	7.07%	$24,702	9.51%	$25,978	9.96%	$27,253	10.39%	$28,721	10.89%

Core Capital:
Capital level (2)	$21,650	8.57%	$28,597	11.01%	$29,892	11.46%	$31,187	11.89%	$32,677	12.39%
Requirement	10,108	4.00	10,386	4.00	10,438	4.00	10,489	4.00	10,549	4.00
Excess	$11,542	4.57%	$18,211	7.01%	$19,454	7.46%	$20,698	7.89%	$22,128	8.39%

Total Risk-Based Capital:
Capital level (3)	$23,297	12.58%	$30,244	16.21%	$31,539	16.88%	$32,834	17.55%	$34,324	18.32%
Requirement	14,813	8.00	14,924	8.00	14,945	8.00	14,966	8.00	14,990	8.00
Excess	$8,484	4.58%	$15,320	8.21%	$16,594	8.88%	$17,868	9.55%	$19,334	10.32%

(1)	Tangible capital and core capital levels are shown as a percentage of adjusted total assets of $252.1 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $185.2 million.

(2)	A portion of the net unrealized gains on available-for-sale securities accounts for the difference between capital calculated under generally accepted accounting principles and each of tangible capital and core capital. See note 13 to the notes to financial statements included elsewhere in this prospectus for additional information.

(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

Pro Forma Data
          The following table shows information about our net income and stockholders’ equity reflecting the conversion. The information provided illustrates our pro forma net income and stockholders’ equity based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the conversion is completed. Net proceeds indicated in the table below are based upon the following assumptions:
•	All shares of stock will be sold in the subscription and community offerings;

•	Our employee stock ownership plan will purchase a number of shares equal to 8.0% of the shares sold in the offering with a loan from Liberty Bancorp that will be repaid in equal installments over a period of 15 years;

•	Sandler O’Neill & Partners, L.P. will receive a fee equal to 1.0% of the aggregate purchase price of the shares sold in the subscription and community offerings, except that no fee will be paid with respect to shares purchased by the employee stock ownership plan or by our officers, directors and employees or members of their immediate families; and

•	Total expenses of the offering, excluding fees paid to Sandler O’Neill, will be $800,000.
          Actual expenses may vary from this estimate, and the fees paid will depend, among other factors, upon whether a syndicate of broker-dealers or other means is necessary to sell the shares.
          Pro forma net income for the three months ended December 31, 2005 and the year ended September 30, 2005 has been calculated as if the conversion was completed at the beginning of each period, and the net proceeds had been invested at 4.36%, which represented the one-year U.S. Treasury rate as of December 31, 2005. In light of current market interest rates, we believe that the one-year treasury rate represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Office of Thrift Supervision regulations.
          A pro forma after-tax return of 2.79% is used for both Liberty Bancorp and Liberty Savings Bank for the three months ended December 31, 2005 and for the year ended September 30, 2005, respectively, after giving effect to a combined federal and state income tax rate of 36%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the table.
When reviewing the following table, you should consider the following:

•	The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if FinPro increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations or changes in market conditions after the offering begins. See “The Conversion—How We Determined the Offering Range and the $10.00 Purchase Price.”

•	Since funds on deposit at Liberty Savings Bank may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma table does not reflect withdrawals from deposit accounts.

•	Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•	Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to stockholders in the unlikely event of liquidation. The amounts shown do not reflect the liquidation account, which will be established for the benefit of eligible depositors at November 30, 2004 and March 31, 2006, or the federal income tax consequences of the restoration to income of Liberty Savings Bank’s special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of Liberty Bancorp’s common stock.

•	The amounts shown do not account for the shares to be reserved for issuance upon the exercise of stock options that may be granted under our proposed equity incentive plan, which requires stockholder approval at a meeting following the conversion. Under the equity incentive plan, an amount equal to 10% of the common stock sold in the offering will be reserved for future issuance upon the exercise of options to be granted under the plan.
          The following pro forma data, based on Liberty Savings Bank’s equity at December 31, 2005 and September 30, 2005 and net income for the three months ended December 31, 2005 and the year ended September 30, 2005, may not represent the actual financial effects of the conversion or our operating results after the conversion. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma table. The pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities or the amount of money that would be available for distribution to stockholders if we are liquidated after the conversion.
          We are offering our common stock on a best efforts basis. Liberty Bancorp must sell a minimum of 1,955,511 shares to complete the offering.

Three Months Ended December 31, 2005
15% Above
Minimum of	Midpoint of	Maximum of	Maximum of
Offering	Offering	Offering	Offering
Range	Range	Range	Range
1,955,511	2,300,569	2,645,682	3,042,563
Shares	Shares	Shares	Shares
at $10.00	at $10.00	at $10.00	at $10.00
Per Share	Per Share	Per Share	Per Share
(Dollars in thousands, except per share amounts)
Gross proceeds	$19,555	$23,006	$26,457	$30,426
Plus: shares issued in exchange for shares of Liberty Savings Bank	13,595	15,994	18,393	21,152

Pro forma market capitalization	$33,150	$39,000	$44,850	$51,578

Gross proceeds	19,555	23,006	26,457	30,426
Less: estimated expenses	(970)	(1,002)	(1,033)	(1,070)

Estimated net proceeds	18,585	22,004	25,424	29,356
Less: common stock acquired by employee stock ownership plan (1)	(1,564)	(1,840)	(2,117)	(2,434)
Less: common stock to be acquired by equity incentive plan (2)	(782)	(920)	(1,058)	(1,217)
Assets received from mutual holding company	703	703	703	703

Net investable proceeds	$16,942	$19,947	$22,952	$26,408

Pro Forma Net Income:

Pro forma net income:
Historical	$325	$325	$325	$325
Pro forma income on net investable proceeds	118	139	160	184
Less: pro forma stock option expense adjustments (3)	(31)	(36)	(42)	(48)
Less: pro forma employee stock ownership plan adjustments (1)	(17)	(20)	(23)	(26)
Less: pro forma equity incentive plan adjustments (2)	(25)	(29)	(34)	(39)

Pro forma net income	$370	$379	$386	$396

Pro forma net income per share:
Historical	$0.10	$0.09	$0.08	$0.07
Pro forma income on net investable proceeds	0.04	0.04	0.04	0.04
Less: pro forma stock option expense adjustments (3)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma employee stock ownership plan adjustments (1)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma equity incentive plan adjustments (2)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per share	$0.11	$0.10	$0.09	$0.08

Offering price as a multiple of pro forma net income per share	22.73	x	25.00	x	27.78	x	31.25	x

Number of shares used to calculate pro forma net income per share (4)	3,133,759	3,686,777	4,239,792	4,875,759

Pro Forma Stockholders’ Equity:

Pro forma stockholders’ equity (book value):
Historical	$21,082	$21,082	$21,082	$21,082
Estimated net proceeds	18,585	22,004	25,424	29,356
Mutual holding company capital consolidation	703	703	703	703
Less: common stock acquired by employee stock ownership plan (1)	(1,564)	(1,840)	(2,117)	(2,434)
Less: common stock to be acquired by equity incentive plan (2)	(782)	(920)	(1,058)	(1,217)

Pro forma stockholders’ equity	$38,024	$41,029	$44,034	$47,490

Pro forma stockholders’ equity per share:
Historical	$6.36	$5.41	$4.70	$4.09
Estimated net proceeds	5.61	5.64	5.67	5.69
Mutual holding company capital consolidation	0.21	0.18	0.16	0.14
Less: common stock acquired by employee stock ownership plan (1)	(0.47)	(0.47)	(0.47)	(0.47)
Less: common stock to be acquired by equity incentive plan (2)	(0.24)	(0.24)	(0.24)	(0.24)

Pro forma stockholders’ equity per share	$11.47	$10.52	$9.82	$9.21

Offering price as a percentage of pro forma stockholders’ equity per share	87.18%	95.06%	101.83%	108.58%

Number of shares used to calculate pro forma stockholders’ equity per share	3,315,000	3,900,000	4,485,000	5,157,750
(footnotes on page __)

Year Ended September 30, 2005
15% Above
Minimum of	Midpoint of	Maximum of	Maximum of
Offering	Offering	Offering	Offering
Range	Range	Range	Range
1,955,511	2,300,569	2,645,682	3,042,563
Shares	Shares	Shares	Shares
at $10.00	at $10.00	at $10.00	at $10.00
Per Share	Per Share	Per Share	Per Share
(Dollars in thousands, except per share amounts)
Gross proceeds	$19,555	$23,006	$26,457	$30,426
Plus: shares issued in exchange for shares of Liberty Savings Bank	13,595	15,994	18,393	21,152

Pro forma market capitalization	$33,150	$39,000	$44,850	$51,578

Gross proceeds	19,555	23,006	26,457	30,426
Less: estimated expenses	(970)	(1,002)	(1,033)	(1,070)

Estimated net proceeds	18,585	22,004	25,424	29,356
Less: common stock acquired by employee stock ownership plan (1)	(1,564)	(1,840)	(2,117)	(2,434)
Less: common stock to be acquired by equity incentive plan (2)	(782)	(920)	(1,058)	(1,217)
Assets received from mutual holding company	703	703	703	703

Net investable proceeds	$16,942	$19,947	$22,952	$26,408

Pro Forma Net Income:

Pro forma net income:
Historical	$1,505	$1,505	$1,505	$1,505
Pro forma income on net investable proceeds	473	557	640	737
Less: pro forma stock option expense adjustments (3)	(123)	(145)	(167)	(192)
Less: pro forma employee stock ownership plan adjustments (1)	(67)	(79)	(90)	(104)
Less: pro forma equity incentive plan adjustments (2)	(100)	(118)	(135)	(156)

Pro forma net income	$1,688	$1,720	$1,753	$1,790

Pro forma net income per share:
Historical	$0.48	$0.41	$0.35	$0.31
Pro forma income on net investable proceeds	0.15	0.15	0.15	0.15
Less: pro forma stock option expense adjustments (3)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma employee stock ownership plan adjustments (1)	(0.04)	(0.04)	(0.04)	(0.04)
Less: pro forma equity incentive plan adjustments (2)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share	$0.54	$0.47	$0.41	$0.37

Offering price as a multiple of pro forma net income per share	18.52	x	21.28	x	24.39	x	27.03	x

Number of shares used to calculate pro forma net income per share (4)	3,142,008	3,696,482	4,250,951	4,888,593

Pro Forma Stockholders’ Equity:

Pro forma stockholders’ equity (book value):
Historical	$21,131	$21,131	$21,131	$21,131
Estimated net proceeds	18,585	22,004	25,424	29,356
Mutual holding company capital consolidation	703	703	703	703
Less: common stock acquired by employee stock ownership plan (1)	(1,564)	(1,840)	(2,117)	(2,434)
Less: common stock to be acquired by equity incentive plan (2)	(782)	(920)	(1,058)	(1,217)

Pro forma stockholders’ equity	$38,073	$41,078	$44,083	$47,539

Pro forma stockholders’ equity per share:
Historical	$6.37	$5.42	$4.71	$4.10
Estimated net proceeds	5.61	5.64	5.67	5.69
Mutual holding company capital consolidation	0.21	0.18	0.16	0.14
Less: common stock acquired by employee stock ownership plan (1)	(0.47)	(0.47)	(0.47)	(0.47)
Less: common stock to be acquired by equity incentive plan (2)	(0.24)	(0.24)	(0.24)	(0.24)

Pro forma stockholders’ equity per share	$11.48	$10.53	$9.83	$9.22

Offering price as a percentage of pro forma stockholders’ equity per share	87.11%	94.97%	101.73%	108.46%

Number of shares used to calculate pro forma stockholders’ equity per share	3,315,000	3,900,000	4,485,000	5,157,750
(footnotes on following page)

(1)	Assumes that the employee stock ownership plan will acquire an amount of stock equal to 8.0% of the shares sold in the offering (156,440, 184,045, 211,654 and 243,405 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds used to acquire these shares from the net proceeds from the offering retained by Liberty Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 7.50%, and a term of 15 years. Liberty Savings Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that Liberty Bancorp will earn on the loan will offset the interest paid on the loan by Liberty Savings Bank. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/15 of the total, based on a 15-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released will be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(2)	Assumes that Liberty Bancorp will purchase in the open market a number of shares equal to 4.0% of the shares sold in the offering (78,220, 92,022, 105,827 and 121,702 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under an equity incentive plan to be adopted following the conversion. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 2.31%.

The adjustment to pro forma net income for the equity incentive plan reflects the after-tax compensation expense associated with the restricted stock awards. It is assumed that the fair market value of a share of Liberty Bancorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 36%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(3)	The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the equity incentive plan to be adopted following the offering. If the equity incentive plan is approved by stockholders, a number of shares equal to 10.0% of the number of shares sold in the offering (195,551, 230,056, 264,568 and 304,256 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively) will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $3.15 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 1.25%; expected life, 10 years; expected volatility, 18.29%; and risk-free interest rate, 4.37%. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded was an amortized expense during each year. If the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 5.6%.

(4)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the conversion, less the number of shares purchased by the employee stock ownership plan not committed to be released within three months or one year following the conversion. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

Our Business
General
          Liberty Bancorp. Liberty Bancorp was organized as a Missouri corporation at the direction of Liberty Savings Bank in February 2006 to become the holding company for BankLiberty upon completion of the conversion. Following the conversion, BankLiberty will be a wholly owned subsidiary of Liberty Bancorp.
          Before the completion of the conversion, Liberty Bancorp will not engage in any significant activities other than that of an organizational nature. Upon completion of the conversion, Liberty Bancorp’s business activity will be the ownership of the outstanding capital stock of BankLiberty and management of the investment of offering proceeds retained from the conversion. Initially, Liberty Bancorp will neither own nor lease any property but will instead use the premises, equipment and other property of BankLiberty with the payment of appropriate rental fees, as required by applicable law and regulations. In the future, Liberty Bancorp may acquire or organize other operating subsidiaries; although there are no current plans, arrangements, agreements or understandings, written or oral, to do so.
          Liberty Savings Bank. Liberty Savings Bank commenced operations in 1955 as a Missouri-chartered mutual savings association. On August 23, 1993, Liberty Savings Bank completed its reorganization to a federal mutual holding company known as Liberty Savings Mutual Holding Company. On that date, Liberty Savings Bank also completed its organization as a Missouri-chartered stock savings bank through the issuance of a total of 1,314,276 shares of common stock, of which 800,000 shares, or 60.9%, were issued to Liberty Savings Mutual Holding Company in exchange for the transfer to Liberty Savings Bank, in stock form, of all but $100,000 of the assets and liabilities of Liberty Savings Bank, in mutual form, and 514,276 shares, or 39.1%, were sold to persons other than Liberty Savings Mutual Holding Company at a price of $10.00 per share for gross proceeds of $5,142,760. On February 8, 1995, Liberty Savings Bank converted from a Missouri-chartered stock savings bank to a federally chartered stock savings association, and simultaneously changed its name from “Liberty Savings Bank” to “Liberty Savings Bank, F.S.B.” Following the conversion, Liberty Savings Bank will change its name to BankLiberty.
          Liberty Savings Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area. We attract deposits from the general public and use these funds to originate loans secured by real estate located in our market area. Our real estate loans include construction loans, commercial real estate loans, and loans secured by single-family or multi-family properties. To a lesser extent, we originate consumer loans and commercial business loans. Liberty Savings Bank has 1,357,876 issued and outstanding shares of common stock. Liberty Savings Mutual Holding Company currently owns 800,000 shares, and the remaining 557,876 shares are held by the public.
          Liberty Savings Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, its primary federal regulator, and the Federal Deposit Insurance Corporation, its deposit insurer. Liberty Savings Bank has been a member of the Federal Home Loan Bank System since its inception and is a member of the Federal Home Loan Bank of Des Moines.
          At December 31, 2005, Liberty Savings Bank had total assets of $251.9 million, deposits of $192.7 million, net loans receivable of $171.9 million and stockholders’ equity of $21.1 million.
          Our website address is www.LibertySB.com. Information on our website should not be considered a part of this prospectus.
Market Area
          Liberty Savings Bank’s home office is located in the city of Liberty, Missouri, which is in Clay County. In addition to our main office, Liberty Savings Bank operates five full-service branch offices—two in Kansas City and one each in Plattsburg, Platte City and Independence, Missouri.
          We operate primarily in the northern portion of the Kansas City metropolitan area, which is experiencing relatively strong population and economic growth. The offices are located in four different counties, including two branches each in Clay and Platte Counties and single branches in Clinton and Jackson counties. All of the counties are included in the Kansas City metropolitan area. The following table sets forth demographic information for 2005, according to a recent census report, regarding the counties in which our offices are located.

		Household
	Approximate	Growth	Per Capita	Median	Unemployment
County	Population	Since 2000	Income	Income	Rate
Clay	195,000	8%	$28,185	$57,641	4.0%
Platte	82,000	12	32,746	66,674	3.9
Clinton	20,000	9	23,404	49,734	4.2
Jackson	688,000	6	25,503	47,175	5.7
          During the past five years, the population for each county Liberty Savings Bank serves has increased by 1% or more on an annual basis, with the highest growth rate since 2000 in Platte County. Since 2000, all of the counties experienced higher population growth than the State of Missouri, and Clay, Clinton and Platte counties grew faster than the United States population. In 2005, per capita income for the State of Missouri and the United States was $24,651 and $26,228, respectively, and median household income was $45,718 and $49,747, respectively.
          Our market area is the northern portion of the Kansas City metropolitan area, which comprises eleven counties in Missouri and Kansas. The four counties that we serve have a mix of industry groups and employment sectors, including services, manufacturing and transportation. In Clay County, top employers include Ford Motor Co., Cerner Corporation (health care services), a number of casinos and an amusement park. Clinton County’s top employers are within the services sector and include Cameron Regional Medical Center, Cameron R-1 (school district) and the county government. Platte County relies on the transportation sector of employment, attributable to the operations of Kansas City International Airport. Other top employers in Platte County include American Airlines (which operates a maintenance facility), Citicorp Credit Services Inc. and Harley-Davidson, Inc. Jackson County, the most populous county served and the most urban, includes Kansas City and its downtown area. Manufacturing and services are the top employment sectors in Jackson County, including the federal government, Health Midwest, Hallmark Cards, Inc. and DST Systems, Inc. As of October 2005, all of the counties within our market area, except Jackson County, had unemployment rates below the state and national rates. The United States and Missouri both had a 5.0% unemployment rate for October 2005. All four counties, along with the United States and Missouri, had unemployment rates in October 2005 that were lower compared to the October 2004 unemployment rates.
          Our primary market area for deposits includes the communities in which we maintain our banking office locations. Our primary lending area is broader than our primary deposit market area and includes surrounding counties.
Competition
          We face significant competition for the attraction of deposits and origination of loans. At June 30, 2005, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 4.8% of the deposits in Clay County, which is the fifth largest market share out of 31 financial institutions with offices in Clay County. Liberty Savings Bank established offices in Platte and Clinton Counties in 1973. Also at June 30, 2005, we held 3.4% of deposits in Platte County, which ranked 12th among financial institutions, and in Clinton County, we held 13.2% of deposits, which ranked third among financial institutions. We opened a branch office in Jackson County, Missouri in mid-May 2005. With slightly more than one month of operation at June 30, 2005, this office had a 0.02% market share of deposits in a county that includes downtown Kansas City. In addition, large national or regional bank holding companies also operate in our market area. These institutions are significantly larger than us and, therefore, have significantly greater resources.
          Our most direct competition for loans and deposits comes primarily from financial institutions in our market area, and, to a lesser extent, from other financial service providers, such as brokerage firms, credit unions, mortgage companies and mortgage brokers. Our main competitors include a number of significant independent banks. We also face competition for investors’ funds from money market funds and other corporate and government securities. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

     We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.
Lending Activities
     General. Our loan portfolio consists primarily of real estate loans, which include real estate construction loans, single-family residential loans, commercial real estate loans and multi-family real estate loans. To a lesser extent, we also originate commercial loans and consumer loans. These loans are originated primarily in Clay, Clinton, Platte and Jackson Counties in Missouri, which comprise the northern and eastern portions of the Kansas City, Missouri metropolitan area. We sell substantially all new, fixed-rate conforming single-family loans in the secondary market due to the current low interest rate environment.
     Construction Lending. Construction loans constitute the largest portion of our loan portfolio. At December 31, 2005, our loan portfolio included $85.5 million in loans secured by properties under construction, with such loans representing 42.2% of our total loan portfolio at that date. Our construction lending has primarily involved single-family residential lending to builders where the residences being built have not been sold prior to commencement of construction, known as “spec” construction lending, and to custom homebuilders. In addition, we make loans for the acquisition and development of land and loans to fund the construction of commercial and multi-family buildings.
     Our construction loans are secured by the following types of real estate:

	At
	December 31,	At September 30,
	2005	2005	2004
	(Unaudited)	(In thousands)
Single-family, spec	$34,185	$33,258	$34,305
Single-family, custom built	11,508	9,967	14,086
Development	28,891	24,677	14,360
Commercial (1)	9,921	11,110	8,378
Other	1,014	967	746

Total	$85,519	$79,979	$71,875

(1)	Includes loans for the construction of multi-family residential properties.
     We originate spec loans only to builders with experience building and selling spec single-family residences. Our spec residential mortgage construction loans generally provide for the payment of interest only during the construction phase, which is usually 12 months. Spec loans generally can be made with a maximum loan-to-value ratio of 85% of the appraised value or 100% of the cost of the project, whichever is less. Interest rates on residential construction loans are set at the prime rate plus a margin, and adjust with changes in the prime rate. We also generally charge a fee for residential construction loans. At December 31, 2005, loans for the construction of spec sale homes totaled $34.2 million, or 16.9% of our total loan portfolio and 40.0% of our portfolio of construction loans. At December 31, 2005, the largest spec loan was for $626,000, $565,000 of which was outstanding. This loan was performing according to its terms at December 31, 2005. At December 31, 2005, our largest outstanding indebtedness to a single builder for spec loans totaled $3.5 million. All loans to this builder were performing in accordance with their terms at December 31, 2005.
     We also originate construction loans for customers to have their personal residences custom-built. During the past year, we ceased offering loans for customers acting as their own builder for their residences. A custom-build project loan requires the use of an approved qualified general contractor experienced in home building, and also either a written end-loan commitment for permanent financing, or pre-qualification by a lender for a secondary loan, or a portfolio loan with us. Custom-build project loans can be made with a maximum loan-to-value ratio of 85%. At December 31, 2005, the largest outstanding custom-build project loan was $1.35 million, of which $1.32 million was outstanding. This loan was performing according to its terms at December 31, 2005.

     We also make loans for the construction of non-single-family residential properties, including loans for the construction of multi-family residential properties such as condominiums and planned multi-family communities. We generally do not make non-residential construction loans in amounts that exceed a loan-to-value ratio of 80% where the value is determined by the fully improved, or completed project’s current appraised market value. These loans generally have an interest-only phase during construction, which is usually 12 to 18 months, and then convert to permanent financing. Disbursements of funds are at the sole discretion of Liberty Savings Bank and are based on the progress of construction. Interest rates and fees on non-residential construction projects are negotiated, but such loans generally carry adjustable rates of prime, plus a margin.
     As part of our non-residential lending program, we offer loans to selected developers to acquire land and develop residential lots or commercial properties. At December 31, 2005, such loans amounted to $28.9 million, or 14.2% of our total loan portfolio. We make the loans with terms from 12 to 24 months, depending on the size of the project, at interest rates equal to the prime rate plus a negotiated margin of between 0.25% and 1.0% and that adjust daily with changes in the prime rate. We generally originate these loans at a loan-to-value ratio of the lesser of 75% of the appraised value of the security property or 85% of the cost. Loans generally are structured so that the loan will be completely repaid after the developer has sold 75% of the lots being developed.
     We require that development loans be reviewed by independent architects and engineers for verification of costs. Disbursements during the construction phase are based on monthly on-site inspections and approved certifications. We generally commit to provide the permanent financing on residential projects and usually require some minimum presale commitments. In the case of construction loans on commercial projects where we will provide the permanent financing, we usually require firm lease commitments on some portion of the property under construction from qualified tenants for a period covering the duration of the loan and usually also require rent assignments in an amount sufficient to satisfy debt service requirements. At December 31, 2005, our largest development loan outstanding was a $5.5 million loan for the development of a commercial retail project. This loan was originated in December 2005.
     For the three months ended December 31, 2005 and the fiscal year ended September 30, 2005, we originated $16.6 million and $68.6 million in construction loans, respectively. A substantial amount of our construction loans, except loans to homebuilders, are structured to convert to permanent loans upon completion of construction, and typically have an initial construction loan term of 12 to 18 months prior to converting to a permanent loan. Loan proceeds are disbursed during the construction phase according to a draw schedule based on the actual work completed. Construction projects are inspected by our officers and, if warranted by the complexity of the project, an independent contractor. Construction loans are underwritten on the basis of the estimated value of the property as completed and loan-to-value ratios are based on each project’s appraised value.
     Single-Family Residential Real Estate Lending. Historically, our primary lending activity was the origination of conventional mortgage loans on single-family residential dwellings. However, in recent years, we have emphasized the origination of real estate construction and commercial real estate loans. As of December 31, 2005, loans on single-family one- to four-unit, residential properties accounted for $39.8 million, or 19.6%, of our loan portfolio.
     We originate fixed-rate fully amortizing loans with maturities ranging between 10 and 30 years. Management establishes the loan interest rates based on market conditions. We offer mortgage loans that conform to Fannie Mae and Freddie Mac guidelines, as well as jumbo loans, which presently are loans in amounts over $417,000.
     We also currently offer adjustable-rate mortgage loans, with interest rates that adjust annually after a three-, five- or seven-year initial fixed period and with terms of up to 30 years. Interest rate adjustments on such loans are generally limited to no more than 2% during any adjustment period and 6% over the life of the loan. Demand for adjustable-rate loans has been low during the past two years due to the relatively low interest rates available on fixed-rate loans.
     We underwrite single-family residential mortgage loans with loan-to-value ratios of up to 85%. In most instances, we require that a borrower obtains private mortgage insurance on loans that exceed 80% of the appraised value or sales price, whichever is less, of the secured property. We also require that title, hazard insurance and, if appropriate, flood insurance be maintained on all properties securing real estate loans made by us. An independent licensed appraiser generally appraises all properties.

     Our mortgage loan originations are generally for terms of 15, 20 or 30 years, amortized on a monthly basis with interest and principal due each month. Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms as borrowers may refinance or prepay loans at their option, without penalty. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans. Conventional residential mortgage loans we originate customarily contain “due-on-sale” clauses, which permit Liberty Savings Bank to accelerate the indebtedness of the loan upon transfer of ownership of the mortgaged property.
     We retain some of the adjustable-rate mortgages we originate in order to reduce our exposure to changes in interest rates. However, there are unquantifiable credit risks resulting from potential increased costs to the borrower as a result of repricing of adjustable-rate mortgage loans. During periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest cost to the borrower.
     Multi-Family and Commercial Real Estate Lending. We offer fixed-rate and adjustable-rate mortgage loans secured by income-producing multi-family and commercial real estate. Our multi-family and commercial real estate loans generally are secured by improved property such as office buildings, retail centers, apartment buildings and churches which are located in our primary market area. At December 31, 2005, loans secured by multi-family properties, i.e., more than four units, amounted to $17.3 million, or 8.5% of our loan portfolio, and commercial real estate loans amounted to $40.2 million, or 19.8% of our loan portfolio. In the aggregate, multi-family and commercial real estate lending totaled approximately $57.7 million, or 28.4%, of our total loan portfolio at that date.
     Multi-family and commercial real estate loans generally amortize over a period of from 15 to 25 years but must be paid in full or refinanced in either three or five years. Multi-family and commercial real estate loans generally are made in amounts not exceeding 85% of the lesser of the appraised value or the purchase price of the property. While we offer adjustable-rate multi-family real estate loans and commercial real estate loans, most such loans have a fixed interest rate indexed to the three- or five-year treasury bill rate plus a margin. At December 31, 2005, our largest commercial real estate loan had an outstanding balance of $3.1 million, was secured by property for a car dealership and was performing in accordance with its terms. At December 31, 2005, our largest multi-family real estate loan had an outstanding balance of $1.6 million, was secured by thirteen duplexes and was performing in accordance with its terms.
     Consumer Lending. We have a consumer-lending program that primarily targets existing customers. The program emphasizes our commitment to community-based lending and is designed to meet the needs of consumers in our primary market area. Our consumer loans consist primarily of home equity loans and lines of credit, and, to a much lesser extent, automobile loans, loans secured by deposit accounts and other miscellaneous consumer loans. As of December 31, 2005, consumer loans constituted approximately $12.9 million, or 6.3%, of our total loan portfolio.
     The procedures for underwriting consumer loans include an assessment of the applicant’s payment history and the ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes an analysis of the applicant’s employment stability, capacity to pay debts, and a comparison of the value of the collateral, if any, to the proposed loan amount.
     We generally offer home equity loans and home equity lines of credit with a maximum combined loan-to-value ratio of 100%, provided that loans in excess of 85% carry higher interest rates and are subject to stricter underwriting requirements. Home equity lines of credit have adjustable rates of interest that are indexed to the prime rate as reported in The Wall Street Journal. A home equity line of credit may be drawn down by the borrower for an initial period of 10 years from the date of the loan agreement. During this period, the borrower has the option of paying, on a monthly basis, either principal and interest or only interest. At December 31, 2005, home equity loans and lines of credit totaled $11.1 million, or 5.5% of our loan portfolio.
     Liberty Savings Bank makes loans secured by deposit accounts in amounts that may not exceed the account balance plus accrued interest at the due date. The interest rate is set at least 2% above the rate being paid on the collateral deposit account with the account pledged as collateral to secure the loan. At December 31, 2005, loans secured by deposit accounts totaled $152,000, or 0.1% of our loan portfolio.

     Our automobile loans are generally underwritten in amounts up to 90% of the lesser of the purchase price of the automobile or, with respect to used automobiles, the loan value as published by the National Automobile Dealers Association. The terms of most such loans do not exceed 60 months. We require that the vehicles be insured and that we be listed as mortgagee on the insurance policy. At December 31, 2005, automobile loans totaled $855,000, or 0.4% of our loan portfolio.
     Commercial Lending. On a limited basis, we originate commercial business loans to small businesses in our market area. At December 31, 2005, commercial business loans totaled $7.1 million, or 3.5% of our total loan portfolio. We extend commercial business loans on a secured basis that generally are secured by inventory, business equipment, marketable securities and/or bonds and cash surrender value life insurance. We originate both fixed- and adjustable-rate commercial loans with terms generally up to five years based on the purpose of the loan. Interest rates on adjustable-rate commercial loans are usually based on the prime rate as published in The Wall Street Journal, plus a margin, and adjust as the prime rate changes. We also originate lines of credit to finance short-term working capital needs, with repayment from asset conversion in the normal course of business. Closed end credit lines are also provided for planned equipment purchases or other finite purposes.
     When providing commercial business loans, we consider the borrower’s financial condition, the payment history on corporate and personal debt, debt service capabilities and actual and projected cash flows. In addition, the borrower’s inherent industry risks and the collateral value are analyzed. At December 31, 2005, our largest commercial loan was a $1.5 million loan secured by car hauling equipment. At December 31, 2005, this loan was performing in accordance with its terms.
Loan Underwriting Risks.
     Construction Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building or project. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a building or project having a value that is insufficient to assure full repayment. If we are forced to foreclose on a building before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.
     Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make our loan portfolio more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.
     Multi-Family and Commercial Real Estate Loans. Loans secured by multi-family and commercial real estate generally have larger balances and involve a greater degree of risk than single-family residential mortgage loans. Of primary concern in multi-family and commercial real estate lending is the project’s cash flow potential. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we generally require borrowers and loan guarantors, if any, to provide annual financial statements on multi-family and nonresidential real estate loans. In reaching a decision on whether to provide a multi-family or commercial real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of net operating income before debt service to debt service) of at least 1.25x. Environmental surveys are obtained when circumstances suggest the possibility of the presence of hazardous materials.

     Consumer Loans. Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.
     Commercial Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property the value of which tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial loans depends heavily on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.
     Loan Originations, Purchases and Sales. Loan originations are derived from a number of sources. Residential mortgage loan originations primarily come from walk-in customers and referrals by realtors, depositors and borrowers. We advertise our mortgage loan services primarily through local builder periodicals, billboard advertisements, and to a lesser extent, direct mailings. Commercial, commercial real estate and construction loans are typically derived from the business development efforts of our commercial banking officers. Applications are taken at all offices but are processed in our main office and submitted for approval.
     We sell in the secondary market substantially all fixed-rate single-family mortgage loans we originate that conform to Fannie Mae and Freddie Mac guidelines. These loans are sold with servicing released. We also sell participation interests in loans to local financial institutions, primarily on the portion of loans that exceed our borrowing limits. We sold $4.0 million and $9.1 million of participation interests in loans during the three months ended December 31, 2005 and the fiscal year ended September 30, 2005, respectively.
     In fiscal 2005, we purchased participation interests, primarily in commercial real estate loans. The aggregate outstanding balance of all such purchased loans totaled $2.4 million at December 31, 2005. We perform our own underwriting analysis on each of our participation interests before purchasing such loans and therefore believe there is no greater risk of default on these obligations. However, in a purchased participation loan, we do not service the loan and thus are subject to the policies and practices of the lead lender with regard to monitoring delinquencies, pursuing collections and instituting foreclosure proceedings. We are permitted to review all of the documentation relating to any loan in which we participate, including any annual financial statements provided by a borrower. Additionally, we receive periodic updates on the loan from the lead lender. We have not historically purchased any whole loans. However, we would entertain doing so if a loan was presented to us that met our underwriting criteria and fit within our interest rate strategy.
     Loan Approval Procedures and Authority. Upon receipt of a loan application from a prospective borrower, a credit report and verifications are ordered to confirm specific information relating to the loan applicant’s employment, income and credit history. Where applicable, an appraisal of the real estate intended to secure the proposed loan is undertaken by an independent fee appraiser approved by Liberty Savings Bank. Our Board of Directors has the responsibility and authority for general supervision over our lending policies. The Board has established written lending policies and has delegated to the Officers Loan Committee (the “OLC”) the authority to approve all loan proposals exceeding individual authorities up to a maximum relationship amount of $750,000. The individual authority limits range from $15,000 to $250,000 based on experience, lending history and seniority. The OLC consists of the Chief Executive Officer, the Chief Lending Officer, the Internal Auditor (non-voting member) and all Vice President loan officers.
     The Board has further established a Directors Loan Committee (the “DLC”) as a joint Directors and Senior Officers committee. This committee has approval authority for all loan proposals in excess of the authority level given to the OLC and for all loans to directors and executive officers. The DLC has approval authority for individual loan proposals exceeding $500,000, or aggregate relationship proposals exceeding $750,000. The DLC consists of the non-officer members of the Board of Directors.

     State certified or licensed appraisers must perform all real estate appraisals performed in connection with federally related transactions. Federally related transactions include real estate related financial transactions that the Office of Thrift Supervision regulates and which include mortgages made by Liberty Savings Bank. Office of Thrift Supervision regulations require that all federally related transactions having a transaction value of more than $250,000, other than those involving appraisals of one- to four-family residential properties, require an appraisal performed by a state certified appraiser. Single-family residential property financing may require an appraisal by a state certified appraiser if the amount involved exceeds $1.0 million or the financing involves a “complex” one- to four-family property appraisal. Appraisals are generally not required for transactions when the transaction value is $250,000 or less, or when the transaction is not secured by real estate. In some instances, an appropriate evaluation of real estate may be required.
     Loans to One Borrower. At December 31, 2005, the maximum amount that we could have loaned to any one borrower was approximately $6.9 million. At that date, our largest lending relationship totaled $5.7 million and consisted of loans secured by commercial property and a single-family residence and a loan for the construction of a home. These loans were performing according to their original terms at December 31, 2005.
     Loan Commitments. We issue commitments for fixed-rate and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers.
     Interest Rates and Loan Fees. The interest rates we charged on mortgage loans are primarily determined by competitive loan rates offered in our market area. Mortgage loan interest rates reflect factors such as general market interest rate levels, the supply of money available to the financial institutions industry and the demand for such loans. These factors are in turn affected by general economic conditions, the monetary policies of the Federal government, including the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). In some cases, market interest rates have caused us to modify borrowers’ interest rates, as an alternative to refinancing, in order to retain these loans in our loan portfolio.
     In addition to interest earned on loans, we receive fees in connection with loan commitments and originations, loan modifications, late payments and for miscellaneous services related to our loans. Income from these activities varies from period to period with the volume and type of loans originated, which in turn is dependent on prevailing mortgage interest rates and their effect on the demand for loans in the markets we serve.
Investment Activities
     Mortgage-Backed Securities. We invest in mortgage-backed securities primarily issued or guaranteed by the United States government or an agency thereof. Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors such as Liberty Savings Bank. Such quasi-governmental agencies, which guarantee the payment of principal and interest to investors, primarily include Ginnie Mae, Freddie Mac and Fannie Mae. Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with varying interest rates and maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable-rate mortgages. As a result, the interest rate risk characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, are passed on to the certificate holder. Historically, we have invested in adjustable-rate and short-term (five- to seven-year maturities) mortgage-backed securities to supplement local loan originations, as well as to reduce interest rate risk exposure, because mortgage-backed securities are more liquid than mortgage loans. However, in recent years, we have purchased primarily five- to seven-year balloon issues and fixed-rate 15-year issues, and, to a lesser extent, collateralized mortgage obligations. At December 31, 2005, our mortgage-backed securities totaled $25.7 million.
     Investment Securities. It is our policy to consistently maintain a liquid portfolio. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives, our judgment as to the attractiveness of the yields then available in relation to other opportunities, our expectations of the level of yield that will be available in the future and our projections as to the short-term demand for funds to be used in our loan origination and other activities.

     The general objectives of our investment policy are to (i) maintain liquidity levels sufficient to meet our operating needs, (ii) minimize interest rate risk by managing the repricing characteristics of our assets and liabilities, (iii) reduce credit risk by maintaining a balance of high quality diverse investments, (iv) absorb excess liquidity when loan demand is low and/or deposit growth is high, (v) maximize returns without compromising liquidity or creating undue credit or interest rate risk and (vi) provide collateral for pledging requirements. Our investment activities are conducted by senior management, specifically, the Chief Financial Officer, and supervised by the Board of Directors. The investment policy adopted by the Board currently provides for maintenance of an investment portfolio for the purposes of providing earnings, ensuring a minimum liquidity reserve and facilitating our asset/liability management objectives of limiting the weighted average terms to maturity or repricing of our interest-earning assets. In accordance with the policy, we have invested primarily in government and agency securities backed by the full faith and credit of the United States, and as discussed above, mortgage-backed securities and participation certificates issued by Ginnie Mae, Freddie Mac and Fannie Mae. To a lesser extent, we also invest in municipal securities.
     For information regarding the carrying values and market values and other information for our mortgage-backed securities and other securities, see notes 1, 3 and 4 of the notes to financial statements included elsewhere in this prospectus.
Deposit Activities and Other Sources of Funds
     General. Deposits are a significant source of funds for lending and other investment purposes. In addition to deposits, we derive funds from loan principal repayments, interest payments and maturing investment securities. Loan repayments and interest payments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources, or on a longer-term basis for general business purposes. During recent years, we have used primarily customer deposits to fund loans. We continuously monitor and evaluate the pricing of Federal Home Loan Bank of Des Moines advances as an alternative to retail deposits as a source of funds.
     Deposits. We attract principally from within our market area by offering a variety of deposit instruments, including accounts and certificates of deposit ranging in term from 91 days to 60 months, as well as NOW, passbook and money market deposit accounts. Deposit account terms vary, principally on the basis of the minimum balance required, the time periods the funds must remain on deposit and the interest rate. We also offer individual retirement accounts.
     Our policies are designed primarily to attract deposits from local residents. We do not presently accept deposits from brokers due to the volatility and rate sensitivity of such deposits. We establish interest rates, maturity terms, service fees and withdrawal penalties on a periodic basis. Determination of rates and terms are predicated upon funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations. We have been attempting to increase our transaction accounts through development of new interest-bearing and noninterest-bearing checking accounts in order to appeal to varied customer needs. Automated teller machine services are offered as an additional incentive to attract transaction accounts. Also, we have increased advertising and marketing efforts in an attempt to attract such accounts.
     Borrowings. Savings deposits historically have been the primary source of funds for our lending and investment activities and for our general business activities. We also use advances from the Federal Home Loan Bank of Des Moines to supplement our supply of lendable funds and to meet deposit withdrawal requirements. The Federal Home Loan Bank of Des Moines functions as a central reserve bank providing credit for savings institutions and certain other member financial institutions. As a member, Liberty Savings Bank is required to own capital stock in the Federal Home Loan Bank of Des Moines and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally, securities which are obligations of, or guaranteed by, the United States) provided certain standards related to creditworthiness have been met. Advances from the Federal Home Loan Bank of Des Moines are secured by our stock in the Federal Home Loan Bank of Des Moines, a portion of mortgage loans and certain securities. Advances from the Federal Home Loan Bank of Des Moines totaled $33.7 million at December 31, 2005, with a weighted average interest rate of 3.86%, and had maturity dates which varied up to September 2012.
     We also borrow funds pursuant to the Federal Home Loan Bank’s Community Investment Program, which funds are used to make loans to low and moderate income borrowers at rates established pursuant to the program.

Community Investment Program advances amounted to $2.2 million at December 31, 2005. During the year ended September 30, 2004, we borrowed $5.8 million pursuant to the Community Investment Program, which funds were used to make loans in federally declared disaster areas in Missouri. During the three months ended December 31, 2005 and the year ended September 30, 2005, we did not borrow any funds pursuant to the Community Investment Program.
     In addition, we borrow funds pursuant to agreements to repurchase. Securities sold under agreements to repurchase are customer funds that are invested overnight in mortgage-related securities. These types of accounts are often referred to as sweep accounts and reprice daily.
Properties
     We conduct our business through our main office and five branch offices. The following table sets forth information regarding our offices at January 31, 2006.

						Net Book
					Deposits	Value
			Date		as of	as of
	Year	Square	of Lease	Owned/	January 31,	January 31,
	Opened	Footage	Expiration	Leased	2006	2006
					(Dollars in thousands)
Main Office:
16 West Franklin Liberty, Missouri	1955	6,000	N/A	Owned	$79,659	$762

Branch Offices:
Hwy. 92 & Bellomondo Drive Platte City, Missouri	1973	1,500	N/A	Owned	28,576	367

Hwy. 116 at Town and Country Lane Plattsburg, Missouri	1974	1,650	N/A	Owned	35,653	134

Flintlock Road & Highway 152 Kansas City, Missouri	2001	6,160	N/A	Owned	35,562	2,893

4315 S. Noland Road Independence, Missouri	2005	3,000	N/A	Owned	11,698	1,260

8740 N. Ambassador Drive			November
Kansas City, Missouri	2006	5,000	30, 2021	Leased (1)	242	1,064

					$191,390	$6,480

(1)	The lease is on the land only. The branch building is owned by Liberty Savings Bank.
     For additional information regarding premises and equipment, see note 6 of the notes to financial statements included elsewhere in this prospectus.
Personnel
     As of December 31, 2005, we had 64 full-time and 10 part-time employees. The employees are not represented by a collective bargaining group. We consider our relations with our employees to be excellent.
Legal Proceedings
     Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens and contracts, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition
     The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the financial statements and notes to the financial statements that appear at the end of this prospectus.
Overview
     Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and securities, and interest expense, which is the interest that we pay on our deposits and borrowings. Other significant sources of pre-tax income are service charges on deposit accounts, gains on sales of loans and other loan service charges. In addition, we recognize income or losses from the sale of investments in years that we have such sales.
     Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. Provisions for loan losses are charged against the allowance when we believe the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. We estimate the allowance balance required using past loan loss experience, the nature and value of the portfolio, information about specific borrower situations, and estimated collateral values, economic conditions and other factors. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in our judgment, should be charged off.
     Expenses. The noninterest expenses we incur in operating our business consist of compensation and employee benefit expenses, occupancy expense, equipment and data processing expenses, advertising expenses, federal deposit insurance premiums and various other miscellaneous expenses.
     Compensation and employee benefits consist primarily of salaries and wages paid to our employees, payroll taxes, expenses for health insurance and other employee benefits.
     Occupancy and equipment expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, ATM and data processing expenses, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Depreciation of premises and equipment is computed using the straight-line method based on the useful lives of the related assets, which range from three to 40 years.
     Data processing expenses include fees paid to our third party data processing service and ATM expense.
     Advertising expenses include expenses for print, radio and television advertisements, promotions, third-party marketing services and premium items.
     Federal deposit insurance premiums are primarily payments we make to the Federal Deposit Insurance Corporation for insurance of our deposit accounts.
     Other expenses include correspondent banking charges, professional and regulatory services, expenses for supplies, telephone and postage, data processing, contributions and donations, director and committee fees, insurance and surety bond premiums and other fees and expenses.
     We expect that noninterest expenses will increase as a result of our strategy to expand our branch network. These additional expenses will consist primarily of salaries and employee benefits and occupancy and equipment expenses. Initially, we expect that these expenses will be greater than the additional income that we generate through our new facilities. Over time, we anticipate that we will generate sufficient income to offset the expenses related to our new facilities and new employees, but we cannot provide assurances as to when or if our branch expansion strategy will be accretive to our earnings.

Critical Accounting Policies
     The accounting and reporting policies of Liberty Savings Bank were prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and to general practices within the financial services industry. The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Management has identified the accounting policies described below as those that, due to the judgments, estimates and assumptions inherent in those policies, are critical to an understanding of our financial statements and management’s discussion and analysis.
     Income Recognition. Liberty Savings Bank recognizes interest income by methods conforming to US GAAP that include general accounting practices within the financial services industry. Interest income on loans and investment securities is recognized by methods that result in level rates of return on principal amounts outstanding, including yield adjustments resulting from the amortization of loan costs and premiums on investment securities and accretion of loan fees and discounts on investment securities.
     In the event management believes collection of all or a portion of contractual interest on a loan has become doubtful, which generally occurs after the loan is 90 days past due, the accrual of interest is discontinued. In addition, previously accrued interest deemed uncollectible that was recognized in income is reversed. Interest received on non-accrual loans is included in income only if principal recovery is reasonably assured. A non-accrual loan is restored to accrual status when it is brought current or has performed in accordance with contractual terms for a reasonable period of time, and the collectibility of the total contractual principal and interest is no longer doubtful.
     Allowance for Loan Losses. Valuation allowances are established for impaired loans for the difference between the loan amount and the fair value of collateral less estimated selling costs. Liberty Savings Bank considers a loan to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. The types of loans for which impairment is measured include non-accrual income property loans (excluding those loans included in the homogenous portfolio which are collectively reviewed for impairment), large, non-accrual single-family loans and troubled debt restructurings. Such loans are generally placed on non-accrual status at the point deemed uncollectible. Impairment losses are recognized through an increase in the allowance for loan losses. See note 5 of the notes to financial statements included elsewhere in this prospectus.
     Allowances for losses are available to absorb losses incurred on loans and foreclosed real estate held for sale and represent additions charged to expense, less net charge-offs. The allowances are evaluated on a regular basis by management and are based on management’s periodic review of the collectibility of loans, in light of historical experience, fair value of the underlying collateral, changes in the types and mix of loans originated and prevailing economic conditions.
Operating Strategy
     Our mission is to operate and further expand a profitable and diversified community banking franchise. We plan to achieve this by executing our strategy of:
•	expanding through de novo branching in the Kansas City metropolitan area; and
•	continuing to transform our balance sheet to emphasize assets and liabilities that allow us to increase our net interest margin while reducing our exposure to risk from interest rate fluctuations.
     Expansion Through De Novo Branching. In 2004, the Board of Directors, with the assistance of our Chief Executive Officer hired in September 2003, determined to pursue a strategic plan to enhance long-term shareholder value through franchise growth. The strategic plan calls for expansion through de novo branching in the Kansas City metropolitan area to enable us to take advantage of the opportunities afforded by recent and forecasted economic growth in that market. We believe that the increased asset size to be achieved through the planned expansion will enable us to leverage better efficiencies and technology but still attract customers based on personal service and relationships. Our first new branch was opened in Independence, Missouri in May 2005 and the second new branch opened in Kansas City, Missouri in January 2006. We anticipate that over the next three to five years, based on and subject to local market conditions, we will open additional branch offices in suburban Kansas City growth areas that complement our existing branch network.
     While we anticipate that this expansion strategy will enhance long-term shareholder value, we cannot assure you when or if our branch expansion strategy will be accretive to our earnings. New branches generally require a significant initial capital investment and take approximately three years or longer to become profitable. New branches require an upfront investment of between $2.0 million and $3.0 million each for land and building expenses. Accordingly, we anticipate that, in the short term, net income will be negatively affected as we incur significant capital expenditures and noninterest expense in opening and operating new branches before the new branches can produce sufficient net interest income to offset the increased expense. In addition, the need to use capital to fund de novo branching may limit our ability to pay or increase dividends on our common stock. There also is implementation risk associated with new branches. Numerous factors will determine whether our branch expansion strategy will be successful, such as our ability to select suitable branch locations, real estate acquisition costs, competition, interest rates, managerial resources, our ability to hire and retain qualified personnel, the effectiveness of our marketing strategy and our ability to attract deposits.
     Continued Transformation of Our Balance Sheet. Our strategic plan adopted in 2004 also calls for us to transform our balance sheet to emphasize assets and liabilities that allow us to increase our net interest margin while reducing our exposure to risk from interest rate fluctuations.
     With respect to our assets, our strategy has been, and continues to be, to increase the percentage of assets invested in commercial, commercial real estate and multi-family loans, which tend to have higher yields than traditional single-family residential mortgage loans and which have shorter terms to maturity or adjustable interest rates. In addition, in recent years we have sought to increase our originations of real estate construction loans, which also have short terms and adjustable interest rates, although in the future we will seek to maintain construction loans approximately at current levels so as not to unduly concentrate credit risk in the real estate construction market. See “Risk Factors¯Risks Related to Our Business¯Our emphasis on construction, commercial and multi-family real estate lending and commercial business lending may expose us to increased lending risks.” At the same time, we have sought to decrease our reliance on single-family residential mortgage loans. Currently, we sell substantially all new, fixed-rate conforming single-family loans in the secondary market.
     Commercial real estate, commercial business and multi-family real estate loans provide us with the opportunity to earn more income because they tend to have higher interest rates than residential mortgage loans. In addition, these loans are beneficial for interest rate risk management because they typically have shorter terms and adjustable interest rates. There are many multi-family and commercial properties and businesses located in our market area, and with the additional capital raised in the offering we intend to pursue the larger lending relationships associated with these opportunities. To facilitate our growth, we have added expertise in our commercial loan department in recent years through the hiring of experienced personnel, including a new chief lending officer.
     As a result of these efforts, our commercial real estate loans have increased from $16.2 million, or 12.18% of total loans, at September 30, 2001 to $40.2 million, or 19.84% of total loans, at December 31, 2005. In addition, commercial loans have increased from $2.7 million, or 2.04% of total loans, at September 30, 2001 to $7.1 million, or 3.51% of total loans, at December 31, 2005, and multi-family real estate loans have increased from $3.4 million, or 2.56% of total loans, at September 30, 2001 to $17.3 million, or 8.51% of total loans, at December 31, 2005. The percentage of our total loan portfolio comprised of residential mortgage loans has decreased in recent years, amounting to 49.98%, 42.19%, 36.28%, 28.71%, 20.71% and 19.62% at September 30, 2001, 2002, 2003, 2004, and 2005 and December 31, 2005, respectively.
     With respect to liabilities, our strategy is to emphasize transaction and money market accounts, as well as shorter-term certificates of deposit. We value these types of deposits because they represent longer-term customer relationships and a lower cost of funding compared to longer-term certificates of deposit. We aggressively seek transaction and money market deposits through competitive products and pricing and targeted advertising. In addition, we offer business checking accounts for our commercial customers. We also hope to increase core deposits through our de novo branching strategy.

Balance Sheet Analysis
     Loans.Our primary lending activity is the origination of loans secured by real estate. We originate construction loans, single-family residential loans and multi-family and commercial real estate loans. To a lesser extent, we also originate commercial and consumer loans.
     The largest segment of our loan portfolio is real estate construction loans. At December 31, 2005, these loans totaled $85.5 million and represented 42.2% of total loans, compared to $80.0 million, or 42.0% of total loans, at September 30, 2005 and $71.9 million, or 38.9% if total loans, at September 30, 2004. The size of our real estate construction loan portfolio rose $5.5 million over the three months ended December 31, 2005 due primarily to the origination of loans to one borrower of $5.5 million for the land development of a multi-phase subdivision project. Through the implementation of our strategic plan, we were able to increase our construction loans by $8.1 million from September 30, 2004 to September 30, 2005. During the year ended September 30, 2005 and the three months ended December 31, 2005, the largest growth in our construction loan portfolio resulted from increases in development loans. This was the result of our successful efforts to increase this type of lending. Development loans increased by $10.3 million, or 71.8%, from $14.3 million at September 30, 2004 to $24.7 million at September 30, 2005. Development loans subsequently increased an additional $4.2 million, or 17.0%, to $28.9 million at December 31, 2005. Commercial real estate construction loans increased by $2.7 million, or 32.1%, from $8.4 million at September 30, 2004 to $11.1 million at September 30, 2005 and subsequently decreased by $1.1 million, or 9.9%, to $9.9 million at December 31, 2005. Single-family – custom construction loans decreased by $4.1 million, or 29.3%, from $14.1 million at September 30, 2004 to $10.0 million at September 30, 2005, but increased by $1.5 million, or 15.0%, to $11.5 million at December 31, 2005. Single-family – spec loans remained relatively stable during the year ended September 30, 2005 and the three months ended December 31, 2005.
     Single-family residential loans totaled $39.8 million and represented 19.6% of total loans at December 31, 2005, compared to $39.4 million, or 20.7% of total loans, at September 30, 2005 and $53.1 million, or 28.7% of total loans, at September 30, 2004. Liberty Savings Bank has pursued the strategy of selling substantially all new, fixed-rate residential loans we originate because of the relatively low yields that have been attainable on residential loans over the last several years and to decrease the interest rate risk resulting from the retention of longer-term fixed-rate loans.
     Commercial real estate loans increased by $2.6 million, or 6.9%, and represented 19.8% of total loans at December 31, 2005, from $37.6 million, or 19.7% of total loans, at September 30, 2005, and increased by $7.3 million, or 24.1%, from $30.3 million, or 16.4% of total loans, at September 30, 2004. These increases were due to our strategic decision to emphasize lending on income property projects. Currently, Liberty Savings Bank offers a variety of commercial real estate products to owner occupants and investors. Our primary commercial real estate lending focus areas are retail, office and industrial uses.
     Multi-family loans totaled $17.3 million and represented 8.6% of total loans at December 31, 2005, compared to $15.6 million, or 8.2% of total loans, at September 30, 2005 and $12.9 million, or 7.0% of total loans, at September 30, 2004. The increases in multi-family loans were due to our continued emphasis on originating multi-family loans.
     We also originate a variety of consumer loans, including home equity loans, as well as loans secured by deposit accounts, automobile loans and other miscellaneous loans. Consumer loans totaled $12.9 million and represented 6.3% of total loans at December 31, 2005, compared to $12.4 million, or 6.5% of total loans, at September 30, 2005 and $12.1 million, or 6.5% of total loans, at September 30, 2004. The slight increases in consumer loans were due primarily to slight increases in home equity loans.

Set forth below is selected data relating to the composition of our loan portfolio at the dates indicated.

	At December 31,		At September 30,
	2005		2005		2004
	Amount	%	Amount	%	Amount	%
			(Dollars in thousands)
Type of Loan:
Real estate loans:
Single-family 1-4 units	$39,783	19.62%	$39,435	20.71%	$53,098	28.71%
Multi-family 5 or more units	17,260	8.51	15,603	8.20	12,877	6.96
Real estate construction loans	85,519	42.18	79,979	42.01	71,875	38.86
Commercial real estate loans	40,219	19.84	37,568	19.74	30,294	16.38

Total real estate loans	182,781	90.15	172,585	90.66	168,144	90.91

Consumer loans:
Loans secured by deposit accounts	152	0.07	128	0.07	167	0.09
Automobile loans	855	0.42	867	0.46	1,097	0.59
Home equity loans	11,076	5.46	10,266	5.39	9,764	5.28
Other	776	0.39	1,129	0.59	1,037	0.56

Total consumer loans	12,859	6.34	12,390	6.51	12,065	6.52

Commercial business loans	7,110	3.51	5,397	2.83	4,754	2.57

Total gross loans	202,750	100.00%	190,372	100.00%	184,963	100.00%

Loans in process	(28,759)		(24,444)		(22,549)
Deferred loan fees, net	(394)		(316)		(368)
Unearned discounts, net	(7)		(7)		(182)
Allowance for loan losses	(1,647)		(1,762)		(2,024)

Total	$171,943		$163,843		$159,840

	At September 30,
	2003		2002		2001
	Amount	%	Amount	%	Amount	%
			(Dollars in thousands)
Type of Loan:
Real estate loans:
Single-family 1-4 units	$59,123	36.28%	$53,378	42.19%	$66,660	49.98%
Multi-family 5 or more units	11,027	6.77	7,562	5.98	3,419	2.56
Real estate construction loans	54,423	33.40	30,080	23.78	36,192	27.14
Commercial real estate loans	23,671	14.53	22,175	17.53	16,242	12.18

Total real estate loans	148,244	90.98	113,195	89.48	122,513	91.86

Consumer loans:
Loans secured by deposit accounts	166	0.10	171	0.14	362	0.27
Automobile loans	1,316	0.81	1,642	1.30	1,272	0.95
Home equity loans	8,126	4.99	6,586	5.21	5,860	4.40
Other	638	0.39	859	0.67	640	0.48

Total consumer loans	10,246	6.29	9,258	7.32	8,134	6.10

Commercial business loans	4,457	2.73	4,049	3.20	2,726	2.04

Total gross loans	162,947	100.00%	126,502	100.00%	133,373	100.00%

Loans in process	(19,066)		(10,333)		(12,628)
Deferred loan fees, net	(389)		(327)		(452)
Unearned discounts, net	(202)		(198)		(42)
Allowance for loan losses	(1,297)		(1,067)		(1,071)

Total	$141,993		$114,577		$119,180

     The following table sets forth certain information at September 30, 2005, regarding the dollar amount of loan principal repayments coming due during the periods indicated. The table below does not include any estimate of prepayments, which significantly shorten the average life of all loans and may cause Liberty Savings Bank’s actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

				Due after	Due after	Due after
	Due during the Year			3 through	5 through	10 through	Due after 15
	Ending September 30,			5 years after	10 years after	15 years after	years after
	2006	2007	2008	9/30/05	9/30/05	9/30/05	9/30/05	Total
				(Dollars in thousands)
Single-family mortgage loans	$687	$791	$839	$1,830	$5,619	$7,504	$22,165	$39,435
Multi-family mortgage loans	281	326	345	753	2,312	3,088	8,498	15,603
Real estate construction loans	79,979	—	—	—	—	—	—	79,979
Commercial real estate loans	531	835	885	1,932	5,931	7,920	19,534	37,568
Loans secured by deposit accounts	128	—	—	—	—	—	—	128
Other consumer loans	1,130	1,305	1,384	3,024	5,419	—	—	12,262
Commercial business loans	376	433	458	1,000	3,071	59	—	5,397

Total gross loans	$83,112	$3,690	$3,911	$8,539	$22,352	$18,571	$50,197	$190,372

     The following table sets forth the dollar amount of all loans at September 30, 2005, that are due after September 30, 2006 which have either fixed interest rates or adjustable interest rates.

	Fixed Rates	Adjustable Rates	Total
	(Dollars in thousands)
Single-family mortgage loans	$12,925	$25,823	$38,748
Multi-family mortgage loans	4,243	11,079	15,322
Real estate construction loans	—	—	—
Commercial real estate loans	17,083	19,954	37,037
Loans secured by deposit accounts	—	—	—
Other consumer loans	1,812	9,320	11,132
Commercial business loans	1,801	3,220	5,021

Total gross loans	$37,864	$69,396	$107,260

     The following table shows our loan origination, sale and other activity during the periods indicated.

	For the Three
	Months Ended
	December 31,		For the Year Ended September 30,
	2005	2004	2005	2004	2003
		(Dollars in thousands)
Total net loans at the beginning of period	$163,843	$159,840	$159,840	$141,993	$114,577
Loans originated for portfolio:
Single and multi-family mortgage loans	2,672	3,242	12,378	20,460	25,433
Real estate construction loans	16,601	22,391	68,648	71,997	48,809
Commercial real estate loans	4,439	7,415	19,172	18,559	22,774
Commercial business loans	1,559	540	2,919	2,178	1,023
Loans secured by deposit accounts	46	4	197	223	223
Home equity loans	1,332	1,109	2,602	6,207	3,370
Automobile and other consumer loans	476	568	1,984	1,641	1,386

Total loans originated	$27,125	$35,269	$107,900	$121,265	$103,018

Deduct:
Principal loan repayment and other, net	18,690	19,467	103,205	103,261	75,626
Loan charge-offs, net of recoveries	335	15	692	157	(24)

Total net loans at end of period	$171,943	$175,627	$163,843	$159,840	$141,993

Loans originated for sale	$4,832	$4,036	$21,140	$17,769	$42,835

Loans sold in secondary market	$6,187	$4,691	$20,132	$16,910	$44,038

     Loans Held for Sale. Loans held for sale decreased $1.4 million to $700,000 at December 31, 2005 and increased $1.0 million to $2.1 million at September 30, 2005.

     Securities. Our securities portfolio consists primarily of government agency securities, municipal securities and mortgage-backed securities. Although municipal securities generally have greater credit risk than government agency securities, they generally have higher yields than government securities of similar duration. Securities available for sale increased $3.6 million, or 16.0%, to $25.9 million at December 31, 2005 and increased $9.8 million, or 78.3%, to $22.3 million at September 30, 2005 due to purchases of short-term agencies and municipal securities. Mortgage-backed securities available for sale decreased $1.5 million, or 5.6%, to $25.7 million at December 31, 2005 and increased $4.7 million, or 21.0% from $22.5 million at September 30, 2004 to $27.2 million at September 30, 2005. During the three months ended December 31, 2005, principal repayments exceeded purchases. During the year ended September 30, 2005, additional purchases were partially offset by principal repayments and proceeds from the sale of mortgage-backed securities. During the quarter ended March 31, 2005, the Bank transferred all securities and mortgage-backed securities from held to maturity to available for sale. The decision to transfer the securities is consistent with management’s current practice of classifying all investments purchased as available for sale.
     The following table sets forth Liberty Savings Bank’s mortgage-backed securities purchases and sales for the periods indicated.

	For the Three Months
	Ended December 31,		For the Year Ended September 30,
	2005	2004	2005	2004	2003
			(In thousands)
Mortgage-backed securities:
Purchased	$654	—	$13,755	$14,117	$24,067
Sold	—	—	1,874	7,550	15,385
     The following table sets forth the carrying values and fair values of our securities and mortgage-backed securities portfolio at the dates indicated.

	At December 31,		At September 30,
	2005		2005		2004		2003
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value	Cost	Value
			(Dollars in thousands)
Securities available for sale:
Federal agency obligations	$19,638	$19,393	$16,577	$16,450	$11,162	$11,170	$4,535	$4,542
State and municipal obligations	6,559	6,490	5,882	5,864	1,343	1,348	892	873
Mortgage-backed securities	26,373	25,675	27,583	27,189	22,533	22,473	22,935	22,805

Total securities available for sale	$52,570	$51,558	$50,042	$49,503	$35,038	$34,991	$28,362	$28,220

Securities held to maturity:
Federal agency obligations	—	—	—	—	$554	$561	$855	$864
State and municipal obligations	—	—	—	—	202	219	227	252
Mortgage-backed securities	—	—	—	—	635	651	1,156	1,190

Total securities held to maturity	—	—	—	—	$1,391	$1,431	$2,238	$2,306

Weighted-average yield on securities (1)	4.08%		3.94%		4.10%		3.26%
Weighted-average yield on mortgage- backed securities	4.18%		4.16%		4.10%		4.17%

(1)	Weighted-average yields are not presented on a tax-equivalent basis.
     At December 31, 2005, we had no investments in a single company or entity (other than U.S. Government sponsored entity securities) that had an aggregate value in excess of 10% of our equity.

     The following table sets forth the maturities and weighted average yields of securities and mortgage-backed securities at December 31, 2005. Weighted-average yields are not presented on a tax-equivalent basis.

			More than One		More than Five
	One Year or Less		Year to Five Years		Years to Ten Years		More than Ten Years		Total
		Weighted-		Weighted-		Weighted-		Weighted-		Weighted-
	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average
	Value	Yield	Value	Yield	Value	Yield	Value	Yield	Value	Yield
					(Dollars in thousands)
Securities available for sale:
State and municipal obligations	$—	—%	$350	4.11%	$2,414	4.39%	$3,726	4.54%	$6,490	4.46%
Federal agency obligations	5,043	3.08	13,849	4.18	501	6.38	—	—	19,393	3.95
Mortgage-backed securities	—	—	12,630	4.29	3,431	4.27	8,369	4.08	24,430	4.22
Collateralized mortgage obligations	—	—	—	—	—	—	1,245	3.49	1,245	3.49
Total securities available for sale	$5,043	3.08	$26,829	4.23	$6,346	4.48	$13,340	4.15	$51,558	4.13
     Premises and Equipment. Premises and equipment, net, increased from $4.2 million at September 30, 2004 to $5.9 million at September 30, 2005 to $6.3 million at December 31, 2005 due to the opening of a new branch in Independence, Missouri in May 2005 and preparations for the opening of another branch in Kansas City, Missouri in January 2006.
     Deposits. Our primary source of funds is our deposit accounts, which are comprised of noninterest-bearing NOW accounts, interest-bearing NOW accounts, money market accounts, statement accounts and certificates of deposit. These deposits are provided primarily by individuals within our market areas. We have not used brokered deposits as a source of funding in recent years. Deposits increased $11.1 million, or 6.1%, to $192.7 million at December 31, 2005 and increased $28.7 million, or 18.8%, to $181.7 million at September 30, 2005 from $152.9 million at September 30, 2004. The increase in deposits for the three months ended December 31, 2005 consisted of an increase in interest-bearing deposits due to seasonal increases in municipal funds and, to a lesser extent, an increase in less than 12-month certificate of deposit accounts. The increase in deposits for the year ended September 30, 2005 consisted of an increase in interest-bearing checking accounts and greater than 12-month certificate of deposit accounts attracted primarily through special promotions.
     The following table sets forth average balances and average rates of our deposit products for the periods indicated. For purposes of this table, average balances have been calculated using month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

	Three Months Ended December 31,
	2005		2004
	Average	Average	Average	Average
	Balance	Rate	Balance	Rate
		(Dollars in thousands)
Noninterest-bearing NOW accounts	$11,453	—	$9,307	—
Interest-bearing NOW accounts	24,366	1.69%	16,465	0.78%
Money market accounts	26,376	2.48	24,910	1.42
Statement accounts	8,353	0.31	9,027	0.31
Certificates of deposit	115,779	3.58	98,398	2.89

Total	$186,327	2.81	$158,107	2.12

	Year Ended September 30,
	2005		2004		2003
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)
Noninterest-bearing NOW accounts	$9,933	—	$8,823	—	$6,253	—
Interest-bearing NOW accounts	18,146	1.15%	15,674	0.69%	13,879	0.62%
Money market accounts	25,315	1.77	24,573	0.92	25,185	1.55
Statement accounts	9,024	0.31	8,547	0.35	7,539	0.74
Certificates of deposit	106,218	3.10	90,219	2.84	80,331	3.39

Total	$168,636	2.36	$147,836	1.98	$133,187	2.44

     The following table sets forth the balances of our deposit products at the dates indicated.

	At December 31,		At September 30,
	2005		2005		2004		2003
	Amount	%	Amount	%	Amount	%	Amount	%
			(Dollars in thousands)
Noninterest-bearing NOW accounts	$12,616	6.6%	$11,590	6.4%	$9,061	5.9%	$7,775	5.7%
Interest-bearing NOW accounts	28,958	15.0	22,020	12.1	14,427	9.4	14,463	10.6
Money market accounts	24,761	12.8	26,237	14.4	23,310	15.3	25,755	18.9
Statement accounts	8,056	4.2	8,880	4.9	8,990	5.9	8,007	5.9
Certificates of deposit	118,330	61.4	112,890	62.2	97,141	63.5	80,339	58.9

Total	$192,721	100.0%	$181,617	100.0%	$152,929	100.0%	$136,339	100.0%

     The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of December 31, 2005. Jumbo certificates of deposit require minimum deposits of $100,000.

Certificates of
Maturity Period	Deposit
(In thousands)
Three months or less	$8,853
Over three through six months	4,301
Over six through 12 months	10,720
Over 12 months	5,742

Total	$29,616

     The following table sets forth time deposits classified by rates at the dates indicated.

	At December 31,	At September 30,
	2005	2005	2004	2003
	(In thousands)
0.00 - 0.99%	$47	$47	$78	$—
1.00 - 1.99	376	653	31,431	29,177
2.00 - 2.99	15,838	27,956	36,717	20,268
3.00 - 3.99	66,078	61,079	10,528	9,554
4.00 - 4.99	33,407	20,224	10,186	9,204
5.00 - 5.99	2,556	2,542	4,018	6,270
6.00 - 6.99	28	389	3,259	4,752
7.00 - 7.99	—	—	924	1,114

	$118,330	$112,890	$97,141	$80,339

     The following table sets forth the amount and maturities of deposits at December 31, 2005.

	Amount Due
	One Year
	or Less	1-2 Years	2-3 Years	3-4 Years	4-5 Years	Total
	(In thousands)
0.00 - 0.99%	$47	$—	$—	$—	$—	$47
1.00 - 1.99	371	5	—	—	—	376
2.00 - 2.99	14,958	509	371	—	—	15,838
3.00 - 3.99	53,534	4,974	3,598	2,923	1,049	66,078
4.00 - 4.99	18,578	8,180	2,393	2,548	1,708	33,407
5.00 - 5.99	1,372	1,184	—	—	—	2,556
6.00 - 6.99	28	—	—	—	—	28

	$88,888	$14,852	$6,362	$5,471	$2,757	$118,330

     The following table sets forth deposit activity for the periods indicated.

	At or For the Three
	Months Ended		At or For the Year Ended
	December 31,		September 30,
	2005	2004	2005	2004	2003
	(In thousands)
Net deposits (withdrawals) before interest credited	$10,004	$13,643	$25,459	$14,192	$8,076
Interest credited	1,101	685	3,229	2,398	2,810

Net increase (decrease) in deposits	$11,105	$14,328	$28,688	$16,590	$10,886

     Borrowings. We utilize borrowings from the Federal Home Loan Bank of Des Moines and securities sold under agreement to repurchase to supplement our supply of funds for loans and investments and to meet deposit withdrawal requirements.
     The following tables set forth certain information regarding short-term borrowings by Liberty Savings Bank at the end of and during the periods indicated:

	At December 31,		At September 30,
	2005	2004	2005	2004	2003
	(Dollars in thousands)
Outstanding advances from the Federal Home Loan Bank	$17,833	$12,633	$9,633	9,633	$18,433
Weighted-average rate paid on advances from the Federal Home Loan Bank	3.58%	2.30%	3.17%	1.83%	2.40%
Outstanding securities sold under agreement to repurchase	$2,053	$313	$1,157	$213	—
Weighted-average rate paid on securities sold under agreement to repurchase	2.10%	1.32%	2.05%	1.20%	—%

	For the Three Months		For the Years Ended
	Ended December 31,		September 30,
	2005	2004	2005	2004	2003
	(Dollars in thousands)
Maximum outstanding advances from the Federal Home Loan Bank at any month end	$17,833	$17,133	$17,133	$13,133	$18,433
Weighted-average rate paid on advances from Federal Home Loan Bank (1)	3.26%	2.13%	2.44%	1.93%	4.83%
Average advances from the Federal Home Loan Bank outstanding	$10,366	$13,967	$10,967	$8,392	$13,667
Maximum outstanding securities sold under agreement to repurchase	$2,053	$696	$1,798	$1,047	—
Weighted-average rate paid on securities sold under agreement to repurchase (2)	2.10%	1.32%	1.76%	1.20%	—
Average securities sold under agreement to repurchase	$1,621	$552	$1,073	$396	—

(1)	The weighted-average rate paid is based on the weighted-average balances determined on a monthly basis.

(2)	The weighted-average rate paid is based on the weighted-average balances determined on a daily basis.
     Federal Home Loan Bank of Des Moines borrowings increased $3.2 million, or 10.4%, to $33.7 million at December 31, 2005 and decreased $6.6 million, or 17.9% to $30.5 million at September 30, 2005 from $37.1 million at September 30, 2004. The advances outstanding as of December 31, 2005 mature in 2005 through 2012.
     Securities sold under agreement to repurchase increased by $901,000 for the three months ended December 31, 2005 and $961,000 for the year ended September 30, 2005 relative to the prior comparable periods due to higher balances from existing customers. The ESOP note payable decreased to $379,000 at September 30, 2005 due to periodic loan payments. Other liabilities increased as a result of the timing of payroll payments and higher accrued bonuses and other accrual items.
Results of Operations for the Three Months Ended December 31, 2005 and 2004
     Overview.

	Three Months Ended
	December 31,
	2005	2004	% Change
	(Dollars in thousands)
Net earnings	$325	$355	(8.6)%
Return on assets (1)	0.53%	0.65%	(18.7)
Return on average stockholders’ equity (2)	6.15	7.00	(12.1)
Stockholders’ equity-to-assets ratio (3)	8.62	9.23	(6.6)
Dividend payout ratio (4)	83.33	74.07	12.5

(1)	Net earnings divided by average assets.

(2)	Net earnings divided by average stockholders’ equity

(3)	Average stockholders’ equity divided by average total assets.

(4)	Dividends declared per share divided by diluted earnings per share.
     Net earnings decreased $30,000, or 8.6%, for the three months ended December 31, 2005 compared to the three months ended December 31, 2004. The decrease in net earnings was due primarily to the $70,000, or 46.7%, increase in the provision for loan losses and a $170,000, or 12.2%, increase in noninterest expense. Net interest income increased primarily as a result of a higher interest rate spread. Noninterest expense increased as a result of increased expenses attributable to new branches.
     Net Earnings. Net earnings decreased by $30,000 from $355,000 for the three months ended December 31, 2004 to $325,000 for the three months ended December 31, 2005. The decrease was due to higher provision for loan losses and noninterest expense, which more than offset higher net interest and noninterest income.

     Net Interest Income. Net interest income increased by $151,000, or 8.3%, from $1.8 million for the three months ended December 31, 2004 to $2.0 million for the three months ended December 31, 2005 as a result of a higher interest rate spread. Our interest rate spread increased from 3.21% for the three months ended December 31, 2004 to 3.30% for the three months ended December 31, 2005 as a result of management’s efforts to attract more construction and commercial real estate loans that carry higher rates than traditional single-family mortgage loans.
     Interest on loans receivable increased as a result of a higher average yield. The weighted-average yield on loans increased from 6.24% for the three months ended December 31, 2004 to 7.10% for the three months ended December 31, 2005.
     Interest on mortgage-backed securities increased due to a higher average yield and balance.
     Interest on securities increased as a result of a higher weighted-average balance and yield reflecting higher market interest rates. Interest on other interest-earning assets increased as a result of a higher weighted-average balance and substantially greater weighted-average yield.
     Interest on deposits increased as a result of a higher weighted-average balance and rate. Recently, Liberty Savings Bank has attracted transaction accounts through increased marketing expenditures. Balances on long-term certificate accounts increased through the offering of certificate account specials.
     Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income from average interest-earnings assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using month-end balances and, to a lesser extent, daily balances, and non-accrual loans are included in average balances only. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented. Amortization of net deferred loan fees are included in interest income on loans and are insignificant. No tax equivalent adjustments were made. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	At
	December 31,	For the Three Months Ended December 31,
	2005	2005			2004
	Average			Average			Average
	Yield/	Average		Yield/	Average		Yield/
	Cost	Balance	Interest	Cost	Balance	Interest	Cost
				(Dollars in thousands)
Interest-earning assets:
Loans receivable	7.36%	$170,083	$3,020	7.10%	$170,452	$2,659	6.24%
Mortgage-backed securities	4.18	26,799	260	3.88	22,265	197	3.54
Securities	4.08	26,157	252	3.85	17,212	109	2.53
Other interest-earning assets	4.04	5,977	45	3.01	4,711	21	1.82

Total interest-earning assets	6.46	229,016	3,577	6.25	214,640	2,986	5.56

Interest-bearing liabilities:
Deposits	2.79	186,327	1,308	2.81	158,107	838	2.12
Federal Home Loan Bank advances	3.86	29,280	276	3.77	38,739	314	3.24
Securities sold under agreement to repurchase	2.38	1,665	12	2.88	759	6	3.22
ESOP note payable	7.25	381	7	7.35	405	5	4.94

Total interest-bearing liabilities	2.95	217,653	1,603	2.95	198,010	1,163	2.35

Net interest income before provision for loan losses			1,974			1,823

Net earning assets		11,363			16,630

Interest rate spread	3.51%			3.30%			3.21%

Net yield on average interest-earning assets				3.45%			3.40%

Ratio of average interest-earning assets to average interest-bearing liabilities		105.18%			108.40%

     Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The rate/volume column shows the effects attributable to changes in both rate and volume (changes in rate multiplied by changes in volume). The total column represents the sum of the prior columns.

	Three Months Ended December 31, 2005
	Compared to
	Three Months Ended December 31, 2004
	Increase (Decrease) due to:
	Volume	Rate	Rate/Volume	Total
		(Dollars in thousands)
Interest income:
Loans receivable	$(5)	$367	$(1)	$361
Mortgage-backed securities	40	19	4	63
Securities	57	57	29	143
Other interest-earning assets	6	14	4	24

Total interest-earning assets	$98	$457	$36	$591

Interest expense:
Deposits	$149	273	$48	$470
Federal Home Loan Bank advances	(76)	51	(13)	(38)
Securities sold under agreement to repurchase	7	(2)	1	6
ESOP note payable	0	2	0	2

Total interest-bearing liabilities	80	324	36	440

Change in net interest income	$18	133	$0	$151

     Provision for Loan Losses. Liberty Savings Bank maintains an allowance at a level necessary to absorb management’s best estimate of probable loan losses in the portfolio. Management considers, among other factors, historical loss experience, type and amount of loans, borrower concentrations and current conditions of the economy. In addition, the allowance considers the level of loans which management monitors as a result of inconsistent repayment patterns. Management has identified commercial real estate loans as an area for expected increased lending. Such loans carry a higher degree of credit risk than our historical single-family lending.
     Provision for loan losses increased from $150,000 for the three months ended December 31, 2004 to $220,000 for the corresponding period in 2005. At December 31, 2005, the allowance for loan losses was $1.6 million, or 0.8% of the gross loan portfolio, compared to $1.8 million, or 0.9% of the loan portfolio at September 30, 2005. At December 31, 2005, loans secured by all non-construction single-family properties totaled 19.5% of total loans and 8.3% of the allowance for loan losses was allocated to these loans. All other loans totaled 80.5% of the portfolio and 91.7% of the allowance for loan losses.
     Management also reviews individual loans for which full collectibility may not be reasonably assured and considers, among other matters, the estimated fair value of the underlying collateral. This evaluation is ongoing and results in variations in our provision for loan losses.
     Non-accrual loans amounted to $493,000 and $907,000 at December 31, 2005 and September 30, 2005, respectively. Net loan charge-offs amounted to $335,000 during the three months ended December 31, 2005 compared to $15,000 during the three months ended December 31, 2004. Net loan charge-offs were higher during the three months ended December 31, 2005 as a result of the write down and liquidation of certain loans secured by single-family investment properties. See “—Risk Management—Analysis of Non-Performing and Classified Assets.”
     Although management utilizes its best judgment in providing for losses, there can be no assurance that they will not have to change its allowance for loan losses in subsequent periods. Management will continue to monitor the allowance for loan losses and make additional provisions to the allowance as appropriate.
     An analysis of the changes in the allowance for loan losses, non-performing loans and classified loans is presented under “—Risk Management—Analysis of Non-Performing and Classified Assets” and “—Risk Management—Analysis and Determination of the Allowance for Loan Losses.”
     Noninterest Income. The following table shows the components of noninterest income for the three months ended December 31, 2005 and 2004.

	Three Months Ended
	December 31,
	2005	2004	% Change
	(Dollars In thousands)
Loan service charges	$19	$7	177.1%
Gain on sale of mortgage-backed securities available for sale	—	—	—
Gain on sale of loans	56	44	27.4
Deposit account service charges	228	234	(3.0)

Total	$303	$285	6.0

     Noninterest income increased by $18,000 from $285,000 for the three months ended December 31, 2004 to $303,000 for the three months ended December 31, 2005 due to a higher amount of loan service charges and an increase in gain on sale of loans, partially offset by a decrease in deposit account service charges.
     We recognized gains on sale of loans of $56,000 and $44,000 for the three months ended December 31, 2005 and 2004, respectively. During the three months ended December 31, 2005 and the three months ended December 31, 2004, Liberty Savings Bank originated loans for sale to secondary market investors of $4.8 million and $4.0 million, respectively. Gains on sales of available for sale securities and mortgage-backed securities are not stable sources of income and there is no assurance that we will generate such gains in the future. Liberty Savings Bank does not anticipate significant gains on sale of loans in the future due to current market conditions.

     Noninterest Expense. The following table shows the components of noninterest expense and the percentage changes for the three months ended December 31, 2005 and 2004.

	Three Months Ended
	December 31,
	2005	2004	% Change
	(Dollars in thousands)
Compensation and benefits	$882	$763	15.7%
Occupancy expense	115	95	21.2
Equipment and data processing expense	167	184	(9.4)
Operations from foreclosed real estate, net	2	6	(60.4)
Federal deposit insurance premiums	6	6	3.4
Professional and regulatory services	65	77	(15.4)
Advertising	84	57	45.8
Correspondent banking charges	57	54	5.2
Supplies	45	31	46.6
Other	$141	$121	16.3

Total noninterest expense	$1,564	$1,394	12.2%

Efficiency ratio (1)	68.71%	66.13%

(1)	Computed as noninterest expense divided by the sum of net interest income and noninterest income, excluding securities gains and losses.
     Noninterest expense increased from $1.4 million for the three months ended December 31, 2004 to $1.6 million for the three months ended December 31, 2005. Compensation and benefit expense increased due to the hiring of additional staff for a new branch in Independence, Missouri and salary increases. Liberty Savings Bank’s occupancy expense increased primarily due to the lease of land for a recently opened branch in Kansas City, Missouri, and the opening of a new branch in Independence, Missouri. Equipment and data processing expense was lower due to lower costs for online processing. Professional and regulatory services decreased primarily from recruiting fees that were paid in the three months ended December 31, 2004. Advertising expense increased due to a greater marketing emphasis and the opening of our Independence branch. Other noninterest expense increased from $121,000 for 2004 to $141,000 for 2005 due primarily to higher expenses on telephones, charitable contributions and insurance. There was no significant change in correspondent banking expenses and federal deposit insurance premiums.
     Income Taxes. Income tax expense for the three months ended December 31, 2005 was $168,000 compared to $209,000 for the three months ended December 31, 2004. Income taxes decreased due to lower pre-tax earnings and higher non-taxable, municipal bond income. The effective tax rate for the three months ended December 31, 2005 was 34.1% compared to 37.1% for the three months ended December 31, 2004.
     Stockholders’ Equity. Stockholders’ equity remained relatively consistent from September 30, 2005 to December 31, 2005. The $298,000 decrease in accumulated other comprehensive earnings, net and cash dividends of $107,000, is partially offset by net earnings of $325,000 and amortization of ESOP award.

Results of Operations for the Years Ended September 30, 2005 and 2004
     Overview.

	Years Ended September 30,
	2005	2004	% Change
	(Dollars in thousands)
Net earnings	$1,505	$963	56.2%
Return on assets (1)	0.67%	0.47%	40.4
Return on average stockholders’ equity (2)	7.28	4.81	50.9
Stockholders’ equity-to-assets ratio (3)	9.16	9.74	8.7
Dividend payout ratio (4)	70.80	109.59	(35.4)

(1)	Net earnings divided by average assets.

(2)	Net earnings divided by average stockholders’ equity.

(3)	Average stockholders’ equity divided by average total assets.

(4)	Dividends declared per share divided by diluted earnings per share.
     Net earnings increased $542,000, or 56.2%, for the year ended September 30, 2005 compared to the year ended September 30, 2004. The increase in net income was due primarily to the $2.2 million or 21.0% increase in interest income, partially offset by a $1.1 million or 28.4% increase in interest expense, and a $798,000 or 15.2% increase in noninterest expense. Net interest income increased primarily as a result of a higher interest rate spread and an increase in loans receivable. Noninterest income in 2005 was positively affected by a higher amount of deposit account service charges and loan service charges, partially offset by a decrease in gains on sale of loans and gains on sale of mortgage-backed securities. Noninterest expense increased as a result of increased expenses attributable to new branches.
          Net Earnings. Net earnings increased by $542,000 from $963,000 for 2004 to $1.5 million for 2005. The increase was due to higher net interest and noninterest income, and lower provisions for loan losses; which more than offset higher noninterest expense and income taxes.
          Net Interest Income. Net interest income increased by $1.1 million, or 16.4%, from $6.6 million for 2004 to $7.6 million for 2005 as a result of a higher interest rate spread and an increase in loans receivable. Our interest rate spread increased from 3.22% for 2004 to 3.41% for 2005 as a result of management’s efforts to lower deposit costs and increase noninterest bearing transaction accounts and attracting more construction and commercial real estate loans that carry higher rates than traditional single-family mortgage loans.
          Interest on loans receivable increased as a result of a higher average balance and yield. The weighted-average yield on loans increased from 6.06% for 2004 to 6.57% for 2005.
          Interest on mortgage-backed securities increased due to a higher yield, reflecting higher market interest rates, partially offset by a lower weighted-average balance.
          Interest on securities increased as a result of a higher weighted-average balance and yield, reflecting higher market interest rates. Interest on other interest-earning assets increased as a result of a higher weighted-average balance and substantially greater weighted-average yield.
          Interest on deposits increased as a result of a higher weighted-average balance and rate. During 2005, Liberty Savings Bank attracted transaction accounts through increased marketing expenditures. Balances on long-term certificate accounts increased through the offering of certificate account specials.
          Interest on advances from the Federal Home Loan Bank of Des Moines increased due to a slightly higher average balance and rate.
          Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earnings assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using month-end balances and, to a lesser extent, daily balances, and non-accrual loans are included in average balances only. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented. Amortization of net deferred loan fees are included in interest income on loans and are insignificant. No tax equivalent adjustments were made. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Years Ended September 30,
	2005			2004			2003
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$172,869	$11,354	6.57%	$155,604	$9,435	6.06%	$135,257	$9,084	6.72%
Mortgage-backed securities	21,656	808	3.73	22,772	755	3.31	30,425	1,151	3.78
Securities	14,371	463	3.22	11,926	353	2.96	11,095	394	3.55
Other interest-earning assets	6,942	191	2.75	4,393	52	1.18	4,510	30	0.67

Total interest-earning assets	215,838	12,816	5.94	194,695	10,595	5.43	181,287	10,659	5.88

Interest-bearing liabilities:
Deposits	168,636	3,979	2.36	147,836	2,925	1.98	133,187	3,255	2.44
Federal Home Loan Bank advances	34,525	1,142	3.31	33,612	1,065	3.17	31,996	1,887	5.90
Securities sold under agreement to repurchase	1,058	30	2.81	837	22	2.57	272	9	3.50
ESOP note payable	415	25	5.93	466	19	4.17	382	16	4.22

Total interest-bearing liabilities	$204,634	5,176	2.53	$182,751	4,031	2.21	$165,837	$5,167	3.12

Net interest income before provision for loan losses		$7,640			$6,564			$5,492

Net earning assets	$11,204			$11,944			$15,450

Interest rate spread			3.41%			3.22%			2.76%

Net yield on average interest-earning assets			3.54%			3.37%			3.03%

Ratio of average interest-earning assets to average interest-bearing liabilities	105.48%			106.54%			109.32%

          Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The rate/volume column shows the effects attributable to changes in both rate and volume (changes in rate multiplied by changes in volume). The total column represents the sum of the prior columns.

	Year Ended September 30,				Year Ended September 30,
	2005 vs. 2004				2004 vs. 2003
	Increase (Decrease) due to:				Increase (Decrease) due to:
			Rate/				Rate/
	Volume	Rate	Volume	Total	Volume	Rate	Volume	Total
	(Dollars in thousands)
Interest income:
Loans receivable	$1,039	$791	$89	$1,919	$1,374	$(889)	$(133)	$352
Mortgage-backed securities	(36)	94	(5)	53	(290)	(143)	36	(397)
Securities	73	31	6	110	30	(66)	(5)	(41)
Other interest-earning assets	30	69	40	139	(1)	24	(1)	22

Total interest-earning assets	$1,106	$985	$130	$2,221	1,113	$(1,074)	(103)	(64)

Interest expense:
Deposits	412	563	79	1,054	353	(616)	(66)	(329)
Federal Home Loan Bank advances	29	47	1	77	95	(873)	(44)	(822)
Securities sold under agreement to repurchase	6	1	1	8	8	1	3	12
ESOP note payable	(2)	9	(1)	6	4	(1)	—	3

Total interest-bearing liabilities	445	620	80	1,145	460	(1,489)	(107)	(1,136)

Change in net interest income	$661	$365	$50	$1,076	$653	$415	$4	$1,072

          Provision for Loan Losses. Provision for loan losses decreased from $885,000 for 2004 to $430,000 for 2005. At September 30, 2005, the allowance for loan losses was $1.8 million, or 0.9% of the gross loan portfolio, compared to $2.0 million or 1.1% of the loan portfolio at September 30, 2004. At September 30, 2005, loans secured by all non-construction single-family properties totaled 20.5% of total loans and 7.3% of the provision for loans losses was allocated to these loans. All other loans totaled 79.5% of the portfolio and 92.7% of the provision for loan losses.

          During the year ended September 30, 2004, we recorded a provision for loan losses of $885,000. Of this amount, $640,000 was related to certain identified loans totaling $2.9 million and secured by single-family investment properties. For further information regarding these impaired loans, see “—Risk Management — Analysis of Non-Performing and Classified Assets.” During the year ended September 30, 2005, our provision for loan losses decreased by $455,000, or 51.4%, to $430,000.
          Non-accrual loans amounted to $906,000 and $723,000 at September 30, 2005 and 2004, respectively. Net loan charge-offs amounted to $692,000 during 2005 compared to $157,000 during 2004. Net loan charge-offs were higher during 2005 as a result of the write down and liquidation of certain loans secured by one- to four-family investment properties.
          Noninterest Income. The following table shows the components of noninterest income for the years ended September 30, 2005 and 2004.

	Years Ended
	September 30,
	2005	2004	% Change
	(Dollars in thousands)
Loan service charges	$53	$36	48.0%
Gain on sale of mortgage-backed securities available for sale	10	40	(75.7)
Gain on sale of loans	194	217	(10.5)
Deposit account service charges	943	825	14.3

Total	$1,200	$1,118	7.3%

          Noninterest income increased by $82,000 from $1.1 million for 2004 to $1.2 million for 2005 due to a higher amount of deposit account service charges and loan service charges, partially offset by a decrease in gains on sale of loans and gains on sale of mortgage-backed securities. Deposit account service charges increased by $118,000 during 2005 due to our strategy to increase checking accounts and related fee income generated on checking account overdrafts.
          Liberty Savings Bank recognized gains on sale of loans of $194,000 and $217,000 for the years ended September 30, 2005 and 2004, respectively. During 2005 and 2004, we sold loans to secondary market investors totaling $21.1 million and $17.8 million, respectively. Gains on sales of available for sale securities and mortgage-backed securities are not stable sources of income and there is no assurance that we will generate such gains in the future.

          Noninterest Expense. The following table shows the components of noninterest expense and the percentage changes for the years ended September 30, 2005 and 2004.

	Years Ended
	September 30,
	2005	2004	% Change
	(Dollars in thousands)
Compensation and benefits	$3,302	$2,945	12.1%
Occupancy expense	433	293	47.9
Equipment and data processing expense	770	749	2.9
Operations from foreclosed real estate, net	(22)	(29)	(23.5)
Federal deposit insurance premiums	23	21	6.1
Professional and regulatory services	305	331	(7.7)
Advertising	315	201	56.3
Correspondent banking charges	216	201	7.1
Supplies	141	102	38.3
Other	582	453	28.7

Total noninterest expense	$6,065	$5,267	15.2%

Efficiency ratio (1)	68.6%	68.9%

(1)	Computed as noninterest expense divided by the sum of net interest income and noninterest income, excluding securities gains and losses.
          Noninterest expense increased from $5.3 million for 2004 to $6.1 million for 2005. Compensation and benefit expense increased due to the hiring of additional staff for a new branch in Independence, Missouri and salary increases, partially offset by a higher deferral of loan origination salary costs. Our occupancy expense increased primarily due to the lease of land for a future branch in Kansas City, Missouri, and to a lesser extent the opening of a new branch in Independence, Missouri. Advertising expense increased due to a greater marketing emphasis and the opening of our Independence branch. Supplies increased due to higher volume of transactions and regulatory changes to disclosure documents. Other noninterest expense increased from $452,000 for 2004 to $582,000 for 2005 due primarily to higher expenses on telephones, charitable contributions and insurance. There was no significant change in equipment and data processing expenses, professional and regulatory services and correspondent banking expenses.
          Income Taxes. Income tax expense for the year ended September 30, 2005 was $841,000 compared to $567,000 for the year ended September 30, 2004. Income taxes increased due to higher pre-tax earnings. The effective tax rate for 2005 was 35.9% compared to 37.1% for 2004.
          Stockholders’ Equity. Stockholders’ equity increased by $947,000 from $20.2 million at September 30, 2004 to $21.1 million at September 30, 2005. This increase was due to net earnings, additional proceeds from the exercise of stock options, and the amortization of the employee stock ownership plan and stock-based incentive awards, partially offset by the payment of cash dividends and a $298,000 increase in unrealized loss on investments.
Risk Management
          Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of net interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available for sale securities that are accounted for on a mark-to-market basis. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.
          Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans.

          When a borrower fails to make a required loan payment, we take a number of steps to attempt to have the borrower cure the delinquency and restore the loan to current status. When the loan becomes 15 days past due, a 5% penalty is assessed, and a written notification of the late payment is sent. If payment is not received by the 30th day of delinquency, the borrower is contacted by telephone, payment is requested and efforts are made to formulate an affirmative plan to cure the delinquency. After a loan becomes past due 60 days, we generally provide a final notice that we will initiate legal proceedings in 30 days, after which foreclosure procedures commence to obtain the real property securing the loan. Generally, when a loan becomes 90 days past due, the loan is placed on non-accrual status. We may consider loan workout arrangements with certain borrowers under certain circumstances.
          Management reports to the Board of Directors monthly regarding the amount of loans delinquent more than 30 days, all loans in foreclosure and all foreclosed and repossessed property that we own.
          Real estate acquired by Liberty Savings Bank as a result of foreclosure is classified as foreclosed real estate owned until such time as it is sold. When such property is acquired, a new appraisal is obtained and it is recorded at the lower of its unpaid principal or fair value, less estimated selling costs. Any required write-down of the loan to its fair value upon foreclosure is charged against the allowance for losses.
          Analysis of Non-Performing and Classified Assets. We consider repossessed assets and loans that are 90 days or more past due to be non-performing assets. Loans are generally placed on non-accrual status when they become 90 days delinquent, at which time the accrual of interest ceases and the allowance for any uncollectible accrued interest is established and charged against operations. Typically, payments received on a non-accrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.
          Real estate that we acquire as a result of foreclosure or deed-in-lieu of foreclosure is classified as foreclosed assets until it is sold. When property is acquired, it is initially recorded at the lower of its cost, or market, less estimated selling expenses. Holding costs and declines in fair value after acquisition of the property result in charges against income.
          The following table sets forth information with respect to our non-performing assets at the dates indicated.

	At December 31,	At September 30,
	2005	2005	2004	2003	2002	2001
	(Dollars in thousands)
Loans accounted for on a non-accrual basis: (1)
Single and multi-family loans	$485	$351	$723	$—	$22	$178
Real estate construction loans	—	556	—	—	—	410
Commercial non-real estate	—	—	—	—	140	155
Consumer	8	—	—	—	19	9

Total non-accrual loans	493	907	723	—	182	752

Accruing loans which are contractually past due 90 days or more – single-family loans (1)	104	—	—	—	—	—

Total non-accrual and 90 days or more past due loans	597	907	723	—	182	752
Other impaired loans – single-family 1-4 units, investment property	—	403	2,933	—	—	—
Troubled debt restructuring (2)	—	—	—	274	281	287

Foreclosed real estate held for sale	2,930	1,530	547	—	857	3,472

Total non-performing assets	$3,527	$2,840	$4,203	$274	$1,320	$4,511

Allowance for losses on impaired loans	$16	$199	$655	$—	$20	$77

Impaired loans with no related allowance for loan losses	$115	$116	$—	$—	$—	$110

Non-accrual and 90 days or more past due loans as a percentage of total loans, net	0.35%	0.55%	0.45%	—%	0.16%	0.63%

Non-accrual and 90 days or more past due loans as a percentage of total assets	0.24%	0.38%	0.34%	—%	0.10%	0.39%

Non-performing assets as a percentage of total assets	1.40%	1.20%	1.97%	0.15%	0.72%	2.35%

(1)	Interest on delinquent loans is accrued to income to the extent considered collectible.

(2)	As defined in Statement of Financial Accounting Standards No. 15.

     Non-performing assets totaled $3.5 million, or 1.4% of total assets, at December 31, 2005, which was an increase of $688,000, or 24.2%, from September 30, 2005. Non-performing assets at December 31, 2005 consisted of $493,000 in non-accrual loans, $2.9 million foreclosed real estate and a $104,000 accruing loan past due 90 days or more, which has since been paid off. At December 31, 2005, non-accrual loans consisted of $485,000 in single-family and multi-family loans and $8,000 in consumer loans. Non-performing assets totaled $2.8 million, or 1.2% of total assets, at September 30, 2005, which was a decrease of $1.4 million, or 32.4%, from $4.2 million, or 2.0% of total assets, at September 30, 2004. At September 30, 2005, non-accrual loans consisted of $351,000 in single-family and multi-family loans, and $556,000 in real estate construction loans. Other impaired loans totaled $403,000 and $2.9 million at September 30, 2005 and 2004, respectively. These loans were secured by single-family investment properties.
     During the year ended September 30, 2004, $640,000 of our provision for loan losses was related to certain identified loans totaling $2.9 million and secured by single-family investment properties. We discovered irregularities in these loans that suggested the collateral may not have been sufficient to properly secure the amount owed. The loans involved six different borrowers where we loaned funds for the purchase of single-family investment properties. Five of the borrowers purchased the collateral properties from a common seller. These loans were impaired loans at September 30, 2004. In 2005, Liberty Savings Bank received payoffs at an average discount of 4.9% for $1.1 million of the impaired loans and acquired through foreclosure an additional $1.5 million of the original loans totaling $2.9 million in loans. Of the $1.5 million in impaired loans foreclosed in 2005, $1.2 million have been sold through December 31, 2005. At December 31, 2005, the remaining principal balance on these loans was $202,000, all of which was non-accruing. In addition, at December 31, 2005, we had $337,000 in foreclosed real estate attributable to these loans.
     At December 31, 2005 and September 30, 2005, we had $155,000 and $1.7 million, respectively, of loans which were not currently classified as non-accrual, 90 days past due, restructured or impaired but where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and would result in disclosure as non-accrual, 90 days past due, restructured or impaired. Included in this category at December 31, 2005 were one home equity loan and one single-family loan. At September 30, 2005, these loans consisted of nine spec homes and one custom home.
     Interest income that would have been recorded for the three months ended December 31, 2005 and for the year ended September 30, 2005 had non-accruing loans been current according to their original terms amounted to $12,846 and $97,652, respectively. We recognized interest income of $1,928 and $73,439 on such loans during the three months ended December 31, 2005 and the year ended September 30, 2005, respectively.
     Foreclosed real estate owned by Liberty Savings Bank at December 31, 2005 totaled $2.9 million. Foreclosed real estate owned by Liberty Savings Bank at September 30, 2004 totaled $547,000 compared to $1.5 million at September 30, 2005. Foreclosed real estate at December 31, 2005 partially consisted of 12 single-family residences, all of which were acquired upon foreclosure of spec construction loans. Nine of these residences were built by a single borrower.
     This foreclosed real estate at December 31, 2005 also consisted of five properties made to investors as rental properties. Two of these properties were part of the original impaired loans, which were reserved for as of September 30, 2004.
     Classified Assets. Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets that do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as special mention, substandard or doubtful we establish an allowance for loan losses. If we classify an asset as loss, we allocate an amount equal to 100% of the portion of the asset classified loss.

     The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At December 31,	At September 30,
	2005	2005	2004	2003
		(In thousands)
Special mention assets	$155	$1,729	$3,855	$2,935
Substandard assets (1)	3,402	2,854	3,451	1,514
Doubtful assets	—	—	—	—
Loss assets	—	—	—	—

Total classified assets	$3,557	$4,583	$7,306	$4,449

(1)	Includes foreclosed real estate of $2,930,457, $1,529,586 and $547,453 at December 31, 2005, September 30, 2005 and September 30, 2004, respectively. There was no foreclosed real estate at September 30, 2003.
     The increase in our substandard loans at December 31, 2005 compared to September 30, 2005 was due to the increase in foreclosed real estate. Substandard loans decreased from $3.5 million at September 30, 2004 to $2.9 million at September 30, 2005. Our substandard loans at September 30, 2005 consisted primarily of six loans to three individuals totaling $1.1 million secured by multi-family, five or more units, and single-family real estate construction.
     Special mention assets at December 31, 2005 consisted of two loans to one borrower totaling $155,000. Special mention assets at September 30, 2005 consisted of ten loans totaling $1.7 million to one borrower secured by nine spec homes and one custom home. In October 2005, these loans were classified as substandard. The borrower has declared bankruptcy and these properties were foreclosed on in December 2005.
     Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At December 31,		At September 30,
	2005		2005		2004		2003
	30-59	60-89	30-59	60-89	30-59	60-89	30-59	60-89
	Days	Days	Days	Days	Days	Days	Days	Days
	Past Due	Past Due	Past Due	Past Due	Past Due	Past Due	Past Due	Past Due
				(In thousands)
Real estate – mortgage loans	$—	$40	$—	$559	$233	$365	$181	$146
Construction loans	—	—	—	345	—	—	—	—
Commercial loans	147	—	—	—	152	—	197	—
Consumer loans	167	35	69	43	75	—	44	11

Total	$314	$75	$69	$947	$460	$365	$422	$157

     Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.
     We establish an allowance on certain identified problem loans based on such factors as (1) the strength of the customer’s personal or business cash flows; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency.
     In addition, we establish an allowance for loans that are not delinquent to recognize the losses associated with lending activities. This valuation allowance is determined by segregating the loans by loan category and assigning percentages to each category. The percentages are adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in existing general economic and business conditions affecting our primary lending areas and the national economy, staff lending experience, recent loss experience in particular segments of the portfolio, classified asset trends, delinquency trends and risk rating trends. The applied loss factors are reevaluated quarterly to ensure their relevance in the current economic environment.

     We identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans and other loans that management may have concerns about collectibility. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan or a shortfall in collateral value would result in our allocating a portion of the allowance to the loan that was impaired.
     The Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require us to make additional provisions for loan losses based on judgments different from ours.
     At December 31, 2005, our allowance for loan losses represented 0.8% of total gross loans and 275.8% of non-performing loans. The allowance for loan losses decreased $115,000 from September 30, 2005 to December 31, 2005 due to charge-off of loans totaling $336,000, partially offset by an increase in the provision for loan losses of $220,000. The provision for loan losses for the three months ended December 31, 2005 reflected an increase in loans receivable and charge-offs. There was no change in the loss factors used to calculate the allowance from September 30, 2005 to December 31, 2005.
     At September 30, 2005, our allowance for loan losses represented 0.9% of total gross loans and 134.5% of non-performing loans. The allowance for loan losses decreased from $2.0 million at September 30, 2004 to $1.8 million at September 30, 2005 due to an increase in charged off loans. There was no change in the loss factors used to calculate the allowance from September 30, 2004 to September 30, 2005.
     The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

			At September 30,
	At December 31, 2005		2005		2004
		Percent of		Percent of		Percent of
		Loans in Each		Loans in Each		Loans in Each
		Category to Total		Category to Total		Category to Total
	Amount	Gross Loans	Amount	Gross Loans	Amount	Gross Loans
			(Dollars in thousands)
Real estate – mortgage:
Single-family 1-4 units	$138	19.62%	$268	20.71%	$593	28.71%
Multi-family 5 or more units	87	8.51	102	8.20	277	6.96
Real estate construction loans	551	42.18	565	42.01	579	38.86
Commercial real estate loans	691	19.84	672	19.74	423	16.38
Commercial business loans	88	3.51	65	2.83	54	2.57
Consumer loans	92	6.34	90	6.51	98	6.52

Total allowance for loan losses	$1,647	100.00%	$1,762	100.00%	$2,024	100.00%

	At September 30,
	2003		2002		2001
		Percent of		Percent of		Percent of
		Loans in Each		Loans in Each		Loans in Each
		Category to Total		Category to Total		Category to Total
	Amount	Gross Loans	Amount	Gross Loans	Amount	Gross Loans
			(Dollars in thousands)
Real estate – mortgage:
Single-family 1-4 units	$159	36.28%	$169	42.19%	$199	49.88%
Multi-family 5 or more units	111	6.77	39	5.98	26	2.56
Real estate construction loans	512	33.40	369	23.78	445	27.14
Commercial real estate loans	287	14.53	228	17.53	210	12.18
Commercial business loans	127	2.73	170	3.20	89	2.04
Consumer loans	101	6.29	92	7.32	102	6.10

Total allowance for loan losses	$1,297	100.00%	$1,067	100.00%	$1,071	100.00%

     Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with U.S. generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses would adversely affect our financial condition and results of operations.
     Analysis of Loan Loss Experience. The following table sets forth an analysis of Liberty Savings Bank’s allowance for loan losses for the periods indicated. Where loan loss allowances have been established, any difference between the loss allowance and the amount of loss realized has been charged or credited to income.

	At or For the Three
	Months		At or For the Years Ended
	Ended December 31,		September 30,
	2005	2004	2005	2004	2003	2002	2001
	(Dollars in thousands)
Balance at beginning of period	$1,762	$2,024	$2,024	$1,297	$1,067	$1,071	$1,468

Loans charged-off:
Single-family 1-4 units	(217)	(13)	(482)	(132)	(2)	—	—
Multi-family 5 or more units	(104)	—	(197)	—	—	—	—
Real estate construction loans	—	—	—	—	—	(427)	(566)
Commercial real estate loans	—	—	—	—	—	—	(42)
Commercial business loans	—	—	—	—	—	(338)	(101)
Consumer loans	(14)	(2)	(16)	(33)	(14)	(1)	(3)

Total charge-offs	(335)	(15)	(695)	(165)	(16)	(766)	(712)

Recoveries:
Single-family 1-4 units	—	—	1	6	—	—	—
Multi-family 5 or more units	—	—	—	1	—	—	8
Real estate construction	—	—	—	—	40	2	—
Consumer loans	—	—	2	—	—	2	—

Total recoveries	—	—	3	7	40	4	8

Net loans charged-off	(335)	(15)	(692)	(158)	24	(762)	(704)

Provision for loan losses	220	150	430	885	206	758	307

Balance at end of period	1,647	2,159	1,762	2,024	1,297	1,067	1,071

Ratio of allowance for losses to gross loans receivable	0.81%	1.06%	0.93%	1.09%	0.80%	0.84%	0.80%

Ratio of net loan charge-offs (recoveries) to average loans outstanding during the period	0.20%	0.01%	0.40%	0.09%	(0.02)%	0.65%	0.53%

     Interest Rate Risk Management. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to provide a better match between the interest rate sensitivity of our assets and liabilities. In particular, the strategies utilized by Liberty Savings Bank are intended to stabilize net interest income for the long term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination of loans with greater interest rate sensitivities than long-term, fixed-rate residential mortgage loans, such as real estate construction loans and commercial and multi-family real estate loans. Asset/liability management in the form of structuring the maturity or repricing of cash instruments provides greater flexibility to adjust exposure to interest rates. During periods of high interest rates, management believes it is prudent to offer competitive rates on short-term deposits and less competitive rates for long-term liabilities. This posture allows us to benefit quickly from declines in interest rates. Likewise, offering more competitive rates on long-term deposits during the low interest rate periods allows us to extend the repricing and/or maturity of our liabilities thus reducing our exposure to rising interest rates. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.

     We have an Asset/Liability Management (“ALCO”) Committee, which includes members of management, to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.
     Net Portfolio Value Simulation Analysis. We use an interest rate sensitivity analysis prepared by the Office of Thrift Supervision to review our level of interest rate risk. This analysis measures interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 to 200 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. Because of the low level of market interest rates, this analysis is not performed for decreases of more than 100 basis points. We measure interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios. The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at December 31, 2005 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

				Net Portfolio Value
Change				as % of Present Value
(In Basis Points)	Estimated Net Portfolio Value			of Assets
in Interest Rates	$ Amount	$ Change	%Change	NPV Ratio	BP Change
(Dollars in thousands)
+300	$29,295	(1,549)	(5)%	11.50%	(34)
+200	30,103	(741)	(2)	11.72	(12)
+100	30,643	(201)	(1)	11.84	—
0	30,844	—	—	11.84	—
(100)	30,621	(223)	(1)	11.69	(15)
(200)	29,773	(1,071)	(3)	11.31	(53)
     The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.
     Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of securities and borrowings from the Federal Home Loan Bank of Des Moines. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.
     We regularly adjust our investments in liquid assets based upon our assessment of expected loan demand, expected deposit flows, yields available on interest-earning deposits and securities and the objectives of our asset/liability management policy.
     Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At December 31, 2005, total cash and cash equivalents amounted to $13.7 million. Securities classified as available for sale, which provide additional sources of liquidity, totaled $25.9 million at December 31, 2005. In addition, at December 31, 2005, we had the ability to borrow a total of approximately $20.0 million from the Federal Home Loan Bank of Des Moines, in the form of available overnight lines of credit. On that date, we had no overnight advances outstanding.
     At December 31, 2005, we had $62.3 million in loan commitments outstanding, which included $28.8 million in undisbursed loans and $11.8 million in unused lines of credit. Certificates of deposit due within one year of December 31, 2005 totaled $88.9 million, or 75.1% of certificates of deposit. We believe the large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods in the current low interest rate environment. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2006. We believe, however, based on past experience that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.
     The following table presents certain of our contractual obligations as of December 31, 2005.

		Payments due by period
		Less than	One to Three	Three to	More Than 5
	Total	One Year	Years	Five Years	Years
			(In thousands)
Federal Home Loan Bank advances	$33,664	$17,833	$9,481	$5,200	$1,150
Securities sold under agreement to repurchase	2,556	2,053	503	—	—
Operating lease obligations	1,560	92	183	183	1,102
Purchase obligations (1)	278	278	—	—	—
ESOP note payable	390	82	204	63	41

Total	$38,448	$20,338	$10,371	$5,446	$2,293

(1)	Commitments for future branch expansion.
     Our primary investing activities are the origination of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts and Federal Home Loan Bank of Des Moines advances. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. Occasionally, we offer promotional rates on certain deposit products to attract deposits.
     The following table presents our primary investing and financing activities during the periods indicated.

	Three Months Ended
	December 31,		Years Ended September 30,
	2005	2004	2005	2004
	(In thousands)
Investing activities:
Net change in loans receivable	$(10,070)	$(15,822)	$(5,727)	$(18,758)
Purchases of securities (1)	(5,608)	—	(28,613)	(24,504)
Proceeds from calls, maturities and principal repayments of securities (1)	3,066	3,718	12,950	10,490
Proceeds from sales of securities (1)	—	—	1,884	7,590
Financing activities:
Increase (decrease) in deposits	11,105	14,328	28,688	16,590
Increase (decrease) in Federal Home Loan Bank borrowings	$3,167	$(1,533)	$(6,633)	$6,817

(1)	Includes mortgaged-backed securities.
     Capital Management. We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2005, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines.

     Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see note 14 of the notes to financial statements included elsewhere in this prospectus. We currently have no plans to engage in hedging activities in the future.
     For the three months ended December 31, 2005 and the year ended September 30, 2005, we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.
Impact of Recent Accounting Pronouncements
     In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS No. 123(R)”), “Share-Based Payment.” SFAS No. 123(R) requires all entities to recognize compensation expense equal to the fair value of share-based payments such as stock options granted to employees. Liberty Savings Bank is required to apply SFAS No. 123(R) using a modified prospective method. Under this method, we are required to record compensation expense for the unvested portion of previously granted awards that are outstanding as of the required effective date over the requisite service period. In addition, we may elect to adopt SFAS No. 123(R) by restating prior years on a basis consistent with the pro forma disclosures required for those years by SFAS No. 123. SFAS No. 123(R) is effective for public entities that file as small business issuers at the beginning of the fiscal year that begins after December 15, 2005. SFAS No. 123(R) supersedes APB Opinion No. 25, “Accounting for Stock issued to Employees.” Management of Liberty Savings Bank is currently evaluating the effect of SFAS No. 123(R) on our financial statements.
     In March 2005, the Securities and Exchange Commission (“SEC”) issued SEC Staff Accounting Bulletin No. 107 (“SAB 107”), which expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff’s views regarding the valuation of share-based payment arrangements for public entities. We will consider the guidance provided by SAB 107 as part of our adoption of SFAS No. 123 (R).
     In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets.” SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal years beginning after June 15, 2005, and is not expected to have a material impact on our financial position or results of operations.
     In March 2005, the FASB issued Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations,” an interpretation of SFAS No. 143, “Accounting for Asset Retirement Obligations.” FIN 47 generally applies to long-lived assets and requires a liability to be recognized for a conditional asset retirement obligation if the fair value of that liability can be reasonably estimated. The Interpretation is effective no later than the end of fiscal years ending after December 15, 2005, with early adoption encouraged. Management does not expect the application of FIN 47 to have a material impact on our financial position or results of operations.
     In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion 20 and SFAS No. 3.” SFAS No. 154 requires changes in accounting principles to be retrospectively applied to the prior periods presented in the financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005. Liberty Savings Bank does not expect SFAS No. 154 to have a material impact on our financial position or results of operations.
     In November 2005, the FASB issued FASB Staff Position (FSP) FAS 115-1 and FAS 124-1, “The Meaning of Other-Than Temporary Impairment and Its Application to Certain Investments.” The FSP addresses determining when an investment is considered impaired, whether an impairment is other than temporary, and measuring an impairment loss. The FSP also addresses the accounting subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FSP is effective for reporting periods beginning after December 15, 2005. Liberty Savings Bank is currently evaluating the requirements of the FSP and does not expect the application of the FSP to have a material impact on Liberty Savings Bank’s financial position or results of operations.

     In December 2005, the FASB issued FSP SOP 94-6-1, “Terms of Loan Products That May Give Rise to a Concentration of Credit Risk.” The FSP expands the reporting requirements under SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” for loan products that are determined to represent a concentration of credit risk, including contractual features where repayments are less than the repayments for fully amortizing loans of an equivalent term and high loan-to-value ratios. The guidance in this FSP is generally effective for interim and annual periods ending after December 19, 2005. We will consider the guidance provided by this FSP effective December 31, 2005.
     The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law on December 8, 2003. In accordance with FASB Staff Position 106-2, neither the accumulated post-retirement benefit obligation nor the net periodic post-retirement benefit cost in the financial statements reflects the effects of the Act. We do not expect the effects of the Act to have a material impact on the financial statements.
Effect of Inflation and Changing Prices
     The financial statements and related financial data presented in this prospectus have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.
Our Management
Directors
     The initial Board of Directors of Liberty Bancorp consists of the six directors of Liberty Savings Bank. The Board is divided into three classes in equal as number as possible, each with three-year staggered terms, with approximately one-third of the directors elected each year. All of the directors of Liberty Bancorp are independent under the current listing standards of the Nasdaq Stock Market, except for Brent M. Giles who is an employee of Liberty Bancorp and Liberty Savings Bank, and Marvin J. Weishaar, whose son serves as our Chief Financial Officer. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of December 31, 2005.
     The following directors have terms ending in 2007:
     Robert T. Sevier is the Recorder of Deeds of Clay County, Missouri, a position he assumed in January 1999. From 1971 to late 1995, he was self-employed as a title insurance agent in Liberty, Missouri. Mr. Sevier has served as a board member of Concerned Care, an advocacy group for developmentally disabled individuals and is a member of the Developmental Disabilities Resource Board of Clay County, Missouri. Age 65. Director since 1975.
     Ralph W. Brant, Jr. is President of Brant’s Clothing, a retail-clothing establishment located in Liberty, Missouri. He has worked at Brant’s since 1975. Mr. Brant has served as a Director of the Liberty Chamber of Commerce and with the Liberty Downtown Merchants Group. He has also served as a Director and President of Martha Lafite Thompson Nature Sanctuary, and has worked with the Boy Scouts of America in various capacities. Age 60. Director since 1975.
     The following directors have terms ending in 2008:
     Brent M. Giles has served as our President and Chief Executive Officer since September 2003. Prior to joining Liberty Savings Bank, from August 2001 to August 2003, Mr. Giles was President of Lawson Bank, Lawson, Missouri, a Missouri-based community bank. From May 2000 to July 2001, Mr. Giles served as a financial services consultant with Rightworks Corporation, San Jose, California, and from April 1998 to May 2000, Mr. Giles served as Vice President of UMB Bank, Kansas City, Missouri. From 1989 to April 1998, Mr. Giles was a financial institutions examiner with the Federal Deposit Insurance Corporation. Mr. Giles also serves as President and Chief Executive Officer of Liberty Savings Mutual Holding Company. Age 38. Director since 2003.

     Marvin J. Weishaar retired in 2001 upon selling his public accounting practice located in Liberty, Missouri. From 1988 to 1998, he was employed as a partner and officer with Cochran Head and Company, PC, a local public accounting firm headquartered in Kansas City, Kansas. He was a self-employed certified public accountant from 1962 to 1988 in Liberty, Missouri. From 1957 to 1962, he was employed with KPMG in Kansas City, Missouri. Mr. Weishaar served as President of the Liberty Rotary Club and as a member and past President of the Liberty Area Chamber of Commerce. He was a founding member, board member and served as treasurer for 10 years for Habitat for Humanity, Northland. Age 73. Director since 1970.
The following directors have terms ending in 2009:
     Steven K. Havens is President of Havens Construction Co., Inc., serves as Chairman of the Clay County Airport Advisory Board, and is a past board member of the Liberty Chamber of Commerce. He also serves as the Secretary of Liberty Savings Bank and Liberty Savings Mutual Holding Company. Age 55. Director since 2001.
     Daniel G. O’Dell currently serves as Chairman of Liberty Savings Bank and Liberty Savings Mutual Holding Company. Mr. O’Dell has been employed by O’Dell Publishing since 1983. Mr. O’Dell also serves on the Board of Directors of TheraDoc, Inc., Salt Lake City, Utah, and serves on the Board of Directors of CollegeHill Investments, a subsidiary of William Jewell College, Liberty, Missouri. Age 51. Director since 1997.
Executive Officers
     Liberty Bancorp’s initial executive officers will be the same as those who currently serve as executive officers of Liberty Savings Bank, with the one exception of Mark Hecker, who serves as Liberty Savings Bank’s Senior Vice President and Chief Lending Officer. These executive officers are elected annually by the Board of Directors and serve at the Board’s discretion. The executive officers are:

Name	Position with Liberty Bancorp and/or Liberty Savings Bank

Brent M. Giles	President and Chief Executive Officer of Liberty Bancorp and Liberty Savings Bank
Marc J. Weishaar	Senior Vice President and Chief Financial Officer of Liberty Bancorp and Liberty Savings Bank
Mark E. Hecker	Senior Vice President and Chief Lending Officer of Liberty Savings Bank
     Below is information regarding the executive officers of Liberty Savings Bank who are not also directors. Unless otherwise stated, each executive officer has held his position for at least five years. The ages presented are as of December 31, 2005.
     Marc J. Weishaar is Senior Vice President and Chief Financial Officer of Liberty Bancorp and Liberty Savings Bank. He has served as Chief Financial Officer at Liberty Savings Bank since January 1995. From November 1991 to January 1995, Mr. Weishaar was Assistant Vice President, Compliance Officer of Liberty Savings Bank. From 1989 to November 1991, Mr. Weishaar was employed as a loan officer with UMB Bank, Kansas City, Missouri. From 1985 to 1989, Mr. Weishaar was employed in public accounting. He has a B.S. in Business Administration from the University of Kansas, Lawrence, Kansas and an M.B.A. from the University of Missouri, Kansas City. Mr. Weishaar also serves as Senior Vice President and Chief Financial Officer of Liberty Savings Mutual Holding Company. Age 44.
     Mark E. Hecker has served as Liberty Savings Bank’s Senior Vice President and Chief Lending Officer since June 2004. From March 1996 to June 2004, Mr. Hecker served in various capacities, including Commercial Loan Officer and Vice President, Commercial Manager, in Lee’s Summit, Missouri with Commercial Federal Bank, Omaha, Nebraska. From 1990 to March 1996, Mr. Hecker was a financial institutions examiner with the Federal Deposit Insurance Corporation. He has a B.S. in accounting from Central Missouri State University, Warrensburg, Missouri. Age 39.
Meetings and Committees of the Board of Directors of Liberty Savings Bank
     We conduct business through meetings of our Board of Directors and its committees. The Board of Directors meets on a monthly basis and special meetings are held from time to time, as needed. During fiscal 2005, the Board of Directors of Liberty Savings Bank held 12 meetings. No director attended fewer than 75% of the total number of the board meetings held and committee meetings on which such directors served during fiscal 2005.

     Our Board of Directors has standing Loan/Executive, Audit, Compensation and Nominating Committees, among others.
     Liberty Savings Bank’s Loan/Executive Committee conducts business between Liberty Savings Bank’s regular Board meetings. This committee, consisting of Messrs. Marvin J. Weishaar, Ralph W. Brant, Jr., Robert T. Sevier, Daniel G. O’Dell and Steven K. Havens, met 31 times during fiscal 2005. This committee meets frequently to review and approve loans in amounts above the amounts that may be approved by individual officers.
     Liberty Savings Bank maintains an Audit Committee. All of the directors except for Brent M. Giles serve on the Audit Committee. All members of the Audit Committee except for Marvin J. Weishaar are independent pursuant to the National Association of Securities Dealers’ listing standards. Liberty Savings Bank’s Board of Directors has determined that one member of the Audit Committee, Marvin J. Weishaar, qualifies as an “audit committee financial expert” as defined in Securities and Exchange Commission rules. Mr. Weishaar is not “independent,” as such term is defined under the Exchange Act. The Audit Committee meets to examine and approve the audit report prepared by the independent auditors of Liberty Savings Bank, to review and recommend the independent auditors to be engaged by Liberty Savings Bank, to review the internal audit function and internal accounting controls, and to review and approve Liberty Savings Bank policies. The Audit Committee has adopted a written charter, a copy of which was provided to stockholders along with the Bank’s proxy materials for the 2004 annual meeting of stockholders. The Audit Committee met four times in fiscal 2005.
     The Compensation Committee, comprised of the entire Board of Directors, meets to evaluate executive compensation issues. The Board of Directors, acting in its capacity as the Compensation Committee, met twice during fiscal 2005.
     The Nominating Committee, consisting of Messrs. Weishaar, Sevier and Havens, is responsible for the annual selection of management’s nominees for election as directors. This committee met once in fiscal 2005 to nominate the individuals for election at the 2006 annual meeting.
Committees of the Board of Directors of Liberty Bancorp
     In connection with the formation of Liberty Bancorp, the following committees were established:
     The Audit Committee, consisting of Messrs. Steven K. Havens, Robert T. Sevier, Daniel G. O’Dell and Ralph W. Brant, Jr., will meet periodically with the independent auditors and management to review accounting, auditing, internal control structure and financial reporting matters. Each member of the Audit Committee is independent under the definition contained in the listing standards of the Nasdaq Stock Market. The Board of Directors has determined that the Audit Committee does not have a member who is an “audit committee financial expert” as such term is defined by the rules and regulations of the Securities and Exchange Commission. The current Board members possess all of the criteria the Nominating Committee has determined are appropriate for Board membership of a holding company of a community-based financial institution. While the Board recognizes that no individual Board member meets the qualifications required of an “audit committee financial expert,” the Board believes that appointment of a new director to the Board and to the Audit Committee at this time is not necessary as the level of financial knowledge and experience of the current members of the Audit Committee, including the ability to read and understand fundamental financial statements, is cumulatively sufficient to discharge adequately the Audit Committee’s responsibilities.
     The Compensation Committee, consisting of Messrs. Havens, Sevier, O’Dell and Brant, will be responsible for determining annual grade and salary levels for employees and establishing personnel policies. Each member of the Compensation Committee is independent under the definition contained in the listing standards of the Nasdaq Stock Market.
     The Nominating Committee, consisting of Messrs. Sevier, O’Dell and Brant, will be responsible for the annual selection of management’s nominees for election as directors and developing and implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to Liberty Bancorp’s corporate governance policy. Each member of the Nominating Committee is independent under the definition contained in the listing standards of the Nasdaq Stock Market.
     Each of the committees listed above will operate under a written charter, which will govern its composition, responsibilities and operations.

Corporate Governance Policies and Procedures
     In addition to establishing committees of the Board of Directors, Liberty Bancorp will also adopt several policies to govern the activities of both Liberty Bancorp and BankLiberty, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy will set forth the following:
•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the board of directors;

•	the establishment and operation of board committees;

•	succession planning;

•	appointing an independent lead director and convening executive sessions of independent directors;

•	the Board of Directors’ interaction with management and third parties; and

•	the evaluation of the performance of the Board of Directors and the chief executive officer.
     Liberty Savings Bank previously adopted a Code of Ethics and Business Conduct that is designed to promote the highest standards of ethical conduct by Liberty Savings Bank’s directors, executive officers and employees. The Code of Ethics and Business Conduct requires that Liberty Savings Bank’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in Liberty Savings Bank’s best interest. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics and Business Conduct. In connection with the conversion, Liberty Bancorp will adopt the same Code of Ethics and Business Conduct that is already in place at the bank level.
     Further, Liberty Savings Bank has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Business Conduct also prohibits Liberty Savings Bank from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Ethics and Business Conduct.
Directors’ Compensation
     Fees. Directors of Liberty Savings Bank receive fees of $1,000 per month. Directors who are full-time employees do not receive additional fees for serving as directors. Directors of Liberty Savings Bank do not receive any fees for committee meetings, except for the five non-employee directors who receive $8,000 annually for serving on the Loan/Executive Committee. No fees are paid for service as a director of Liberty Savings Mutual Holding Company. Upon consummation of the conversion, fees paid for service as a Liberty Savings Bank director will not change, but directors of Liberty Bancorp will receive annual retainers of $4,000 for service as a Liberty Bancorp director.
     Benefits. Non-employee directors of Liberty Savings Bank also receive health and major medical insurance for themselves, their spouses and minor dependents. Additionally, non-employee directors are eligible to participate in the Liberty Savings Bank 2003 Incentive Equity and Deferred Compensation Plan. Under this plan, during the year ended September 30, 2004, each of directors Daniel G. O’Dell and Steven K. Havens was awarded 1,750 shares of restricted common stock in exchange for their agreement to forego participating in the Directors’ Retirement Plan described below. Beginning with the first anniversary following the date of grant, the shares of restricted stock vest at the rate of one-third per year. No options were granted to directors during the year ended September 30, 2005 under the 2003 Incentive Equity and Deferred Compensation Plan. Subsequently, on November 23, 2005, each non-employee director of Liberty Savings Bank was awarded options to acquire 2,000 shares of Liberty Savings Bank common stock. In addition, during the year ended September 30, 2004, each non-employee director was awarded options to acquire 4,500 shares of Liberty Savings Bank common stock under the 2003 Incentive Equity and Deferred Compensation Plan. All the options have a term of 10 years and have an exercise price equal to the fair market value of the common stock on the date of grant. The options granted in the year ended September 30, 2004 were immediately exercisable upon grant, while 50% of the options granted on

November 23, 2005 were immediately exercisable with the remaining options becoming exercisable on September 30, 2006. Non-employee directors will be eligible to participate in the incentive equity plan to be implemented not earlier than six months after the conversion.
     Directors’ Retirement Plan. Liberty Savings Bank maintains a retirement plan for Messrs. Brant, Weishaar and Sevier. Under the plan, each participating director receives an annual retirement benefit in an amount equal to the product of his Vested Percentage (as defined in the plan), with a maximum annual benefit of $15,000. A director’s Vested Percentage is based on his cumulative years of service on the board, and increases in increments of 25%, from 0% for less than 10 years of service, to 25% for 10 years of service, to 50% for 15 years of service, to 75% for 20 years of service and to 100% for 25 or more years of service. Benefits are payable over a ten-year period following the participating director’s termination of service on the board of directors.
     In the event that a director terminates his position as a director due to his disability, Liberty Savings Bank will pay the director an annual payment for 10 years in an amount equal to $15,000. In the event that a participating director dies before collecting any retirement or disability benefits, Liberty Savings Bank will pay to the director’s surviving spouse, if any, the monthly amounts otherwise payable, with the payment being made as though the director had both terminated service on the Board on the date of his death or disability, and had a Vesting Percentage equal to 100%, and survived to collect all retirement benefits payable. If a director dies after commencing to receive retirement or disability benefits, Liberty Savings Bank pays to the director’s surviving spouse, if any, the monthly payment then being made to the director with the period for such payments being determined as though the director had survived to collect all retirement or disability benefits payable. A director’s Vested Percentage becomes 100% upon a Change in Control, as defined in the plan, and the director becomes entitled to receive the present value of his retirement benefits in one lump sum payment within 10 days following the Change in Control. In the event of a Change in Control after a director terminates service on the Board of Directors, the present value of any retirement benefits not yet paid to the director will be due and payable in one lump-sum payment within 10 days following the Change in Control. In addition to an annual retirement benefit, participating directors will receive post-retirement medical coverage not to exceed $500 per month for a period of 20 years.
Executive Compensation
     Summary Compensation Table. The following information is provided for Brent M. Giles, our President and Chief Executive Officer, Marc J. Weishaar, our Senior Vice President and Chief Financial Officer, and Mark E. Hecker, our Senior Vice President and Chief Lending Officer. No other executive officer of Liberty Savings Bank received a salary and bonus of $100,000 or more during the year ended September 30, 2005.

		Annual Compensation		Long-Term Compensation Awards
Name and	Fiscal			Restricted	Securities Underlying	All Other
Position	Year	Salary	Bonus	Stock Awards ($)	Options/SARS (#)	Compensation
Brent M. Giles	2005	$175,764	$30,000	$—	5,000	$18,391	(1)
President and	2004	141,847	15,000	—	15,000	4,204
Chief Executive Officer	2003	7,000	—	—	—	5,125

Marc J. Weishaar	2005	$88,178	$15,000	$—	1,500	$12,205	(2)
Senior Vice President	2004	82,359	8,000	—	3,000	9,927
and Chief Financial Officer	2003	80,285	8,000	—	—	7,429

Mark E. Hecker (3)	2005	$100,198	$20,000	$—	2,000	$2,218	(4)
Senior Vice President	2004	25,000	5,000	—	2,500	4,204
and Chief Lending Officer

(1)	“All Other Compensation” for Mr. Giles includes the following for fiscal 2005: (i) $1,905 representing the value of personal use of a company vehicle; (ii) matching contributions of $4,394 to Liberty Savings Bank’s 401(k) Plan; and (iii) contributions to the Employee Stock Ownership Plan of $12,092.

(2)	“All Other Compensation” for Mr. Weishaar includes the following for fiscal 2005: (i) matching contributions of $2,204 to Liberty Savings Bank’s 401(k) Plan; and (ii) contributions to the Employee Stock Ownership Plan of $10,001.

(3)	Mr. Hecker joined Liberty Savings Bank on June 21, 2004.

(4)	“All Other Compensation” for Mr. Hecker consists of matching contributions of $2,218 to Liberty Savings Bank’s 401(k) Plan for fiscal 2005.

     Option Grants in Last Fiscal Year. The following table contains information concerning the grant of stock options during the year ended September 30, 2005 to the executive officers named in the Summary Compensation Table set forth above.

		Percent
	Number of	of Total			Potential Realizable
	Securities	Options			Value at Assumed
	Underlying	Granted to			Annual Rates of Stock
	Options	Employees	Exercise	Expiration	Price Appreciation
Name	Granted (1)	in Fiscal Year	Price	Date	for Option Term (2)
					5%	10%
Brent M. Giles	5,000	45.4%	$29.00	January 27, 2015	$91,150	$231,150

Marc J. Weishaar	1,500	13.6	29.00	January 27, 2015	$27,357	$69,329

Mark E. Hecker	2,000	18.1	29.00	January 27, 2015	$36,476	$92,438

(1)	All options granted had ten-year terms. 20% of the options granted to Mr. Giles vest on September 30, 2007, and the remaining options granted to Mr. Giles vest on September 30, 2008. The options granted to Messrs. Weishaar and Hecker vest at the rate of 20% annually, with the first 20% having vested on the first anniversary following the date of grant.

(2)	Represents the difference between the aggregate exercise price of the options and the aggregate value of the underlying common stock at the expiration date of the options assuming the indicated annual rate of appreciation in the value of the common stock as of the date of grant, January 27, 2005, based on the most recent sale price of the common stock as quoted on the OTC Bulletin Board on January 25, 2005 (the last practicable trading date prior to January 27). The dollar gains under these columns result from calculations required by the Securities and Exchange Commission’s rules and are not intended to forecast future price appreciation of the common stock. Options have value only if the stock price increases above the exercise price shown in the table during the effective option period. In order for the executive to realize the potential values set forth in the 5% and 10% columns in the table, the price per share of the Bank’s common stock would be approximately $47.23 and $75.23, respectively, as of the expiration date of the options.
     Fiscal Year End Option Value. The following table sets forth information regarding the unexercised options held by the executive officers named in the Summary Compensation Table above. No options were exercised by the named executive officers during the 2005 fiscal year.

	Number of Securities	Value of Unexercised In-the-
	Underlying Unexercised	Money Options at
	Options at Fiscal Year End	Fiscal Year End
Name	Exercisable/Unexercisable	Exercisable/Unexercisable (1)
Brent M. Giles	8,000/12,000	$29,200/$25,550

Marc J. Weishaar	600/3,900	2,190/8,760

Mark E. Hecker	500/4,000	1,825/7,300

(1)	Calculated based on the product of: (a) the number of shares subject to options, and (b) the difference between the fair market value of the underlying common stock at September 30, 2005, determined based on $27.65, the most recent sale price on September 30, 2005 of the common stock as quoted on the OTC bulletin Board, and the exercise price of the options.
     Employment Agreement. Upon completion of the offering, BankLiberty and Liberty Bancorp will enter into an employment agreement with Mr. Giles to ensure that BankLiberty and Liberty Bancorp will retain Mr. Giles’ services. The continued success of BankLiberty and Liberty Bancorp depends to a significant degree on the skills and competence of Mr. Giles.
     The employment agreement provides for a three-year term. The term of the employment agreement may be renewed on an annual basis. Mr. Giles’ employment agreement establishes a base salary of $185,000. The Boards of Directors of Liberty Bancorp and BankLiberty will review Mr. Giles’ base salary each year in order to consider any appropriate changes. In addition to his base salary, Mr. Giles’ employment agreement provides for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel.
     The employment agreement will provide that BankLiberty and Liberty Bancorp may terminate the executive’s employment for cause, as defined in the employment agreement, at any time. If BankLiberty or Liberty Bancorp chooses to terminate Mr. Giles’ employment for reasons other than for cause, or if Mr. Giles resigns from BankLiberty or Liberty Bancorp after specified circumstances that would constitute constructive termination, Mr. Giles or, if he dies, his beneficiary, would be entitled to receive an amount equal to the remaining base salary payments due to him for the remaining term of the employment agreement and the contributions that would have been made on his behalf to any employee benefit plans of Liberty Bancorp and BankLiberty during the remaining term of the employment agreement. BankLiberty would also continue and/or pay for Mr. Giles’ life, health and dental coverage for the remaining term of the employment agreement. If Mr. Giles’ termination of employment is for reasons other than a change in control, he must adhere to a one-year non-competition agreement.
     Under the employment agreement, if voluntary (upon circumstances discussed in the agreement) or involuntary termination follows a change in control of Liberty Bancorp, Mr. Giles or, if he dies, his beneficiary, would be entitled to a severance payment equal to three times the average of the five preceding taxable years’ annual compensation. BankLiberty would also continue and/or pay for Mr. Giles’ life, health and dental coverage for thirty-six months. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the employer may not deduct such amount for federal tax purposes. The agreement limits payments made to Mr. Giles in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G. If a change in control of Liberty Bancorp were to occur, the total payments that would be due under the employment agreements, based solely on the current annual compensation paid to Mr. Giles and excluding any benefits under any employee benefit plan which may be payable, would equal approximately $486,000.
     All reasonable costs and legal fees paid or incurred by Mr. Giles in any dispute or question of interpretation relating to the employment agreement will be paid by BankLiberty or Liberty Bancorp, if Mr. Giles is successful on the merits in a legal judgment, arbitration or settlement. The employment agreement also provides that BankLiberty and Liberty Bancorp will indemnify Mr. Giles to the fullest extent legally allowable.
     Change in Control Agreements. Upon completion of the offering, BankLiberty will enter into two-year change in control agreements with Marc J. Weishaar and Mark E. Hecker. The Board of Directors of BankLiberty may renew these agreements annually. The agreements provide that if involuntary termination or, under certain circumstances, voluntary termination, follows a change in control of Liberty Bancorp, Marc Weishaar and Mark Hecker would each be entitled to receive a severance payment equal to two times the executive’s “base amount,” as defined under the Internal Revenue Code. BankLiberty would also continue and/or pay for life, health and dental coverage for 24 months following termination of the executive’s employment. Payments to Marc Weishaar and Mark Hecker under the agreements will be paid by Liberty Bancorp if payments (or other benefits) are not paid by BankLiberty. If a change in control of Liberty Bancorp were to occur, the total payments that would be due under the change in control agreements, based solely on the current annual compensation paid to Messrs. Weishaar and Hecker and excluding any benefits under any employee benefit plan which may be payable, would equal approximately $375,000.
Benefit Plans
     401(k) Plan. Liberty Savings Bank maintains the Liberty Savings Bank Employee Savings Plan, a tax-qualified defined contribution plan, for substantially all employees of Liberty Savings Bank who have completed three months of continuous service with Liberty Savings Bank and have attained age 18. Eligible employees may contribute an amount up to 100% of their salary to the plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code of 1986, as amended. For 2006, the limit is $15,000; provided, however, that participants over age 50 may contribute an additional $5,000 per year. Under the plan, Liberty Savings Bank may make matching contributions equal to a discretionary percentage which is solely determined by Liberty Savings Bank. Participants are at all times 100% vested in all salary deferrals.
     Generally, the investment of Savings Plan assets is directed by plan participants. In connection with the conversion, the investment options available to participants will be expanded to include the opportunity to direct the investment of up to 100% of their Savings Plan account balance to purchase shares of Liberty Bancorp’s common stock. A participant who elects to purchase common stock in the offering through the plan will receive the same subscription priority and be subject to the same individual purchase limitations as if the participant had elected to make such purchase using other funds. See “The Conversion—Subscription Offering and Subscription Rights” and “The Conversion—Limitations on Purchases of Shares.” The plan will purchase common stock for participants in the offering, to the extent that shares are available. After the offering, the plan will purchase shares in open market transactions. Participants will direct the voting of shares purchased for their plan accounts.
     Employee Stock Ownership Plan. In connection with its mutual holding company reorganization, Liberty Savings Bank implemented an employee stock ownership plan for all eligible employees of Liberty Savings Bank who were at least 21 years old. The employee stock ownership plan purchased 40,000 shares in the minority stock offering that was part of the mutual holding company reorganization. Since then, the employee stock ownership plan has purchased additional shares in the open markets with funds provided from loans from Liberty Savings Mutual Holding Company.
     The plan will subscribe for 8% of the shares sold in the offering using funds borrowed from Liberty Bancorp. The term of the loan will be 15 years. The plan will repay the loan principally through Liberty Savings Bank’s contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 15-year term of the loan. The interest rate for the employee stock ownership plan loan will equal the prime rate, as published in The Wall Street Journal on the closing date of the conversion. If the employee stock ownership plan is unable to acquire 8.0% of the common stock sold in the offering, the plan may acquire additional shares following the conversion through open market purchases, subject to approval by the Office of Thrift Supervision.
     Participants are 100% vested in their employee stock ownership plan benefits upon completion of five years of service. Liberty Savings Bank makes annual contributions to the employee stock ownership plan equal to the employee stock ownership plan’s debt service less dividends on unallocated employee stock ownership plan shares used to repay the employee stock ownership plan loan. Dividends on allocated employee stock ownership plan shares are paid to participants of the employee stock ownership plan and charged to retained earnings. The employee stock ownership plan shares are pledged as collateral on the employee stock ownership plan loan. As the loan is repaid, shares are released from collateral and allocated to participating employees, based on the proportion of loan repaid and compensation of the participants. The number of employee stock ownership plan shares allocated, shares released for allocation and unreleased shares at September 30, 2005 were 34,348, 4,604 and 21,053, respectively. The fair value of unreleased employee stock ownership plan shares at September 30, 2005 was $582,000. The employee stock ownership plan loan from Liberty Savings Mutual Holding Company is secured solely by the common stock and interest is paid at the prime rate. At September 30, 2005, the employee stock ownership plan note payable was $378,000 and carried an interest rate of 6.75%.
     Participants fully vest in their account balances at retirement, upon death or disability. Generally, the plan provides for the distribution of vested benefits upon a participant’s separation from service. The plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants in the plan.
     Plan participants direct the plan trustee how to vote the shares of common stock credited to their accounts. The trustee votes unallocated shares and allocated shares for which no instructions are received on any matter in the same ratio as those shares for which instructions are given, subject to fulfillment of the trustee’s fiduciary responsibilities.
     Under applicable accounting requirements, Liberty Savings Bank records a compensation expense for a leveraged employee stock ownership plan at the fair market value of the shares when they are committed to be released from the suspense account to participants’ accounts under the plan.
     The employee stock ownership plan will continue to comply with all applicable Office of Thrift Supervision Regulations. The employee stock ownership plan, a tax-qualified employee benefit plan, must satisfy certain requirements of the Internal Revenue Code and the Employee Retirement Income Security Act (“ERISA”). Liberty Savings Bank has received a favorable determination letter from the Internal Revenue Service confirming the plan’s tax-qualified status.
     2003 Incentive Plan. The Liberty Savings Bank, F.S.B. 2003 Incentive Equity and Deferred Compensation Plan (the “2003 Incentive Plan”) was adopted by our Board of Directors and approved by our stockholders in January 2004. The 2003 Incentive Plan authorizes the granting of stock options and the granting of stock appreciation rights, restricted stock and unrestricted stock up to a total of 73,724 shares of common stock. The purpose of the 2003 Incentive Plan was to attract and retain qualified personnel, to provide officers, employees and directors with a proprietary interest in us as an incentive to contribute to our continued success, to align employees’ interests with those of our shareholders and to reward outstanding performance. The 2003 Incentive Plan is administered by a committee of the Board of Directors, which has the authority to determine the eligible directors or employees to whom awards are to be granted, the number of awards to be granted, the vesting of the awards and the conditions and limitations of the awards.
     As of December 31, 2005, there were no shares remaining available for future awards under the plan. As of December 31, 2005, restricted stock awards for 3,500 shares and options for 67,124 shares were outstanding.
     The 2003 Incentive Plan provides that in the event any merger, consolidation, share exchange or other similar corporate transaction affects the shares of Liberty Savings Bank in such a manner that an adjustment is required to preserve the benefits available under the plan, the committee administering the plan has the authority to adjust the number of shares which may be granted, the number of shares subject to restricted stock awards or outstanding stock options, and the exercise price of any stock option grant. As a result, upon completion of the conversion, outstanding shares of restricted stock and options to purchase shares of Liberty Savings Bank common stock will be converted into and become shares of restricted stock and options to purchase shares of Liberty Bancorp common stock. The number of shares of restricted stock and common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio in the conversion. The aggregate exercise price, duration and vesting schedule of these awards will not be affected.
     Liberty Bancorp will assume the 2003 Incentive Plan after the conversion.
     Restricted Stock Awards. Stock award recipients may receive amounts equal to accumulated cash and stock dividends or other distributions (if any) with respect to shares awarded in the form of restricted stock. In addition, recipients of restricted stock awards may direct the voting of all shares (vested and unvested) of Liberty Savings Bank common stock granted to them.
     Unless the committee administering the plan determines otherwise, upon termination of the services of a holder of a stock award for any reason other than death, disability, change in control or retirement, all the holder’s rights in unvested restricted stock awards will be canceled. If the holder of the stock award dies or becomes disabled, all unvested restricted stock awards held by such individual will become fully vested. Generally, if the holder of a stock award retires, all unvested restricted stock awards held by such individual will be canceled. However, upon an individual’s retirement, the committee administering the plan may permit all unvested stock awards to continue to vest, provided the holder of a stock award remains employed by Liberty Savings Bank as a consultant or advisor or continues to serve Liberty Savings Bank as a director, advisory director or director emeritus. If a change in control occurs, all unvested stock awards immediately vest. In the event of termination for cause, all unvested stock awards held by such individual will be canceled.
     Stock Options. All options granted under the plan to employees may, at the discretion of the committee administering the plan, qualify as incentive stock options to the extent permitted under Section 422 of the Internal Revenue Code. Under certain circumstances, incentive stock options may be converted into non-statutory stock options. To qualify as incentive stock options under Section 422 of the Internal Revenue Code: (1) the option must be granted to an employee; (2) the option must not be transferable (other than by will or the laws of descent and distribution); (3) the exercise price must not be less than 100% of the fair market value of the common stock on the date of grant; (4) the term of the option may not exceed ten years from the date of grant; and (5) no more than $100,000 of options may become exercisable for the first time in any calendar year by any recipient. Notwithstanding the foregoing requirements, incentive stock options granted to any person who is the beneficial owner of more than 10% of the outstanding voting stock of Liberty Savings Bank may be exercised only for a period of five years from the date of grant and the exercise price must not be less than 110% of the fair market value of the common stock on the date of grant.
     Unless the committee administering the plan determines otherwise, upon termination of an option holder’s services for any reason other than death, disability, retirement, change in control or termination for cause, all the exercisable options will remain exercisable for three months following the date of termination, or if sooner, the expiration of the term of the option. If an option holder dies or becomes disabled, all unexercisable options will become exercisable and remain exercisable for one year, or if sooner, the expiration of the term of the option. Generally upon retirement, only those options that were immediately exercisable may be exercised and only for one year following the date of termination, or if sooner, the expiration of the term of the option. However, upon an individual’s retirement, the committee administering the plan may permit all unvested stock options to continue to vest, provided the option holder remains employed by Liberty Savings Bank as a consultant or advisor or continues to serve Liberty Savings Bank as a director, advisory director or director emeritus. If a change in control occurs, all option awards become vested and remain exercisable for the term of the option. In the event of termination for cause, all exercisable and unexercisable options held by the option holder will be canceled.
     Set forth below is information as of September 30, 2005 regarding our equity compensation plans.

	(a)	(b)	(c)
		Weighted-average	Number of securities remaining
	Number of securities	exercise	available for future issuance
	to be issued upon exercise	price of outstanding	under equity compensation
	of outstanding	options, warrants	plans (excluding securities
Plan Category	options, warrants and rights	and rights	reflected in column (a))
Equity compensation plans approved by security holders	56,500	$24.97	10,724 (1)

Total	56,500	$24.97	10,724 (1)

(1)	Subsequent to September 30, 2005, Liberty Savings Bank awarded options to acquire all 10,724 shares that were available for future issuance at September 30, 2005 under its 2003 Incentive Equity and Deferred Compensation Plan.
     We do not maintain any equity compensation plans that have not been approved by security holders.
     Future Equity Incentive Plan. Following the conversion, Liberty Bancorp plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. Shares of restricted stock, in an amount up to 10% of the number of shares of Liberty Bancorp shares sold in the offering may be awarded at no cost to the recipient. Stock options, in an amount up to 4% of the shares sold in the offering, may be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date.
     Liberty Bancorp may fund the equity incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of Liberty Bancorp common stock. The acquisition of additional authorized, but unissued, shares by the equity incentive plan after the conversion would dilute the interests of existing stockholders. See “Pro Forma Data.”
     Restricted stock awards and stock options generally vest ratably over a five-year period, but Liberty Bancorp may also make vesting contingent upon the satisfaction of performance goals established by the Board of Directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of Liberty Bancorp.
     The equity incentive plan will comply with all Office of Thrift Supervision regulations. No earlier than six months after the conversion, Liberty Bancorp will submit the equity incentive plan to stockholders for their approval, at which time Liberty Bancorp will provide stockholders with detailed information about the plan. Under Office of Thrift Supervision regulations, this plan must be approved by a majority of the total votes eligible to be cast by our stockholders.
Transactions with Liberty Savings Bank
     Loans and Extensions of Credit. The Sarbanes-Oxley Act generally prohibits loans by Liberty Savings Bank to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Liberty Savings Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Liberty Savings Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made pursuant to programs generally available to all employees. Notwithstanding this rule, federal regulations permit Liberty Savings Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.
     In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of Liberty Savings Bank’s capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the Board of Directors. See “Regulation and Supervision—Transactions with Related Parties.”
     The aggregate amount of loans by us to executive officers and directors was $487,400 at December 31, 2005, or approximately 1.1% of pro forma stockholders’ equity, assuming that 2,645,682 shares are sold in the offering. These loans were performing according to their original terms at December 31, 2005.
Indemnification for Directors and Officers
     Liberty Bancorp’s articles of incorporation contain provisions that limit the liability of and provide indemnification for its directors and officers. These provisions provide that a director or officer will be indemnified and held harmless by Liberty Bancorp when that individual is made a party to civil, criminal, administrative and investigative proceedings. Directors and officers will be indemnified to the fullest extent authorized by the Missouri General and Business Corporation Law against all expense, liability and loss reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Liberty Bancorp pursuant to its articles of incorporation or otherwise, Liberty Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
Stock Ownership
     The following table sets forth information as of March 1, 2006 (i) with respect to any person or entity who was known to Liberty Savings Bank to be the beneficial owner of more than 5% of our common stock, and (ii) as to our common stock beneficially owned by each director of Liberty Savings Bank, the executive officers named in the “Summary Compensation Table” and all directors and executive officers as a group.

	Amount and Nature	Percent of Shares
	of Beneficial	of Capital Stock
	Ownership (1)	Outstanding
Liberty Savings Mutual Holding Company	800,000	58.92%
16 West Franklin
Liberty, Missouri, 64068

Directors:
Marvin J. Weishaar	21,250	1.56
Ralph W. Brant, Jr.	29,268	2.15
Daniel G. O’Dell	18,650	1.37
Steven K. Havens	26,490	1.94
Robert T. Sevier	30,936	2.23
Brent M. Giles	14,832	1.09

Named Executive Officers Who Are Not Also Directors:
Marc J. Weishaar	10,365	*
Mark E. Hecker	900	*

All directors and executive officers as a group (8 persons)	152,691	10.96

*	Does not exceed 1.0% of Liberty Savings Bank’s voting securities.

(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if he has or shares voting or investment power with respect to such common stock or has a right to acquire beneficial ownership at any time within 60 days from the Record Date, including shares held in trust for the benefit of the named individuals. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Unless otherwise stated, ownership is direct (or indirect through trusts), and the named individuals and group exercise sole or shared voting and investment power over the shares of the common stock. Amounts shown include 5,500, 5,500, 5,500, 5,500, 2,500, 9,000, 900, 900 and 35,300 shares that may be acquired by Directors Weishaar, Brant, O’Dell, Havens, Sevier and Giles, Executive Officers Weishaar and Hecker and by all directors and executive officers as a group, respectively, upon the exercise of options exercisable within 60 days following March 1, 2006. The amounts shown include 233, 4,979 and 5,212 shares allocated to the accounts of Messrs. Brent M. Giles and Marc J. Weishaar and all directors and executive officers as a group, respectively, under our employee stock ownership plan.

Subscriptions by Executive Officers and Directors
     The table below sets forth, for each of our directors and executive officers and for all of the directors and executive officers as a group, the following information:
•	the number of shares of Liberty Bancorp common stock to be received in exchange for shares of Liberty Savings Bank common stock upon consummation of the conversion, based upon their beneficial ownership of Liberty Savings Bank common stock as of March 1, 2006;

•	the proposed purchases of Liberty Bancorp common stock, assuming sufficient shares are available to satisfy their subscriptions; and

•	the total amount of Liberty Bancorp common stock to be held upon consummation of the conversion.
     In each case, it is assumed that shares are sold and the exchange ratio is calculated at the midpoint of the offering range. See “The Conversion–Limitations on Purchases of Shares.”

	Number of	Proposed Purchases of		Total Common Stock
	Shares Received	Stock in the Offering (1)		to be Held
	in Exchange for	Number		Number
	Shares of Liberty	of	Dollar	of	Percentage of Total
Name of Beneficial Owner	Savings Bank (2)	Shares	Amount	Shares (2)	Outstanding
Marvin J. Weishaar	60,924	2,500	$25,000	63,424	1.6%
Brent M. Giles	42,523	15,000	150,000	57,523	1.5
Robert T. Sevier	88,694	7,500	75,000	96,194	2.5
Ralph W. Brant, Jr.	83,911	7,500	75,000	91,411	2.3
Daniel G. O’Dell	53,470	30,000	300,000	83,470	2.1
Steven K. Havens	75,947	30,000	300,000	105,947	2.7
Marc J. Weishaar	29,716	1,000	10,000	30,716	*
Mark E. Hecker	2,580	7,500	75,000	10,080	*

Total	437,775	101,000	$1,010,000	538,765	13.8%

*	Less than 1%.

(1)	Includes proposed subscriptions, if any, by associates.

(2)	Based on information presented in “Stock Ownership.” Includes shares that may be acquired upon the exercise of outstanding stock options.
Regulation and Supervision
     General. As a federally chartered savings bank, Liberty Savings Bank is subject to extensive regulation by the Office of Thrift Supervision. The lending activities and other investments of Liberty Savings Bank must comply with various federal regulatory requirements, the Federal Deposit Insurance Corporation and Office of Thrift Supervision regulations governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities and general investment authority. The Office of Thrift Supervision periodically examines Liberty Savings Bank for compliance with various regulatory requirements and the Federal Deposit Insurance Corporation also has the authority to conduct special examinations of insured institutions. Liberty Savings Bank must file reports with the Office of Thrift Supervision describing its activities and financial condition. Liberty Savings Bank is also subject to certain reserve requirements promulgated by the Federal Reserve Board. This supervision and regulation is intended primarily for the protection of depositors. Any change in such regulatory requirements, whether by Congress, the Office of Thrift Supervision or Federal Deposit Insurance Corporation, could have a material impact on Liberty Savings Bank and our operations. Certain of these regulatory requirements are referred to below or appear elsewhere herein. This summary of regulatory requirements does not purport to be a complete description and is qualified in its entirety by reference to the actual statutes and regulations involved.

     Business Activities. The activities of federal savings banks are governed by federal law and regulations. These laws and regulations delineate the nature and extent of the activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.
     Regulatory Capital Requirements. Under Office of Thrift Supervision capital standards, savings institutions must maintain “tangible” capital equal to 1.5% of adjusted total assets, “core” or “Tier 1” capital equal to 4% (or 3% if the institution is rated CAMELS 1 under the Office of Thrift Supervision examination rating system) of adjusted total assets and a combination of core and “supplementary” capital equal to 8% of “risk-weighted” assets. In addition, the Office of Thrift Supervision regulations impose certain restrictions on savings institutions that have a total risk-based capital ratio that is less than 8%, a ratio of Tier 1 capital to risk-weighted assets of less than 4% or a ratio of Tier 1 capital to adjusted total assets of less than 4% (or 3% if the institution is rated CAMELS 1 under the Office of Thrift Supervision examination rating system). See “—Prompt Corrective Regulatory Action.” Liberty Savings Bank is in compliance with all currently applicable capital requirements. For purposes of this regulation, Tier 1 capital has the same definition as core capital, i.e., common stockholders’ equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries and “qualifying supervisory goodwill.” Core capital is generally reduced by the amount of the savings institution’s intangible assets. Limited exceptions to the deduction requirement are provided for purchased mortgage servicing rights, purchased credit card relationships and qualifying supervisory goodwill held by an eligible savings institution. Tangible capital is given the same definition as core capital, but does not include qualifying supervisory goodwill and is reduced by the amount of all the savings institution’s intangible assets with only a limited exception for purchased mortgage servicing rights.
     Both core and tangible capital are further reduced by an amount equal to a savings institution’s debt and equity investments in subsidiaries engaged in activities not permissible for national banks, other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies. At December 31, 2005, Liberty Savings Bank had no such investments.
     Adjusted total assets include a savings institution’s total assets as determined under generally accepted accounting principles, increased for certain goodwill amounts and by a prorated portion of the assets of unconsolidated includable subsidiaries in which the savings institution holds a minority interest. Adjusted total assets are reduced by the amount of assets that have been deducted from capital, the portion of savings institution’s investments in subsidiaries that must be netted against capital under the capital rules and, for purposes of the core capital requirement, qualifying supervisory goodwill. At December 31, 2005, Liberty Savings Bank’s adjusted total assets for purposes of core and tangible capital requirements were $252.7 million.
     In determining compliance with the risk-based capital requirement, a savings institution is allowed to include both core capital and supplementary capital in its total capital, provided the amount of supplementary capital does not exceed the savings institution’s core capital. Supplementary capital includes certain preferred stock issues, certain approved subordinated debt, specified other capital instruments, a portion of the savings institution’s general loss allowances and up to 45% of unrealized gains of equity securities. Total core and supplementary capital are reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements and all equity investments. At December 31, 2005, Liberty Savings Bank had no equity investments for which Office of Thrift Supervision regulations require a deduction from total capital.
     The risk-based capital requirement is measured against risk-weighted assets which equal the sum of each asset and the credit-equivalent amount of each off-balance sheet item after being multiplied by an assigned risk weight. Under the Office of Thrift Supervision risk-weighting system, one- to four-family first mortgages with specified loan-to-value ratios that are not more than 90 days past due are assigned a risk weight of 50%. Consumer and residential construction loans are assigned a risk weight of 100%. Mortgage-backed securities issued, or fully guaranteed as to principal and interest by the FNMA or FHLMC are assigned a 20% risk weight. Cash and U.S. Government securities backed by the full faith and credit of the U.S. Government are given a 0% risk weight. As of December 31, 2005, Liberty Savings Bank’s risk-weighted assets were approximately $185.2 million.

     The table below provides information with respect to Liberty Savings Bank’s compliance with its regulatory capital requirements at December 31, 2005.

		Percent of
	Amount	Assets (1)
	(Dollars in thousands)
Tangible capital	$21,650	8.6%
Tangible capital requirement	3,790	1.5

Excess	$17,860	7.1

Tier 1/core capital	$21,650	8.6%
Tier 1/core capital requirement (2)	10,108	4.0

Excess	$11,542	4.6

Tier 1/risk-based capital	$21,650	11.7%
Tier 1/risk-based capital requirement	7,407	4.0

Excess	$14,243	7.7

Total risk-based capital	$23,297	12.6%
Total risk-based capital requirement	14,813	8.0

Excess	$8,484	4.6

(1)	Based upon adjusted total assets for purposes of the tangible capital and core capital requirements, and risk- weighted assets for purposes of the risk-based capital requirements.

(2)	Reflects the capital requirement that we must satisfy to avoid regulatory restrictions that may be imposed pursuant to prompt corrective action regulations.
     In addition to requiring generally applicable capital standards for savings institutions, the Office of Thrift Supervision is authorized to establish the minimum level of capital for a savings institution at such amount or at such ratio of capital-to-assets as the Office of Thrift Supervision determines to be necessary or appropriate for such institution in light of the particular circumstances of the institution. Such circumstances would include a high degree of exposure to interest rate risk, prepayment risk, credit risk, concentration of credit risk and certain risks arising from nontraditional activities. The Office of Thrift Supervision may treat the failure of any savings institution to maintain capital at or above such level as an unsafe or unsound practice and may issue a directive requiring any savings institution which fails to maintain capital at or above the minimum level required by the Office of Thrift Supervision to submit and adhere to a plan for increasing capital.
     At December 31, 2005, the Bank exceeded all regulatory minimum capital requirements.
     Prompt Corrective Regulatory Action. Under the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”), the federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements, including a leverage limit, a risk-based capital requirement, and any other measure deemed appropriate by the federal banking regulators for measuring the capital adequacy of an insured depository institution. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees if the institution would thereafter fail to satisfy the minimum levels for any of its capital requirements. An institution that fails to meet the minimum level for any relevant capital measure (an “undercapitalized institution”) may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. The capital restoration plan must include a guarantee by the institution’s holding company that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters, under which the holding company would be liable up to the lesser of 5% of the institution’s total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan.
     A “significantly undercapitalized” institution, as well as any undercapitalized institution that does not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers, and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution may also be required to divest the institution or the institution could be required to divest subsidiaries. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior approval and the institution is prohibited from making payments of principal or interest on its subordinated debt. In their discretion, the federal banking regulators may also impose the foregoing sanctions on an undercapitalized institution if the regulators determine that such actions are necessary to carry out the purposes of the prompt corrective provisions. If an institution’s ratio of tangible capital to total assets falls below the “critical capital level” established by the appropriate federal banking regulator, the institution will be subject to conservatorship or receivership within specified time periods.
     Under the implementing regulations, the federal banking regulators, including the Office of Thrift Supervision, generally measure an institution’s capital adequacy on the basis of its total risk-based capital ratio (the ratio of its total capital to risk-weighted assets), Tier 1 risk-based capital ratio (the ratio of its core capital to risk-weighted assets) and leverage ratio (the ratio of its core capital to adjusted total assets). The following table shows the capital ratios required for the various prompt corrective action categories.

	Well	Adequately		Significantly
	Capitalized	Capitalized	Undercapitalized	Undercapitalized
Total risk-based capital ratio	10.0% or more	8.0% or more	Less than 8.0%	Less than 6.0%
Tier 1 risk-based capital ratio	6.0% or more	4.0% or more	Less than 4.0%	Less than 3.0%
Leverage ratio	5.0% or more	4.0% or more*	Less than 4.0%*	Less than 3.0%

*	3.0% if institution has a composite 1 CAMELS rating.
     A “critically undercapitalized” savings institution is defined as an institution that has a ratio of “tangible equity” to total assets of less than 2.0%. Tangible equity is defined as core capital plus cumulative perpetual preferred stock (and related surplus) less all intangibles other than qualifying supervisory goodwill and certain purchased mortgage servicing rights. The Office of Thrift Supervision may reclassify a well capitalized savings institution as adequately capitalized and may require an adequately capitalized or undercapitalized institution to comply with the supervisory actions applicable to institutions in the next lower capital category (but may not reclassify a significantly undercapitalized institution as critically undercapitalized) if the Office of Thrift Supervision determines, after notice and an opportunity for a hearing, that the savings institution is in unsafe or unsound condition or that the institution has received and not corrected a less-than-satisfactory rating for any CAMELS rating category.
     Qualified Thrift Lender Test. Liberty Savings Bank is subject to Office of Thrift Supervision regulations which use the concept of a qualified thrift lender (“QTL”). A savings institution that does not meet the Qualified Thrift Lender Test (“QTL Test”) must either convert to a bank charter or comply with the following restrictions on its operations: (i) the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for both a national bank and savings association; (ii) the branching powers of the institution shall be restricted to those of a national bank located in the institution’s home state; and (iii) payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank. In addition, any company that controls a savings institution that fails to qualify as a QTL will be required to register as, and to be deemed, a bank holding company subject to all of the provisions of the Bank Holding Company Act of 1956 (the “BHCA”) and other statutes applicable to bank holding companies. Upon the expiration of three years from the date the institution ceases to be a QTL, it must cease any activity and dispose of any investment not permissible for a national bank.
     To comply with the QTL Test, a savings institution must either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” in Qualified Thrift Investments. Portfolio assets are defined as total assets less intangibles, the value of property used by a savings institution in its business and liquidity investments in an amount not exceeding 20% of total assets. Qualified Thrift Investments include loans made to purchase, refinance, construct or improve residential or manufactured housing, home equity loans, mortgage-backed securities, education, credit card and small business loans and other specified investments.
     A savings institution must maintain its status as a QTL on a monthly basis in nine out of every 12 months. A savings institution that fails to maintain QTL status will be permitted to requalify once, and if it fails the QTL test a second time, it will become immediately subject to all penalties as if all time limits on such penalties had expired.

     At December 31, 2005, the percentage of our portfolio assets invested in Qualified Thrift Investments was in excess of the percentage required to qualify Liberty Savings Bank under the QTL Test.
     Dividend Restrictions. Under Office of Thrift Supervision regulations, Liberty Savings Bank may not pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors of Liberty Savings Bank at the time of our conversion to stock form.
     Office of Thrift Supervision regulations require that a savings institution submit notice to the Office of Thrift Supervision prior to making a capital distribution if (a) it would not be well capitalized after the distribution, (b) the distribution would result in the retirement of any of the institution’s common or preferred stock or debt counted as its regulatory capital, or (c) the institution is a subsidiary of a holding company. A savings institution must apply to the Office of Thrift Supervision to pay a capital distribution if (x) the institution would not be adequately capitalized following the distribution, (y) the institution’s total distributions for the calendar year exceeds the institution’s net income for the calendar year to date plus its net income (less distributions) for the preceding two years, or (z) the distribution would otherwise violate applicable law or regulation or an agreement with or condition imposed by the Office of Thrift Supervision. If neither the savings institution nor the proposed capital distribution meet any of the foregoing criteria, then no notice or application is required to be filed with the Office of Thrift Supervision before making a capital distribution. The Office of Thrift Supervision may disapprove or deny a capital distribution if, in the view of the Office of Thrift Supervision, the capital distribution would constitute an unsafe or unsound practice.
     Under the Office of Thrift Supervision’ prompt corrective action regulations, Liberty is also prohibited from making any capital distributions if, after making the distribution, Liberty Savings Bank would fail to meet any of the regulatory capital requirements.
     In addition to the foregoing, earnings of Liberty Savings Bank appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions without payment of taxes at the then current tax rate by Liberty Savings Bank on the amount of earnings removed from the reserves for such distributions. See “Federal and State Taxation.”
     Safety and Soundness Standards. By statute, each federal banking agency was required to establish safety and soundness standards for institutions under its authority. The federal banking agencies, including the Office of Thrift Supervision, have released Interagency Guidelines Establishing Standards for Safety and Soundness establishing deadlines for submission and review of safety and soundness compliance plans. The guidelines require savings institutions to maintain internal controls and information systems and internal audit systems that are appropriate for the size, nature and scope of the institution’s business. The guidelines also establish certain basic standards for loan documentation, credit underwriting, interest rate risk exposure and asset growth. The guidelines further provide that savings institutions should maintain safeguards to prevent the payment of compensation, fees and benefits that are excessive or that could lead to material financial loss, and should take into account factors such as comparable compensation practices at comparable institutions. Additionally, the federal banking agencies have established standards relating to the asset quality and earnings that the agencies determine to be appropriate. Under these guidelines, a savings institution should maintain systems, commensurate with its size and the nature and scope of its operations, to identify problem assets and prevent deterioration in those assets, as well as to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves. If the Office of Thrift Supervision determines that a savings institution is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines. A savings institution must submit an acceptable compliance plan to the Office of Thrift Supervision within 30 days of receipt of a request for such a plan. Failure to submit or implement a compliance plan may subject the institution to regulatory sanctions. Management believes that we substantially meet all the standards adopted in the interagency guidelines, and therefore does not believe that these regulatory standards have materially affected our operations.
     Federal banking regulations also require that savings institutions adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards, including loan-to-value limits, that are clear and measurable, loan administration procedures and documentation, approval and reporting requirements. A savings institution’s real estate lending policy must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies (the “Real Estate Lending Guidelines”) that have been adopted by the federal banking regulators.

The Real Estate Lending Guidelines, among other items, call upon savings institutions to establish internal loan-to-value limits for real estate loans that are not in excess of the specified loan-to-value limits for the various types of real estate loans. The Real Estate Lending Guidelines state, however, that it may be appropriate in individual cases to originate or purchase loans with loan-to-value ratios in excess of the supervisory loan-to-value limits.
     Lending Limits. With certain limited exceptions, the maximum amount that a savings institution may lend to any borrower outstanding at one time may not exceed 15% of the unimpaired capital and surplus of the institution. Loans and extensions of credit fully secured by specified readily marketable collateral (having a market value at least equal to the funds outstanding) may comprise an additional 10% of unimpaired capital and surplus. Under the Office of Thrift Supervision Pilot Program, Liberty Savings Bank can originate certain one-to-four family loans and commercial real estate and non-real estate loans to any one borrower up to 25% of impaired capital and surplus of the institution. Savings institutions are additionally authorized to make loans to one borrower, for any purpose: (i) in an amount not to exceed $500,000; or (ii) by order of the Director of Office of Thrift Supervision, in an amount not to exceed the lesser of $30.0 million or 30% of unimpaired capital and surplus to develop residential housing, provided: (a) the purchase price of each single-family dwelling in the development does not exceed $500,000; (b) the savings institution is and continues to be in compliance with regulatory capital requirements; (c) the loans comply with applicable loan-to-value requirements, and; (d) the aggregate amount of loans made under this authority does not exceed 150% of unimpaired capital and surplus, or (iii) loans to finance the sale of real property acquired in satisfaction of debts previously contracted in good faith, not to exceed 50% of unimpaired capital and surplus of the institution.
     Transactions with Related Parties. Liberty Savings Bank’s authority to engage in transactions with “affiliates” (e.g., any company that controls or is under common control with an institution) is limited by federal law. The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution’s capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates is generally prohibited. The transactions with affiliates must be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.
     Our authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. Federal law limits both the individual and aggregate amount of loans we may make to insiders based, in part, on our capital position and requires certain board approval procedures to be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and do not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are further restricted as to types and amounts that are permissible.
     Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1.0 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has the authority to recommend to the Office of Thrift Supervision Director that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.
     Assessments. Savings institutions are required to pay assessments to the Office of Thrift Supervision to fund the agency’s operations. The general assessments, paid on a semi-annual basis, are computed based upon the savings institution’s (including consolidated subsidiaries) total assets, financial condition and complexity of its portfolio. The Office of Thrift Supervision assessments paid by Liberty Savings Bank for the fiscal year ended September 30, 2005 totaled $61,925.

     Deposit Insurance. Liberty Savings Bank is required to pay assessments based on a percent of its insured deposits to the Federal Deposit Insurance Corporation for insurance of its deposits. Under the Federal Deposit Insurance Act, the Federal Deposit Insurance Corporation is required to set semi-annual assessments for SAIF-insured institutions at a level necessary to maintain the designated reserve ratio of the SAIF at 1.25% of estimated insured deposits, or at a higher percentage of estimated insured deposits that the Federal Deposit Insurance Corporation determines to be justified for that year by circumstances indicating a significant risk of substantial future losses to the SAIF.
     Under the Federal Deposit Insurance Corporation’s risk-based deposit insurance assessment system, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the Federal Deposit Insurance Corporation, which is determined by the institution’s capital level and supervisory evaluations. Based on the data reported to regulators for the date closest to the last day of the seventh month preceding the semi-annual assessment period, institutions are assigned to one of three capital groups—well capitalized, adequately capitalized or undercapitalized—using the same percentage criteria as in the prompt corrective action regulations. See “— Prompt Corrective Regulatory Action.” Within each capital group, institutions are assigned to one of three subgroups on the basis of supervisory evaluations by the institution’s primary supervisory authority and such other information as the Federal Deposit Insurance Corporation determines to be relevant to the institution’s financial condition and the risk posed to the deposit insurance fund. Subgroup A consists of financially sound institutions with only a few minor weaknesses. Subgroup B consists of institutions that demonstrate weaknesses that, if not corrected, could result in significant deterioration of the institution and increased risk of loss to the deposit insurance fund. Subgroup C consists of institutions that pose a substantial probability of loss to the deposit insurance fund unless effective corrective action is taken.
     The SAIF deposit insurance assessment rates set by the Federal Deposit Insurance Corporation currently range from zero for “well capitalized” institutions with the highest supervisory ratings to 0.27% of insured deposits for institutions in the highest risk-based premium category. In addition, Federal Deposit Insurance Corporation-insured institutions are required to pay assessments to the Federal Deposit Insurance Corporation to help fund interest payments on certain bonds issued by the Financing Corporation (“FICO”), an agency of the federal government established to finance takeovers of insolvent thrifts. Until December 31, 2000, SAIF-insured institutions were required to pay FICO assessments at five times the rate at which the Bank Insurance Fund (“BIF”) members were assessed. After December 31, 2000, both BIF and SAIF members have been assessed at the same rate for FICO payments.
     Federal Home Loan Bank System. Liberty Savings Bank is a member of the Federal Home Loan Bank System, which consists of 12 district Federal Home Loan Banks subject to supervision and regulation by the Federal Housing Finance Board (“FHFB”). The Federal Home Loan Banks provide a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of Des Moines, Liberty is required to acquire and hold shares of capital stock in the Federal Home Loan Bank of Des Moines. Liberty was in compliance with this requirement with investment in the Federal Home Loan Bank of Des Moines stock at December 31, 2005 of $1.9 million. The Federal Home Loan Bank of Des Moines serves as a reserve or central bank for its member institutions within its assigned district. It offers advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the Federal Home Loan Bank of Des Moines. Long-term advances may be used for the purpose of funding loans to residential housing finance, small businesses, small farms and small agri-businesses. At December 31, 2005, Liberty had $33.7 million in advances outstanding from the Federal Home Loan Bank of Des Moines. See “Our Business—Deposit Activity and Other Sources of Funds—Borrowings.”
     Federal Reserve System. Pursuant to regulations of the Federal Reserve Board, all Federal Deposit Insurance Corporation-insured depository institutions must maintain average daily reserves against their transaction accounts. Liberty must maintain reserves equal to 3% on transaction accounts of over $7.8 million up to $48.3 million, plus 10% on the remainder. These requirements are subject to adjustment annually by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a noninterest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution’s interest-earning assets. As of December 31, 2005, Liberty Savings Bank met its reserve requirements applicable at that time.

Community Reinvestment Act
     Under the Community Reinvestment Act (the “CRA”), as implemented by Office of Thrift Supervision regulations, a bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the Office of Thrift Supervision, in connection with its examination of a bank, to assess the institution’s record of meeting the credit needs of its community and to take the record into account in its evaluation of certain applications by the institution. The CRA also requires all institutions to make public disclosure of their CRA ratings.
Regulation of the Holding Company
     General. Upon completion of the conversion, Liberty Bancorp will be registered with and subject to Office of Thrift Supervision examination and supervision, as well as certain reporting requirements. In addition, the operations of Liberty Bancorp will be subject to regulations promulgated by the Office of Thrift Supervision from time to time. Once registered, Liberty Bancorp will be a nondiversified unitary savings and loan holding company. Under prior law, a unitary savings and loan holding company, such as Liberty Bancorp, was not generally restricted as to the types of business activities in which it may engage, provided that Liberty Savings Bank continued to be a qualified thrift lender. See “ —Qualified Thrift Lender Test.” The Gramm-Leach-Bliley Act of 1999 provides that no company may acquire control of a savings institution after May 4, 1999 unless it engages only in the financial activities permitted for financial holding companies under the law or for multiple savings and loan holding companies as described below. Further, the Gramm-Leach-Bliley Act specifies that existing savings and loan holding companies may only engage in such activities. The Gramm-Leach-Bliley Act, however, grandfathered the unrestricted authority for activities with respect to unitary savings and loan holding companies existing prior to May 4, 1999, so long as the holding company’s savings institution subsidiary continues to comply with the QTL Test. Liberty Bancorp does not qualify for the grandfathering. Liberty Bancorp is therefore limited to activities permissible for financial holding companies under the Bank Holding Company Act of 1956 and activities permitted for multiple holding companies. These include activities that are financial in nature but exclude commercial activities. Upon any non-supervisory acquisition by Liberty Bancorp of another savings institution or savings bank that meets the qualified thrift lender test and is deemed to be a savings institution by the Office of Thrift Supervision, Liberty Bancorp would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would generally be limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain activities authorized by Office of Thrift Supervision regulation. However, the Office of Thrift Supervision has issued an interpretation concluding that multiple savings and loan holding companies may also engage in activities permitted for financial holding companies.
     A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company, without prior written approval of the Office of Thrift Supervision and from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision considers the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community and competitive factors.
     The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.
     Although savings and loan holding companies are not currently subject to specific regulatory capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions as described below. Liberty Savings Bank must notify the Office of Thrift Supervision 30 days before declaring any dividend to Liberty Bancorp. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift

Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.
     Acquisition of the Company. Under the Federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of Liberty Bancorp’s outstanding voting stock, unless the Office of Thrift Supervision has found that the acquisition will not result in a change of control of Liberty Bancorp. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that acquires control would then be subject to regulation as a savings and loan holding company.
Federal and State Taxation
Federal Income Taxation
     General. Liberty Savings Bank reports its taxable income on a fiscal year basis ending September 30, using the accrual method of accounting. The federal income tax laws apply to us in the same manner as other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our last federal audit by the Internal Revenue Service (the “IRS”) was for the fiscal year ended September 30, 1993 and was audited in 1995. As a result of this audit, the IRS disallowed certain minor deductions. Liberty Savings Mutual Holding Company files its own separate federal income tax return.
     Liberty Savings Bank and Liberty Savings Mutual Holding Company have entered into a tax allocation agreement. Because Liberty Savings Mutual Holding Company owns 58.9% of the issued and outstanding capital stock of Liberty Savings Bank, Liberty Savings Mutual Holding Company and Liberty Savings Bank are members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code. As a result of this affiliation, Liberty Savings Bank may be included in the filing of a consolidated federal income tax return with Liberty Savings Mutual Holding Company and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return. Liberty Bancorp will enter into a similar agreement with BankLiberty upon completion of the conversion.
     Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional test and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $3.6 million of our accumulated bad debt reserves would not be recaptured into taxable income unless BankLiberty makes a “non-dividend distribution” to Liberty Bancorp as described below.
     Distributions. If BankLiberty makes “non-dividend distributions” to Liberty Bancorp, such distributions will be considered to have been made from BankLiberty’s unrecaptured tax bad debt reserve as of September 30, 1988 (the “base year reserve”), to the extent thereof and then from BankLiberty’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in BankLiberty’s taxable income. Non-dividend distributions include distributions in excess of Liberty Savings Bank’s current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. Dividends paid out of Liberty Savings Bank’s current or accumulated earnings and profits will not be included in Liberty Savings Bank’s income.

     The amount of additional income created from a non-dividend distribution is equal to the lesser of the base year reserve and supplemental reserve for losses on loans or an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, in some situations, approximately one and one-half times the non-dividend distribution would be includable in gross income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Liberty Savings Bank does not intend to pay dividends that would result in the recapture of any portion of the bad debt reserves.
     Corporate Alternative Minimum Tax. The Code imposes a tax on alternative minimum taxable income at a rate of 20%. Only 90% of alternative minimum taxable income can be offset by alternative minimum tax net operating loss carryovers of which Liberty Savings Bank currently has none. Alternative minimum taxable income is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Alternative minimum tax is due when it exceeds the regular income tax. Liberty Savings Bank has not had a liability for a tax on alternative minimum taxable income during the past five years.
     Elimination of Dividends. Liberty Savings Mutual Holding Company may exclude from its income 100% of dividends received from Liberty Savings Bank as a member of the same affiliated group of corporations.
State Taxation
     Missouri Taxation. Liberty Savings Mutual Holding Company and Liberty Savings Bank file Missouri income tax returns. Missouri-based thrift institutions are subject to a special financial institutions tax, based on net income without regard to net operating loss carryforwards, at the rate of 7% of net income. This tax is in lieu of certain other state taxes on thrift institutions, on their property, capital or income, except taxes on tangible personal property owned by Liberty Savings Bank and held for lease or rental to others and on real estate, contributions paid pursuant to the Unemployment Compensation Law of Missouri, social security taxes, sales taxes and use taxes. In addition, Liberty Savings Bank is entitled to credit against this tax all taxes paid to the State of Missouri or any political subdivision except taxes on tangible personal property owned by Liberty Savings Bank and held for lease or rental to others and on real estate, contributions paid pursuant to the Unemployment Compensation Law of Missouri, social security taxes, sales and use taxes and taxes imposed by the Missouri Financial Institutions Tax Law. Missouri thrift institutions are not subject to the regular state corporate income tax. In January 2006, Liberty Savings Bank completed a routine sales/use tax return audit for the year ended June 30, 2005, under which we were found to owe no additional funds.
The Conversion
     The Boards of Directors of Liberty Savings Bank and Liberty Savings Mutual Holding Company have approved the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the members of Liberty Savings Mutual Holding Company and the stockholders of Liberty Savings Bank. A special meeting of members and a special meeting of stockholders have been called for this purpose. The Office of Thrift Supervision also has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization.
General
     On December 21, 2005, the respective Boards of Directors of Liberty Savings Bank and Liberty Savings Mutual Holding Company unanimously adopted the plan of conversion and reorganization. Under the plan of conversion and reorganization, Liberty Savings Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of Liberty Bancorp, a newly formed Missouri corporation, with the new name, BankLiberty. Current stockholders of Liberty Savings Bank, other than Liberty Savings Mutual Holding Company, will receive shares of Liberty Bancorp common stock in exchange for their shares of Liberty Savings Bank common stock. Following the conversion, Liberty Savings Mutual Holding Company will no longer exist.
     The conversion to a stock holding company structure also includes the offering by Liberty Bancorp of its common stock to qualifying depositors and borrowers of Liberty Savings Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the appraisal of Liberty Bancorp and BankLiberty as converted, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by Liberty Bancorp from the sale of the common stock. If the conversion is terminated, we would be required to charge all conversion expenses against current income.
     The Office of Thrift Supervision has approved our plan of conversion and reorganization, subject to, among other things, approval of the plan of conversion and reorganization by Liberty Savings Mutual Holding Company’s members and Liberty Savings Bank’s stockholders. The special meetings of Liberty Savings Mutual Holding Company’s members and Liberty Savings Bank’s stockholders have been called for this purpose on ___, 2006.
     The following is a brief summary of the pertinent aspects of the conversion. A copy of the plan of conversion and reorganization is available from Liberty Savings Bank upon request and is available for inspection at the offices of Liberty Savings Bank and at the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to the registration statement, of which this prospectus forms a part that Liberty Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”
Reasons for the Conversion
     After considering the advantages and disadvantages of the conversion, the Boards of Directors of Liberty Savings Bank and Liberty Savings Mutual Holding Company unanimously approved the conversion as being in the best interests of Liberty Savings Bank and Liberty Savings Mutual Holding Company and their respective stockholders and members. The Board of Directors concluded that the conversion offers a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the conversion.
     The conversion will result in the raising of additional capital for Liberty Bancorp and BankLiberty, which will support BankLiberty’s future lending and operational growth and may also support future branching activities or the acquisition of other financial institutions or financial service companies or their assets. As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer our common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two.
     After completion of the conversion, the unissued common and preferred stock authorized by Liberty Bancorp’s articles of incorporation will permit us to raise additional capital through further sales of securities. Although Liberty Savings Bank currently has the ability to raise additional capital through the sale of additional shares of Liberty Savings Bank common stock, that ability is limited by the mutual holding company structure, which, among other things, requires that Liberty Savings Mutual Holding Company hold a majority of the outstanding shares of Liberty Savings Bank common stock.
     Although no assurances can be given, we expect the conversion to result in a more active and liquid market for Liberty Bancorp common stock, which we have applied to have listed on the Nasdaq Capital Market, than currently exists for Liberty Savings Bank common stock, which is not listed on Nasdaq and has limited liquidity.
     The conversion will afford our officers and employees the opportunity to increase their stock ownership, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The conversion also will provide our customers and local community members with an opportunity to acquire our stock. Due to the small number of shares of Liberty Savings Bank that are outstanding, it is difficult to purchase shares.
     If Liberty Savings Bank had undertaken a standard conversion in 1993, applicable Office of Thrift Supervision regulations would have required a greater amount of Liberty Savings Bank common stock to be sold than the amount that was sold in connection with the formation of Liberty Savings Mutual Holding Company. If a standard conversion had been conducted in 1993, management of Liberty Savings Bank believed that it would have been difficult to prudently invest the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the formation of Liberty Savings Mutual Holding Company. In addition, a standard conversion in 1993 would have immediately eliminated all aspects of the mutual form of organization.

     The disadvantages of the conversion considered by Liberty Savings Bank’s Board of Directors are the additional expense and effort of operating as a public company listed on the Nasdaq Capital Market and the fact that operating in the stock holding company form of organization could subject BankLiberty to contests for corporate control. The Board of Directors determined that the advantages of the conversion outweighed the disadvantages.
Description of the Conversion
     Liberty Bancorp has been incorporated under Missouri law as a first-tier wholly owned subsidiary of Liberty Savings Bank. To effect the conversion, the following will occur:
•	Liberty Savings Mutual Holding Company will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into Liberty Savings Bank, pursuant to which Liberty Savings Mutual Holding Company will cease to exist and the shares of Liberty Savings Bank common stock held by Liberty Savings Mutual Holding Company will be canceled; and

•	Liberty Interim Federal Savings and Loan Association I will be formed as a wholly owned subsidiary of Liberty Bancorp, and then will merge with and into Liberty Savings Bank.
     As a result of the merger of Liberty Interim Federal Savings and Loan Association I with and into Liberty Savings Bank, Liberty Savings Bank will become a wholly owned subsidiary of Liberty Bancorp and the outstanding shares of Liberty Savings Bank common stock held by persons other than Liberty Savings Mutual Holding Company will be converted into a number of shares of Liberty Bancorp common stock that will result in the holders of such shares owning in the aggregate approximately the same percentage of Liberty Bancorp common stock to be outstanding upon the completion of the conversion (i.e., the common stock and the exchange shares) as the percentage of Liberty Savings Bank common stock owned by them in the aggregate immediately before consummation of the conversion before giving effect to (1) the payment of cash in lieu of issuing fractional exchange shares, (2) any shares of common stock purchased by public stockholders in the offering and (3) an adjustment to reflect the existing capital of Liberty Savings Mutual Holding Company.
     Pursuant to Office of Thrift Supervision regulations, consummation of the conversion (including the offering of common stock in the offering, as described below) is conditioned upon the approval of the plan of conversion and reorganization by (1) the Office of Thrift Supervision, (2) at least a majority of the total number of votes eligible to be cast by members of Liberty Savings Mutual Holding Company at the special meeting of members, (3) holders of at least two-thirds of the shares of the outstanding Liberty Savings Bank common stock at the special meeting of stockholders and (4) the holders of at least a majority of the shares of outstanding common stock of Liberty Savings Bank, excluding shares held by Liberty Savings Mutual Holding Company, at the special meeting of stockholders.
Effect of the Conversion on Stockholders of Liberty Savings Bank
     Effect on Book Value, Earnings Per Share and Price Per Share. As adjusted for the exchange ratio, the conversion will increase the stockholders’ equity (book value) per share of the current stockholders of Liberty Savings Bank at the maximum and adjusted maximum of the estimated valuation range but decrease stockholders’ equity per share at the minimum and midpoint of the estimated valuation range. As adjusted for the exchange ratio, the conversion will increase earnings per share of the current stockholders of Liberty Savings Bank at the midpoint, maximum and adjusted maximum of the estimated valuation range but not change earnings per share at the minimum of the estimated valuation range. The following table compares historical information for Liberty Savings Bank with similar information on a pro forma and per equivalent Liberty Savings Bank share basis. The information listed as “per equivalent Liberty Savings Bank share” was obtained by multiplying the pro forma amounts by the exchange ratio indicated in the table.

	Liberty
	Savings			Per Equivalent
	Bank		Exchange	Liberty Savings
	Historical	Pro Forma	Ratio	Bank Share
Book value per share at December 31, 2005:
Sale of 1,955,511 shares	$31.00	$11.47	2.4369	$27.95
Sale of 2,300,569 shares	31.00	10.52	2.8670	30.16
Sale of 2,645,682 shares	31.00	9.82	3.2970	32.38
Sale of 3,042,563 shares	31.00	9.21	3.7915	34.92

Earnings per share for three months ended December 31, 2005:
Sale of 1,955,511 shares	$0.24	$0.10	2.4369	$0.24
Sale of 2,300,569 shares	0.24	0.09	2.8670	0.26
Sale of 2,645,682 shares	0.24	0.08	3.2970	0.26
Sale of 3,042,563 shares	0.24	0.07	3.7915	0.27

Price per share (1):
Sale of 1,955,511 shares	$29.75	$10.00	2.4369	$24.37	(2)
Sale of 2,300,569 shares	29.75	10.00	2.8670	28.67	(2)
Sale of 2,645,682 shares	29.75	10.00	3.2970	32.97	(2)
Sale of 3,042,563 shares	29.75	10.00	3.7915	37.92	(2)

(1)	At December 21, 2005, which was the day of the last trade before announcement of the adoption of the plan of conversion.

(2)	Based on the $10.00 per share sale price for the common stock in the offering.
     Dissenters’ Rights. Under Office of Thrift Supervision regulations, the public shareholders of Liberty Savings Bank common stock will have dissenters’ rights as a result of the exchange of shares of Liberty Bancorp common stock for shares of Liberty Savings Bank common stock as part of the conversion.
Share Exchange Ratio
     Office of Thrift Supervision regulations provide that in a conversion from mutual holding company to stock holding company form, the public stockholders will be entitled to exchange their shares for common stock of the stock holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Under the plan of conversion and reorganization, each publicly held share of Liberty Savings Bank common stock will, on the effective date of the conversion, be converted automatically into and become the right to receive a number of new shares of Liberty Bancorp common stock. The number of new shares of common stock will be determined pursuant to an exchange ratio that ensures that the public stockholders of Liberty Savings Bank common stock will own approximately the same percentage of new common stock in Liberty Bancorp after the conversion as they held in Liberty Savings Bank immediately before the conversion, before giving effect to (1) the receipt of cash in lieu of fractional shares, (2) their purchase of additional shares in the offering and (3) an adjustment to reflect the existing capital of Liberty Savings Mutual Holding Company. At December 31, 2005, there were 1,357,876 shares of Liberty Savings Bank common stock outstanding, of which 557,876 were publicly held. The exchange ratio is not dependent on the market value of Liberty Savings Bank common stock. It is calculated based on the percentage of Liberty Savings Bank common stock held by the public, the independent appraisal of Liberty Savings Bank prepared by FinPro and the number of shares sold in the offering.

     The following table shows how the exchange ratio will adjust, based on the number of shares sold in the offering. The table also shows how many shares an owner of 100 shares of Liberty Savings Bank common stock would receive in the exchange, based on the number of shares sold in the offering.

			Shares to Be
			Exchanged for		Total Shares of		Shares to Be
	Shares to Be Sold in		Existing Shares of		Common Stock		Received for
	This Offering		Liberty Savings Bank		to Be	Exchange	100 Existing
	Amount	Percent	Amount	Percent	Outstanding	Ratio	Shares (1)
Minimum	1,955,511	59.0%	1,359,489	41.0%	3,315,000	2.4369	243
Midpoint	2,300,569	59.0	1,599,431	41.0%	3,900,000	2.8670	286
Maximum	2,645,682	59.0	1,839,318	41.0%	4,485,000	3.2970	329
15% Above Maximum	3,042,563	59.0	2,115,187	41.0%	5,157,750	3.7915	379

(1)	Cash will be paid instead of issuing any fractional shares.
     Outstanding options to purchase shares of Liberty Savings Bank common stock will be converted into and become options to purchase Liberty Bancorp common stock. The number of shares of common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected. At December 31, 2005, there were 67,124 outstanding options to purchase Liberty Savings Bank common stock, 29,900 of which were vested.
Effects of Conversion on Deposits, Borrowers and Members
     General. Each depositor in Liberty Savings Bank currently has both a deposit account in the institution and a pro rata ownership interest in the net worth of Liberty Savings Mutual Holding Company based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that Liberty Savings Mutual Holding Company is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Liberty Savings Mutual Holding Company after other claims are paid. Any depositor who opens a deposit account at Liberty Savings Bank obtains a pro rata ownership interest in the net worth of Liberty Savings Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of Liberty Savings Mutual Holding Company, which is lost to the extent that the balance in the account is reduced. When a mutual holding company converts to stock holding company form, depositors lose all rights to the net worth of the mutual holding company, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion.
     Continuity. While the conversion is being accomplished, the normal business of Liberty Savings Bank will continue without interruption, including being regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the conversion, BankLiberty will continue to provide services for depositors and borrowers under current Liberty Savings Bank policies by its present management and staff.
     The directors of Liberty Savings Bank at the time of conversion will serve as directors of BankLiberty after the conversion. The Board of Directors of Liberty Bancorp is composed of the individuals who serve on the Board of Directors of Liberty Savings Bank. All officers of Liberty Savings Bank at the time of conversion will retain their positions after the conversion.
     Deposit Accounts and Loans. The conversion will not affect any deposit accounts or borrower relationships with BankLiberty. All deposit accounts in BankLiberty after the conversion will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the conversion. The conversion will not change the interest rate or the maturity of deposits at Liberty Savings Bank.
     After the conversion, all loans of Liberty Savings Bank will retain the same status that they had before the conversion. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion.

          Effect on Voting Rights of Members. Voting rights in Liberty Savings Mutual Holding Company, as a mutual holding company, belong to its depositor and borrower members. After the conversion, depositors and borrowers will no longer be members and will no longer have voting rights in Liberty Savings Mutual Holding Company, which will cease to exist. The holders of the common stock of Liberty Bancorp will possess all voting rights in Liberty Bancorp, and Liberty Bancorp, as the sole stockholder of BankLiberty, will possess all voting rights in BankLiberty. Depositors and borrowers of BankLiberty will not have any voting rights after the conversion except to the extent that they become stockholders of Liberty Bancorp by purchasing common stock.
          Effect on Liquidation Rights. If Liberty Savings Mutual Holding Company were to liquidate, all claims of Liberty Savings Mutual Holding Company’s creditors would be paid first. Thereafter, if there were any assets remaining, members of Liberty Savings Mutual Holding Company would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Liberty Savings Bank immediately before liquidation. In the unlikely event that BankLiberty were to liquidate after the conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “—Liquidation Rights” below), with any assets remaining thereafter distributed to Liberty Bancorp as the holder of BankLiberty’s capital stock.
Material Income Tax Consequences
          Although the conversion may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of conversion and reorganization and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers. Completion of the conversion is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Missouri tax laws, that no gain or loss will be recognized by BankLiberty, Liberty Bancorp or Liberty Savings Mutual Holding Company as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Liberty Savings Bank, Liberty Bancorp and Liberty Savings Mutual Holding Company and persons receiving subscription rights.
          Muldoon Murphy & Aguggia LLP has issued an opinion to Liberty Savings Bank, Liberty Savings Mutual Holding Company and Liberty Bancorp that, for federal income tax purposes:
1.	the conversion of Liberty Savings Mutual Holding Company from mutual form to a federal interim stock savings association to be named Liberty Interim Federal Savings and Loan Association I will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by Liberty Savings Bank Mutual Holding Company by reason of such conversion;

2.	the merger of Liberty Interim Federal Savings and Loan Association I, the successor of Liberty Savings Mutual Holding Company following its conversion to an interim federal stock savings association, with and into Liberty Savings Bank will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by Liberty Savings Bank Mutual Holding Company or Liberty Savings Bank by reason of such merger;

3.	the merger of Liberty Interim Federal Savings and Loan Association II, formed as an interim federal stock savings association and a wholly owned subsidiary of Liberty Bancorp, with and into Liberty Savings Bank (the “bank merger”) will qualify either as a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code or as an exchange under Section 351 of the Internal Revenue Code, and no gain or loss will be recognized by Liberty Interim Federal Savings and Loan Association II, Liberty Savings Bank or Liberty Bancorp by reason of the bank merger;

4.	no gain or loss will be recognized by the current stockholders of Liberty Savings Bank upon the receipt of shares of common stock of Liberty Bancorp pursuant to the bank merger, except to the extent of any cash received in lieu of a fractional share interest in Liberty Bancorp;

5.	the aggregate tax basis of the shares of the Liberty Bancorp common stock to be received by the current stockholders of Liberty Savings Bank will be the same as the aggregate tax basis of the Liberty Bancorp common stock surrendered in exchange therefore reduced by any amount allocable to a fractional share interest in Liberty Savings Bank for which cash is received;

6.	the holding period of the shares of Liberty Bancorp common stock to be received by the current stockholders of Liberty Savings Bank will include the holding period of the shares of Liberty Savings Bank common stock, provided that Liberty Savings Bank common stock was held as a capital asset on the date of the bank merger;

7.	a holder of shares of Liberty Savings Bank common stock who receives cash in lieu of a fractional share of Liberty Bancorp common stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder’s tax basis of the shares of Liberty Savings Bank allocable to the fractional share; such gain or loss will be capital gain or loss if such shares were held as a capital asset as of the date of the bank merger, and will be long-term capital gain or loss if such holder’s holding period in the shares of Liberty Savings Bank common stock is more than one year on the date of the bank merger;

8.	no gain or loss will be recognized by Liberty Bancorp upon the sale of shares of common stock in the offering;

9.	no gain or loss will be recognized by members of Liberty Savings Mutual Holding Company upon the issuance to them of interests in the liquidation account in Liberty Savings Bank pursuant to the merger of Liberty Interim Federal Savings and Loan Association I into Liberty Savings Bank;

10.	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Liberty Bancorp to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be recognized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

11.	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the offering pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the offering; and

12.	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.
          The opinions set forth in the 10th and 11th bullet points above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase Liberty Bancorp common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. Counsel believes that it is more likely than not (i.e., that there is more than a 50% likelihood) that the subscription rights have no market value for federal income tax purposes. If the subscription rights are found to have market value greater than zero, income may be recognized by various recipients of the subscription rights (whether or not the rights are exercised) and we may be taxed on the distribution of the subscription rights. Participants are encouraged to consult with their own tax advisor as to the tax consequences in the event that the subscription rights are deemed to have an ascertainable value.
          Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.
          Liberty Savings Bank has also received an opinion from Michael Trokey & Company, P.C., St. Louis, Missouri, that, assuming the conversion does not result in any federal income tax liability to Liberty Savings Bank, its account holders or Liberty Bancorp, implementation of the plan of conversion and reorganization will not result in any Missouri income tax liability to those entities or persons.

          The opinions of Muldoon Murphy & Aguggia LLP and Michael Trokey & Company, P.C., are filed as exhibits to the registration statement that Liberty Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”
Liquidation Rights
          In the unlikely event of a complete liquidation of Liberty Savings Mutual Holding Company before the conversion, each depositor in Liberty Savings Bank would receive a pro rata share of any assets of Liberty Savings Mutual Holding Company remaining after payment of claims of all creditors. Each depositor’s pro rata share of the remaining assets would be in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in Liberty Savings Bank at the time of liquidation. In the event of a complete liquidation of BankLiberty after the conversion, each depositor would have a claim as a creditor of the same general priority as the claim of all other general creditors of BankLiberty. However, except as described below, his or her claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. He or she would not have an interest in the value of the assets or BankLiberty or Liberty Bancorp above that amount.
          The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to 58.9% of Liberty Savings Bank’s total stockholders’ equity as reflected in its latest statement of financial condition contained in the final prospectus utilized in the offerings. As of the date of this prospectus, the initial balance of the liquidation account would be approximately $12.4 million. Each eligible account holder and supplemental eligible account holder, if he or she were to continue to maintain his or her deposit account at BankLiberty, would be entitled, upon a complete liquidation of BankLiberty after the conversion, to an interest in the liquidation account before any payment to Liberty Bancorp as the sole stockholder of BankLiberty. Each eligible account holder and supplemental eligible account holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in Liberty Savings Bank at the close of business on November 30, 2004 or March 31, 2006, as the case may be. Each eligible account holder and supplemental eligible account holder will have a pro rata interest in the total liquidation account for each of his or her deposit accounts based on the proportion that the balance of each such deposit account on the November 30, 2004 eligibility record date (or the March 31, 2006 supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in Liberty Savings Bank on such date.
          If, however, on any September 30 annual closing date of Liberty Savings Bank, commencing September 30, 2006, the amount in any deposit account is less than the amount in such deposit account on November 30, 2004 or March 31, 2006, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to Liberty Bancorp as the sole stockholder of BankLiberty.
          No merger, consolidation, bulk purchase of assets with assumptions of statement accounts and other liabilities or similar transactions with another federally insured institution in which BankLiberty is not the surviving institution will be considered to be a complete liquidation. In any of these transactions, the liquidation account will be assumed by the surviving institution.
Subscription Offering and Subscription Rights
          Under the plan of conversion and reorganization, we have granted rights to subscribe for Liberty Bancorp common stock to the following persons in the following order of priority:
1.	Persons with deposits in Liberty Savings Bank with balances aggregating $50 or more (“qualifying deposits”) as of November 30, 2004 (“eligible account holders”). For this purpose, deposit accounts include all savings, time and demand accounts.

2.	Our employee stock ownership plan, which provides retirement benefits to our employees.

3.	Persons with qualifying deposits in Liberty Savings Bank as of March 31, 2006 (“supplemental eligible account holders”), other than our officers, directors and their associates.

4.	Depositors of Liberty Savings Bank as of [record date] and borrowers of Liberty Savings who had loans outstanding on August 23, 1993 who continue to be borrowers as of [record date] and who are not eligible account holders or supplemental eligible account holders (“other members”).
          The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and reorganization. See “—Limitations on Purchases of Shares.” All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account.
          Category 1: Eligible Account Holders. Subject to the purchase limitation described below under “—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:
•	$75,000 of common stock (which equals 7,500 shares);

•	one-tenth of 1% of the total offering of common stock in the subscription offering; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $157.4 million.
          If there are not sufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled, provided that no fractional shares will be issued. Subscription rights of eligible account holders who are also executive officers or directors of Liberty Savings Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Liberty Savings Bank in the one-year period preceding November 30, 2004.
          To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at November 30, 2004. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.
          We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.
          Category 2: Tax-Qualified Employee Stock Benefit Plans. Our tax-qualified employee stock benefit plan intends to purchase 8.0% of the shares of common stock sold in the offering. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by the officers and directors of Liberty Savings Bank, for the purpose of applying the purchase limitations in the plan of conversion and reorganization. If Liberty Bancorp increases the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to 10% of the common stock sold in the offering. If the plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from Liberty Bancorp with the approval of the Office of Thrift Supervision.
          Category 3: Supplemental Eligible Account Holders. Subject to the purchase limitation described below under “—Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:
•	$75,000 of common stock (which equals 7,500 shares);

•	one-tenth of 1% of the total offering of common stock in the subscription offering; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $ million.
          If eligible account holders and BankLiberty’s employee stock ownership plan subscribe for all of the shares being sold by Liberty Bancorp, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are not sufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled, provided that no fractional shares will be issued.
          To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at March 31, 2006. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.
          Category 4: Other Members. Each other member of Liberty Savings Bank has the right to purchase up to the greater of $75,000 of common stock (which equals 7,500 shares) or one-tenth of 1% of the total offering of common stock in the subscription offering. If eligible account holders, BankLiberty’s employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold by Liberty Bancorp, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.
          To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at [record date] or each loan from Liberty Savings Bank that was outstanding on August 23, 1993 and continued to be outstanding on [record date]. Failure to list an account or loan, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.
          Expiration Date for the Subscription Offering. The subscription offering and all subscription rights under the plan of conversion and reorganization is expected to terminate at ___:__ ___ .m., Central time, on                     , 2006. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date, unless extended, whether or not we have been able to locate each person entitled to subscription rights.
          Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at Liberty Savings Bank’s passbook rate and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will be given the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly, in full and with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days, and all extensions in the aggregate may not last beyond                                         .

          Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of conversion and reorganization reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.
          Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. It is illegal to transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the conversion.
          If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.
Community Offering
          To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares pursuant to the plan of conversion and reorganization in a community offering to the following persons in the following order of priority:
•	Existing stockholders of Liberty Savings Bank;

•	Natural persons and trusts of natural persons who are residents of Clay, Clinton, Platte and Jackson Counties, Missouri; and

•	Other persons to whom we deliver a prospectus.
          We will consider persons to be residing in one of the specified counties if they occupy a dwelling in the county and establish a physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident. In all cases, the determination of residence status will be made by us in our sole discretion.
          Purchasers in the community offering are eligible to purchase up to $75,000 of common stock (which equals 7,500 shares). To the extent practicable, and subject to the preferred subscriber preference and various purchase limitations, orders for the common stock in the community offering shall first be filled to a maximum of 2% of the total number of shares of common stock sold in the offering, and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. If shares are available for preferred subscribers in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred subscribers whose orders remain unsatisfied in the same proportion that the unfilled order of each such subscriber bears to the total unfilled orders of all such subscribers, provided no fractional shares will be issued. If, after filling the orders of preferred subscribers in the community offering, shares are available for other subscribers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred subscribers.

     The community offering, if held, may commence concurrently with, or subsequent to, the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with the approval of the Office of Thrift Supervision. If we receive regulatory approval for an extension of time, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will be given the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest.
     The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.
Syndicated Community or Underwritten Public Offering
     The plan of conversion and reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill & Partners, L.P., acting as our agent. In such capacity, Sandler O’Neill & Partners, L.P. may form a syndicate of broker-dealers. Alternatively, we may sell any remaining shares in an underwritten public offering. However, we retain the right to accept or reject, in whole or in part, any orders in the syndicated community offering or underwritten public offering. Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O’Neill & Partners, L.P. has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.
     Common stock sold in the syndicated community offering will be sold at a purchase price per share that is the same price as all other shares being offered for sale in the offering. Purchasers in the syndicated community offering are eligible to purchase up to $75,000 of common stock (which equals 7,500 shares). Orders for common stock in the syndicated community offering will be filled first to a maximum of 2% of the total number of shares sold in the offering and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled. However, no fractional shares will be issued. We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.
     The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.
     If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and reorganization and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, we may either: terminate the stock offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Office of Thrift Supervision.
Limitations on Purchases of Shares
     The plan of conversion and reorganization imposes limitations upon the purchase of common stock by eligible subscribers and others in the offering. In addition to the purchase limitations described above under “—Subscription Offering and Subscription Rights,” “—Community Offering” and “—Syndicated Community Offering,” the plan of conversion and reorganization provides for the following purchase limitations:

•	No individual, no individual together with any associates, and no group of persons acting in concert may purchase more than $300,000 of common stock (which equals 30,000 shares) in the offering.

•	Except in the case of the employee stock ownership plan, generally the number of shares purchased by any individual, any individual together with associates, and any group of persons acting in concert, together with shares received by that person, persons or group in exchange for their shares of Liberty Savings Bank common stock in the conversion, may not exceed 4% of the shares of Liberty Bancorp common stock that will be outstanding following the conversion.

•	Our directors and executive officers, together with their associates, may purchase in the aggregate up to 31% of the common stock sold in the offering.

•	Each subscriber must subscribe for a minimum of 25 shares.
          Notwithstanding the overall limit on the number of shares that may be acquired in the conversion, except as may be required by the Office of Thrift Supervision, current stockholders of Liberty Savings Bank will not have to sell any shares of Liberty Savings Bank or be limited in receiving exchange shares even if their current ownership of Liberty Savings Bank common stock when converted into shares of Liberty Bancorp common stock exceeds an applicable purchase limitation, including the overall purchase limitation.
          We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5% of the shares of common stock sold in the offering. We do not intend to increase the maximum purchase limitation unless market conditions warrant an increase in the maximum purchase limitation and the sale of a number of shares in excess of the minimum of the offering range. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our discretion, also may give other large subscribers the right to increase their subscriptions.
          The plan of conversion and reorganization defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person or company that acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion and reorganization, our directors are not deemed to be acting in concert solely by reason of their Board membership.
          The plan of conversion and reorganization defines “associate,” with respect to a particular person, to mean:
•	a corporation or organization other than Liberty Savings Mutual Holding Company, Liberty Bancorp or Liberty Savings Bank or a majority-owned subsidiary of Liberty Savings Mutual Holding Company, Liberty Bancorp or Liberty Savings Bank, of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity; provided, however, that such term shall not include any tax-qualified employee stock benefit plan of Liberty Bancorp or Liberty Savings Bank in which such person has a substantial interest or may serve as trustee or in a similar fiduciary capacity; and

•	any person who is related by blood or marriage and who either has the same home as a person or who is a director or officer of Liberty Savings Mutual Holding Company, Liberty Bancorp or Liberty Savings Bank or any of their subsidiaries.
          For example, a corporation of which a person serves as a senior officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion and reorganization. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”
Plan of Distribution and Marketing Arrangements
          Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our conversion center and Sandler O’Neill. All prospective purchasers are to send payment directly to Liberty Savings Bank, where such funds will be held in a segregated statement account and not released until the offering is completed or terminated.
          We have engaged Sandler O’Neill, a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with the conversion and the offering of our common stock. In all states where we are required to conduct all offers and sales through a registered broker-dealer, all such transactions will be conducted by Sandler O’Neill. In addition, in its role as financial and marketing advisor, Sandler O’Neill will assist us in the offering as follows:
•	consulting as to the securities market implications of any aspect of the plan of conversion and reorganization or related corporate documents;

•	reviewing with our Board of Directors the financial impact of the offerings on Liberty Savings Bank and Liberty Savings Mutual Holding Company, based upon the independent appraiser’s appraisal of the common stock;

•	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assisting in the design and implementation of a marketing strategy for the offerings;

•	as necessary, assisting us in scheduling and preparing for meetings with potential investors and broker-dealers in connection with the offerings; and

•	providing such other general advice and assistance as may be requested to promote the successful completion of the reorganization.
          For these services, Sandler O’Neill will receive a fee of 1.0% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan and to our officers, employees and directors and their immediate families. We have made an advance payment of $25,000 to Sandler O’Neill for expenses. Any unused portion of this advance will be refunded if the offering is not consummated. If there is a syndicated community offering, Sandler O’Neill will receive a management fee of 1% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees paid to Sandler O’Neill and other NASD member firms in the syndicated community offering will not exceed 7.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering.
          We also will reimburse Sandler O’Neill for its legal fees and expenses associated with its marketing effort, up to a maximum of $100,000. If the plan of conversion and reorganization is terminated or if Sandler O’Neill terminates its agreement with us in accordance with the provisions of the agreement, Sandler O’Neill will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O’Neill against liabilities and expenses (including legal fees) incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.
          We have also engaged Sandler O’Neill to act as our records management agent in connection with the offering. In its role as records management agent, Sandler O’Neill will assist us in the offering as follows: (1) consolidation of accounts and member vote calculation; (2) design and stenciling of member proxy, stock order and/or request forms; (3) organization and supervision of the conversion center; (4) member proxy solicitation and special meeting services; and (5) subscription services. For these services, Sandler O’Neill will receive a fee of

$10,000 and reimbursement for its reasonable out-of-pocket expenses. We have made an advance payment of $5,000 to Sandler O’Neill for these services.
     Sandler O’Neill has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold. Sandler O’Neill expresses no opinion as to the prices at which common stock to be issued may trade.
     Our directors and executive officers may participate in the offering. However, such participation will be limited to answering questions about Liberty Bancorp. In addition, trained employees may provide ministerial services, such as providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Questions by prospective purchasers regarding the offering process will be directed to registered representatives of Sandler O’Neill. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, so as to permit officers, directors and employees to participate in the sale of the common stock. No officer, director or employee will be compensated for his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.
Procedure for Purchasing Shares in the Subscription and Community Offerings
     Use of Order Forms. To purchase shares in the subscription offering, you must submit a properly completed and executed order form to Liberty Savings Bank by _:__ ___ .m., Central time, on                     , 2006. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with Liberty Savings Bank. To purchase shares in the community offering, you must submit a properly completed and executed order form to Liberty Savings Bank, accompanied by the required payment for each share subscribed for, before the community offering terminates, which may be on, or at any time after, the end of the subscription offering. We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to the 48 hours before the completion of the reorganization. This payment may be made by wire transfer. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final.
     To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have ownership interest.
     We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. In addition, we are not obligated to accept orders submitted on photocopied or facsimiled stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Under the plan of conversion and reorganization, our interpretation of the terms and conditions of the plan of conversion and reorganization and of the order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the conversion has not been completed within 45 days after the end of the subscription offering.
     The reverse side of the order form contains a regulatorily mandated certification form. We will not accept order forms on which the certification form is not executed. By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment.
     To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of the order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.

     Payment for Shares. Payment for subscriptions may be made by check, bank draft or money order, or by authorization of withdrawal from deposit accounts maintained with Liberty Savings Bank. Subscription funds will be held by Liberty Savings Bank or, at our discretion, in an escrow account at an independent insured depository institution. Appropriate means by which withdrawals may be authorized are provided on the order form. No wire transfers or third party checks will be accepted. Interest will be paid on payments made by check or money order at our passbook rate from the date payment is received at the conversion center until the completion or termination of the reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the conversion, unless the certificate matures after the date of receipt of the order form but before closing, in which case funds will earn interest at the passbook rate from the date of maturity until the reorganization is completed or terminated, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the reorganization. When the conversion is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the offering cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the conversion is not consummated for any reason, all funds submitted will be refunded promptly with interest, as described above.
     If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the effective date of the conversion, though the account must contain the full amount necessary for payment at the time the subscription order is received. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook rate.
     We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to the 48 hours before the completion of the conversion. This payment may be made by wire transfer.
     The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the conversion; provided that there is in force from the time of its subscription until that time, a loan commitment from an unrelated financial institution or Liberty Bancorp to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.
     Individual retirement accounts maintained at Liberty Savings Bank do not permit investment in the common stock. A depositor interested in using his or her individual retirement account funds to purchase common stock must do so through a self-directed individual retirement account. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the individual retirement account funds to a trustee offering a self-directed individual retirement account program with the agreement that the funds will be used to purchase Liberty Bancorp’s common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for transfers. The new trustee would hold the common stock in a self-directed account in the same manner as Liberty Savings Bank now holds the depositor’s individual retirement account funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an individual retirement account at Liberty Savings Bank to purchase common stock should contact the conversion center as soon as possible so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. In addition, federal laws and regulations require that officers, directors and 10% stockholders who use self-directed individual retirement account funds to purchase shares of common stock in the subscription offering, make purchases for the exclusive benefit of individual retirement accounts.
How We Determined the Offering Range and the $10.00 Purchase Price
     Federal regulations require that the aggregate purchase price of the securities sold in connection with the conversion be based upon an estimated pro forma value of Liberty Bancorp and Liberty Savings Bank as converted (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an independent appraisal. We have retained FinPro, Inc., which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. FinPro will receive fees totaling $32,000 for its initial and final appraisal, plus reasonable travel and out-of-pocket expenses, including legal fees, arising out of, related to, or based upon the conversion, and, if necessary, $7,000 for any appraisal updates. We have agreed to indemnify

FinPro against losses, claims, damages and liabilities arising out of or in any way relating to the appraisal services provided by FinPro, except to the extent arising out of or attributable to the negligence or willful misconduct of FinPro or its directors, officers, agents or employees.
          FinPro prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, FinPro undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, FinPro reviewed Liberty Savings Mutual Holding Company’s conversion application as filed with the Office of Thrift Supervision and Liberty Bancorp’s registration statement as filed with the Securities and Exchange Commission. Furthermore, FinPro had discussions with our management regarding the offering, financial condition and results from operations. FinPro did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on FinPro in connection with its appraisal.
          In connection with its appraisal, FinPro reviewed the following factors, among others:
•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded institutions that FinPro deemed comparable to us;

•	the specific terms of the offering of Liberty Bancorp’s common stock;

•	the pro forma impact of the additional capital raised in the conversion;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.
          Consistent with Office of Thrift Supervision appraisal guidelines, FinPro’s analysis utilized three selected valuation procedures, the price/tangible book method, the price/core earnings method and the price/assets method, all of which are described in its report. FinPro’s appraisal report is filed as an exhibit to the registration statement that Liberty Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” FinPro placed the greatest emphasis on the price/core earnings and price/tangible book methods in estimating pro forma market value. FinPro compared the pro forma price/tangible book and price/core earnings ratios for Liberty Bancorp to the same ratios for a peer group of comparable companies. The peer group consisted of 11 publicly traded thrift holding companies based in the Midwest United States. The peer group included companies with:
•	average assets of $245.0 million;

•	average non-performing assets of 1.12% of total assets;

•	average loans of 68.37% of total assets;

•	average tangible equity of 10.01% of total tangible assets; and

•	average net income of 0.52% of average assets.
          FinPro did not consider the historical price/tangible book ratios indicated by Liberty Savings Bank’s stock trading history in determining its valuation because the price/tangible book ratio of Liberty Savings Bank in the mutual holding company structure is not comparable to the price/tangible book ratios of fully converted companies. Although the shares held by Liberty Savings Mutual Holding Company are outstanding for purposes of calculating tangible book value per share, there has been no capital raised from the issuance of shares to Liberty Savings Mutual Holding Company. As a result, Liberty Savings Bank has a lower tangible book value per share and a higher price/tangible book value per share in the mutual holding company structure compared to what it would have as a fully converted company. In addition, Liberty Savings Bank’s earnings in the mutual holding company structure are lower than what they would be as a fully converted company because Liberty Savings Bank did not generate any investable proceeds from the issuance of shares to Liberty Savings Mutual Holding Company. Because historical price/tangible book ratios and price/core earnings multiples for Liberty Savings Bank are not comparable to similar measurements for fully converted companies, they have not been included in the presentation above nor utilized by FinPro.
     On the basis of the analysis in its report, FinPro has advised us that, in its opinion, as of February 17, 2006, the estimated pro forma market value of Liberty Bancorp and Liberty Savings Bank, as converted, was within the valuation range of $19.6 million and $26.5 million with a midpoint of $23.0 million. The public stockholders of Liberty Savings Bank common stock will own approximately the same percentage of new common stock in Liberty Bancorp after the conversion as they held in Liberty Savings Bank immediately before the conversion, before giving effect to (1) the receipt of cash in lieu of fractional shares, (2) their purchase of additional shares in the offering and (3) an adjustment to reflect the existing capital of Liberty Savings Mutual Holding Company. As a result, we established the offering range of $19,555,110 to $26,456,820, with a midpoint of $23,005,690, to give effect to Liberty Savings Mutual Holding Company’s 58.9% interest in Liberty Savings Bank. Our Board of Directors reviewed FinPro’s appraisal report, including the methodology and the assumptions used by FinPro, and determined that the offering range was reasonable and adequate. Assuming that the shares are sold at $10.00 per share in the offering, the estimated number of shares issued in the offering would be between 1,955,511 and 2,645,682, with a midpoint of 2,300,569. The purchase price of $10.00 was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the conversion.
     Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible to determine the exact number of shares that will be issued by Liberty Bancorp at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.
     If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, FinPro, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or change in market conditions, FinPro determines that our pro forma market value has increased, we may sell up to 3,042,563 shares without any further notice to you.
     No shares will be sold unless FinPro confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, the offering may be canceled, a new offering range and price per share set and new subscription, community and syndicated community offerings held. Under those circumstances, all funds will be promptly returned and all subscribers would be given the opportunity to place a new order. If the offering is terminated, all subscriptions will be cancelled and subscription funds will be returned promptly, in full and with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If FinPro establishes a new valuation range, it must be approved by the Office of Thrift Supervision.
     In formulating its appraisal, FinPro relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. FinPro also considered financial and other information from regulatory agencies, other financial institutions and other public sources, as appropriate. While FinPro believes this information to be reliable, FinPro does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the plan of conversion and reorganization or of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the conversion will be able to sell shares after the conversion at prices at or above the purchase price.
     Copies of the appraisal report of FinPro, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Liberty Savings Bank and the other locations specified under “Where You Can Find More Information.”

Delivery and Exchange of Certificates
     Shares Purchased in the Offering. Certificates representing Liberty Bancorp common stock sold in the offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the conversion. We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced.
     Shares Received in Exchange for Liberty Savings Bank Common Stock. After completion of the conversion, each holder of a certificate(s) evidencing shares of Liberty Savings Bank common stock (other than Liberty Savings Mutual Holding Company), upon surrender of the certificate to our transfer agent, which is anticipated to serve as the exchange agent for the conversion, will receive a certificate(s) representing the number of full shares of Liberty Bancorp common stock into which the holder’s shares have been converted based on the exchange ratio. Promptly following the consummation of the conversion, the exchange agent will mail to each such holder of record of an outstanding certificate evidencing shares of Liberty Savings Bank common stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the exchange agent) advising such holder of the terms of the exchange and of the procedure for surrendering to the exchange agent such certificate in exchange for a certificate(s) evidencing Liberty Bancorp common stock. Liberty Savings Bank stockholders should not forward their certificates to Liberty Savings Bank or the exchange agent until they have received the transmittal letter. If you hold shares of Liberty Savings Bank common stock in street name, your account should automatically be credited with shares of Liberty Bancorp common stock following consummation of the conversion. No transmittal forms will be mailed relating to shares held in street name.
     We will not issue any fractional shares of Liberty Bancorp common stock. For each fractional share that would otherwise be issued as a result of the exchange of Liberty Bancorp common stock for Liberty Savings Bank common stock, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the former Liberty Savings Bank shareholder would otherwise be entitled by $10.00. Payment for fractional shares will be made as soon as practicable after receipt by the exchange agent of surrendered Liberty Savings Bank stock certificates. If you hold shares of Liberty Savings Bank common stock in street name, your account should automatically be credited with cash in lieu of fractional shares.
     No holder of a certificate representing shares of Liberty Savings Bank common stock will be entitled to receive any dividends on Liberty Bancorp common stock until the certificate representing such holder’s shares of Liberty Savings Bank common stock is surrendered in exchange for certificates representing shares of Liberty Bancorp common stock. If we declare dividends after the conversion but before surrender of certificates representing shares of Liberty Savings Bank common stock, dividends payable on shares of Liberty Bancorp common stock not then issued shall accrue without interest. Any such dividends shall be paid without interest upon surrender of the certificates representing shares of Liberty Savings Bank common stock. We will be entitled, after the completion of the conversion, to treat certificates representing shares of Liberty Savings Bank common stock as evidencing ownership of the number of full shares of Liberty Bancorp common stock into which the shares of Liberty Savings Bank common stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.
     We will not be obligated to deliver a certificate(s) representing shares of Liberty Bancorp common stock to which a holder of Liberty Savings Bank common stock would otherwise be entitled as a result of the conversion until such holder surrenders the certificate(s) representing the shares of Liberty Bancorp common stock for exchange as provided above, or provides an appropriate affidavit of loss and indemnity agreement and/or a bond. If any certificate evidencing shares of Liberty Bancorp common stock is to be issued in a name other than that in which the certificate evidencing Liberty Savings Bank common stock surrendered in exchange therefor is registered, it shall be a condition of the issuance that the certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange pay to the exchange agent any transfer or other tax required by reason of the issuance of a certificate for shares of common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Restrictions on Repurchase of Stock
     Under Office of Thrift Supervision regulations, we may not, for a period of one year from the date of the completion of the conversion, repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the conversion. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause BankLiberty’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.
Restrictions on Transfer of Shares After the Conversion Applicable to Officers and Directors
     Common stock purchased in the conversion will be freely transferable, except for shares purchased by our directors and executive officers.
     Shares of common stock purchased by our directors and executive officers and their associates may not be sold for a period of one year following the conversion, except upon the death of the stockholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the conversion will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.
     Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with Liberty Savings Bank as account holders. While this aspect of the conversion makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers and their associates for a period of one year following the conversion.
     Purchases of outstanding shares of Liberty Bancorp common stock by directors, officers, or any person who becomes an executive officer or director of Liberty Savings Bank after adoption of the plan of conversion and reorganization, and their associates, during the three-year period following the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of Liberty Bancorp’s outstanding common stock or to the purchase of stock under stock benefit plans.
     Liberty Bancorp has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of the common stock to be issued in the conversion. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of Liberty Bancorp may be resold without registration. Shares purchased by an affiliate of Liberty Bancorp will have resale restrictions under Rule 144 of the Securities Act. If Liberty Bancorp meets the current public information requirements of Rule 144, each affiliate of Liberty Bancorp who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Liberty Bancorp or the average weekly volume of trading in the shares during the preceding four calendar weeks. Provision may be made in the future by Liberty Bancorp to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Interpretation, Amendment and Termination
     To the extent permitted by law, all interpretations by us of the plan of conversion and reorganization will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of conversion and reorganization provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion and reorganization as a result of comments from regulatory authorities or otherwise, without the further approval of Liberty Savings Mutual Holding Company’s members or Liberty Savings Bank’s members.
     Completion of the conversion requires the sale of all shares of the common stock within 90 days following approval of the plan of conversion and reorganization by the Office of Thrift Supervision, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of conversion and reorganization will be terminated and Liberty Savings Bank will continue its business in the mutual holding company form of organization. We may terminate the plan of conversion and reorganization at any time.
Comparison of Stockholders’ Rights
     As a result of the conversion, current holders of the Liberty Savings Bank’s common stock will become stockholders of Liberty Bancorp. There are certain differences in stockholder rights arising from distinctions between the federal stock charter and bylaws of Liberty Savings Bank’s and the articles of incorporation and bylaws of Liberty Bancorp and from distinctions between laws with respect to federally chartered savings and loan holding companies and Missouri law.
     In some instances, the rights of stockholders of Liberty Bancorp will be less than the rights stockholders of Liberty Savings Bank currently have. The decrease in stockholder rights under the Missouri articles of incorporation and bylaws are not mandated by Missouri law but have been chosen by management as being in the best interests of Liberty Bancorp. In some instances, the differences in stockholder rights may increase management rights. In other instances, these provisions in Liberty Bancorp’s articles of incorporation and bylaws described below may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the Board of Directors or management, or the appointment of new directors, more difficult. We believe that the provisions described below are prudent and will enhance our ability to remain an independent financial institution and reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our Board of Directors. These provisions also will assist us in the orderly deployment of the conversion proceeds into productive assets and allow us to implement our business plan during the initial period after the conversion. We believe these provisions are in the best interests of Liberty Bancorp and its stockholders.
     The following discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the articles of incorporation and bylaws of Liberty Bancorp and Missouri law.
     Authorized Capital Stock. The authorized capital stock of Liberty Bancorp consists of 20,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. The current authorized capital stock of Liberty Savings Bank consists of 5,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of serial preferred stock, par value $1.00 per share.
     The charter of Liberty Savings Bank and the articles of incorporation of Liberty Bancorp authorize both Boards of Directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including any voting rights, conversion rates and liquidation preferences. Although neither Board of Directors has any intention at the present time of doing so, either could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt.
     Issuance of Capital Stock. Currently, pursuant to applicable laws and regulations, Liberty Savings Mutual Holding Company is required to own not less than a majority of the outstanding common stock of Liberty Savings Bank. There will be no such restriction applicable to Liberty Bancorp following the consummation of the conversion, as Liberty Savings Mutual Holding Company will cease to exist.
     Liberty Bancorp’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to the directors, officers or controlling persons of Liberty Bancorp, whereas the current federal stock charter of

Liberty Savings Bank restricts such issuance to general public offerings, or if qualifying shares, to directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting. Thus, Liberty Bancorp could adopt stock-related compensation plans such as stock option plans without shareholder approval and shares of the capital stock of Liberty Bancorp could be issued directly to directors or officers without shareholder approval. The rules of the NASD, however, generally require corporations with securities that are quoted on the Nasdaq Capital Market, like Liberty Bancorp will be, to obtain shareholder approval of most compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances to qualify such plans for favorable treatment under current federal income tax laws and regulations. We plan to submit the stock compensation plans discussed in this prospectus to shareholders for their approval.
          Neither the federal stock charter and bylaws of Liberty Savings Bank nor the articles of incorporation and bylaws of Liberty Bancorp provide for preemptive rights to shareholders in connection with the issuance of capital stock.
          Voting Rights. Neither the federal stock charter of Liberty Savings Bank nor the articles of incorporation of Liberty Bancorp permit cumulative voting in the election of directors. Cumulative voting entitles you to as many votes as equal to the number of shares you hold, multiplied by the number of directors to be elected. Cumulative voting allows you to cast all of your votes for a single nominee or apportion your votes among any two or more nominees. For example, when three directors are to be elected, cumulative voting allows a holder of 100 shares to cast 300 votes for a single nominee, apportion 100 votes for each nominee, or apportion 300 votes in any other manner.
          Payment of Dividends. The ability of Liberty Savings Bank to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by tax considerations related to savings associations. Liberty Savings Bank will continue to be subject to these restrictions after the conversion, and such restrictions will indirectly affect Liberty Bancorp because dividends from Liberty Savings Bank will be a primary source of funds for the payment of dividends to the stockholders of Liberty Bancorp.
          Missouri law generally provides that, unless otherwise restricted in a corporation’s charter, a corporation’s board of directors may authorize, and a corporation may pay, dividends to stockholders. However, no dividend shall be declared or paid at a time when the net assets of the corporation are less than its stated capital or when the payment thereof would reduce the net assets of the corporation below its stated capital.
          Board of Directors. The federal stock charter and bylaws of Liberty Savings Bank and the articles of incorporation and bylaws of Liberty Bancorp each require that the Board of Directors be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Under the bylaws of Liberty Savings Bank, any vacancy occurring on the Board of Directors, however caused, may be filled by an affirmative vote of the majority of remaining directors then in office, whether or not a quorum is present, and any director chosen shall hold office only until the next annual meeting of shareholders at which directors are elected. However, under the articles of incorporation of Liberty Bancorp, any vacancy occurring on the Board of Directors, however caused, shall be filled by a vote of two-thirds of the directors then in office and any director chosen shall hold office for a term which shall expire at the annual meeting of shareholders at which term of the class to which the director has been chosen expires.
          The bylaws of Liberty Bancorp provide that to be eligible to serve on the Board of Directors, a person must:
•	at all times be the beneficial owner of not less than 100 shares of capital stock of Liberty Bancorp;

•	maintain his or her principal personal residence within the Kansas City, Missouri metropolitan statistical area or within 30 miles of any branch office location of Liberty Savings Bank;

•	neither be 75 years of age nor older than 75 years of age, except that a director shall be able to complete a term of office during which such director attains 75 years of age; and

•	not be (1) under indictment for, or have ever been convicted of, a criminal offense involving dishonesty or breach of trust when the penalty for such offense could be imprisonment for more than one year; (2) a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and such order is final and not subject to appeal; or (3) has been found, either by a regulatory agency whose decision is final and not subject to appeal or by a court, to have (i) breached a fiduciary duty involving personal profit or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.
          These provisions may prevent stockholders from nominating themselves or persons of their choosing for election to the Board of Directors. With the exception of a similar minimum 100 shares beneficial ownership provision, the bylaws of Liberty Savings Bank do not contain similar qualification requirements.
          Under the bylaws of Liberty Savings Bank, any director may be removed only for cause by a vote of the holders of a majority of the outstanding voting shares at a meeting of shareholders called for such purpose. The articles of incorporation of Liberty Bancorp provide that any director may be removed by shareholders only for cause at a duly constituted meeting of shareholders called expressly for that purpose upon the affirmative vote of the holders of not less than 80% of the outstanding voting shares. The higher vote threshold will make it more difficult for shareholders to remove directors and replace them with their own nominees.
          Limitations on Liability. The articles of incorporation of Liberty Bancorp provide that directors of Liberty Bancorp will not be personally liable to Liberty Bancorp or its shareholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director’s duty of loyalty to Liberty Bancorp or its shareholders; (ii) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 351.245 of the General and Business Corporation Law of Missouri (outlining voting procedures); or (iv) for any transaction from which a director derived an improper personal benefit. This provision would absolve directors of personal liability for monetary damages for negligence in the performance of their duties, including gross negligence, and it would not affect the availability of injunctive or other equitable relief as a remedy.
          Currently, federal law does not permit federally-chartered savings and loan associations like Liberty Savings Bank to limit the personal liability of directors in the manner provided by the General and Business Corporation Law of Missouri and the laws of many other states.
          Indemnification of Directors, Officers, Employees and Agents. The federal stock charter and bylaws of Liberty Savings Bank do not contain any provision relating to the indemnification of directors and officers. Under the present Office of Thrift Supervision regulations, however, Liberty Savings Bank must indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving any such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could have reasonably perceived it under the circumstances and for a purpose he or she could have reasonably believed under the circumstances was in the best interests of Liberty Savings Bank or its shareholders. Liberty Savings Bank is also permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, Liberty Savings Bank is required to notify the Office of Thrift Supervision of its intention and such payment cannot be made if the Office of Thrift Supervision objects thereto.
          The articles of incorporation of Liberty Bancorp provide that Liberty Bancorp shall indemnify any person who is or was a director or executive officer of Liberty Bancorp or any subsidiary against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of Liberty Bancorp or a subsidiary) by reason of the fact that such person is or was serving in such capacity to the fullest extent permitted under Missouri law. Such indemnification may, to the extent the Board of Directors deems appropriate, include the advancement of expenses. The articles of incorporation of Liberty Bancorp also provide that Liberty Bancorp may indemnify its non-executive officers, employees and agents to such extent as shall be authorized by the Board of Directors or bylaws and be permitted by law.
          Special Meetings of Stockholders. The bylaws of Liberty Savings Bank provide that special meetings of the shareholders of Liberty Savings Bank may be called by the Chairman of the Board, the President, a majority of the Board of Directors or the written request of the holders of not less than one-tenth of the all of the outstanding capital stock of Liberty Savings Bank entitled to vote at the meeting. The bylaws of Liberty Bancorp contain a provision pursuant to which special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Board of Directors at any time in their sole discretion.
     Stockholder Nominations and Proposals. The bylaws of Liberty Savings Bank generally provide that shareholders may submit new business to be taken up at the annual meeting. Any stockholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the secretary at least five days before the meeting, such proposal shall be laid over for action at an adjourned, special, or annual meeting of the stockholders taking place 30 days or more thereafter.
     Liberty Bancorp’s bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders of Liberty Bancorp. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the Liberty Bancorp Board or by a stockholder who has given appropriate notice to Liberty Bancorp before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given Liberty Bancorp appropriate notice of its intention to bring that business before the meeting. Liberty Bancorp’s secretary must receive notice of the nomination or proposal not less than 60 days nor more than 90 days before the annual meeting; provided, however, that if less than 70 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide certain information to Liberty Bancorp concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide Liberty Bancorp with certain information concerning the nominee and the proposing stockholder.
     Advance notice of nominations or proposed business by shareholders gives the Liberty Bancorp’s Board of Directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about those matters.
     Stockholder Action Without a Meeting. The bylaws of Liberty Savings Bank provide that any action required to be taken at a meeting of the stockholders, or any other action which may be taken at a meeting of stockholders, may be taken without a meeting if consent in writing, setting forth the action so taken, shall be given by all of the stockholders entitled to vote with respect to the subject matter. Likewise, the bylaws of Liberty Bancorp state that any action required to be taken at a meeting of the shareholders, or any action which may be taken at a meeting of the stockholders, may be taken without a meeting if consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof. Under Liberty Bancorp’s bylaws, such consent shall have the same force and effect as a unanimous vote of the shareholders at a meeting duly held.
     Stockholder’s Right to Examine Books and Records. A federal regulation, which is currently applicable to Liberty Savings Bank, provides that stockholders holding of record at least $100,000 of stock or at least 1% of the total outstanding voting shares may inspect and make extracts from specified books and records of a federally chartered savings and loan association after proper written notice for a proper purpose. The bylaws of Liberty Bancorp provide that Liberty Bancorp shall keep correct and complete books and records of account, including the amount of its assets and liabilities, minutes of the proceedings of its shareholders and Board of Directors, and the names and business or residence address of its officers; and it shall keep at its registered office or principal place of business in Missouri, or at the office of its transfer agent, if any, books and records in which shall be recorded the number of shares subscribed, the names of the owners of the shares, the numbers owned by them respectively, the amount of shares paid, and by whom, and the transfer of such shares with the date of transfer. Liberty Bancorp’s bylaws further provide that each shareholder may, upon written demand under oath stating the purpose thereof, during normal business hours, have access to the books of Liberty Bancorp, to examine them for any proper purpose.
     Limitations on Voting Rights. The charter of Liberty Savings Bank provides that, for a period of five years from the date of completion of the conversion of Liberty Savings Bank from a mutual savings bank to a stock savings bank, no person, other than Liberty Savings Mutual Holding Company, the mutual holding company of Liberty Savings Bank, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the savings bank. In the event that shares are acquired in violation of this prohibition, the charter of Liberty Savings Bank states that all shares beneficially owned by any person in excess of 10% shall be considered “excess shares” and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options and (2) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, and that are not otherwise beneficially, or deemed by Liberty Savings Bank to be beneficially, owned by such person and his or her affiliates).
          The foregoing restriction does not apply to a transaction in which Liberty Savings Bank forms a holding company without change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenter and appraisal rights, the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by a tax-qualified employee stock benefit plan which is exempt from the approval requirements under the Office of Thrift Supervision’s regulations.
          The articles of incorporation of Liberty Bancorp state that in no event shall any record owner of any outstanding Liberty Bancorp common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the 10% limit, unless a majority of the Board of Directors has passed a resolution in advance granting such entitlement or permission. Likewise, beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options and (2) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, and that are not otherwise beneficially, or deemed by Liberty Savings Bank to be beneficially, owned by such person and his or her affiliates).
          Mergers, Consolidations and Sales of Assets. Federal regulations currently require the approval of two-thirds of the Board of Directors of Liberty Savings Bank and the holders of two-thirds of Liberty Savings Bank’s outstanding stock entitled to vote thereon for mergers, consolidations and sales of all or substantially all assets. Such regulations permit Liberty Savings Bank to merge with another corporation without obtaining the approval of its stockholders if:
•	it does not involve an interim savings institution;

•	the charter of Liberty Savings Bank is not changed;

•	each share of Liberty Savings Bank’s stock outstanding immediately before the effective date of the transaction is to be an identical outstanding share or a treasury share of Liberty Savings Bank; and

•	either: (a) no shares of voting stock of Liberty Savings Bank and no securities convertible into such stock are to be issued or delivered under the plan of combination or (b) the authorized unissued shares or the treasury shares of voting stock of Liberty Savings Bank to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of Liberty Savings Bank outstanding immediately prior to the effective date of the transaction.
          Missouri law also requires the approval of the Board of Directors and the affirmative vote of two-thirds of the votes entitled to be cast by all shareholders entitled to vote thereon for proposed mergers or consolidations. However, Missouri law provides that in any case in which 90% of the outstanding shares of each class of a domestic corporation is owned by another domestic corporation and the jurisdictions of each allow a merger with the other, the corporation having such share ownership may either merge the other corporation into itself and assume all of its obligations, or merge itself into the other corporation without any shareholder vote. Additionally, Missouri law states that unless expressly required by its articles of incorporation, no vote of shareholders of a domestic corporation shall be necessary to authorize a merger with or into a single indirect wholly owned subsidiary of such domestic corporation solely in connection with a holding company reorganization if:
•	such domestic corporation and the indirect wholly owned subsidiary are the only merger parties;

•	each share or fraction thereof of the capital stock of such domestic corporation outstanding immediately prior to the effective time of the merger is converted in the merger into a share or equal fraction thereof of a holding company having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the share or fraction thereof of such domestic corporation being converted in the merger;

•	the holding company and each of the constituent corporations to the merger are Missouri corporations;

•	generally, the articles of incorporation and bylaws of the holding company immediately following the effective time of the merger contain provisions identical to the articles of incorporation and bylaws of such domestic corporation immediately prior to the effective time of the merger;

•	as a result of the merger, such domestic corporation becomes or remains a direct or indirect wholly owned subsidiary of the holding company;

•	the directors of such domestic corporation become or remain the directors of the holding company upon the effective time of the merger;

the articles of incorporation of the surviving corporation immediately following the effective time of the merger shall be substantially similar to the articles of incorporation of such domestic corporation immediately prior to the effective time of the merger;

•	the shareholders of such domestic corporation do not recognize gain or loss for U. S. federal income tax purposes as determined by the board of directors of such domestic corporation.
          Business Combinations with Interested Stockholders. The articles of incorporation of Liberty Bancorp require the approval of the holders of at least 80% of Liberty Bancorp’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with a “related person.” However, this supermajority voting requirement will not apply in cases where the proposed transaction has been approved by two-thirds of disinterested directors.
          Under Liberty Bancorp’s articles of incorporation, the term “related person” shall mean and include:
•	any individual, corporation, partnership or other person or entity which together with its “affiliates” (within the meaning of the Securities Exchange Act of 1934, as amended), “beneficially owns” (within the meaning of the Securities Exchange Act of 1934, as amended) in the aggregate 10% or more of the outstanding shares of Liberty Savings Bancorp common stock; and

•	any “affiliate” (within the meaning of the Securities Exchange Act of 1934, as amended) of any such individual, corporation, partnership or other person or entity.

A “business combination” includes, but is not limited to:

•	any merger or consolidation of Liberty Bancorp with or into a related person;

•	any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other security device, of all or any substantial part of the assets of Liberty Bancorp (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a related person;

•	any merger or consolidation of a related person with or into Liberty Bancorp or any of its subsidiaries;

•	any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to Liberty Bancorp or any of its subsidiaries;

•	the issuance of any securities of Liberty Bancorp or any of its subsidiaries to a related person;

•	the acquisition by Liberty Bancorp or any of its subsidiaries of any securities of a related person;

•	any reclassification of Liberty Bancorp common stock, or any recapitalization involving Liberty Bancorp common stock; and

•	any agreement, contract or other arrangement providing for any of the transactions described above.

     Neither the charter and bylaws of Liberty Savings Bank nor the federal laws and regulations applicable to Liberty Savings Bank contain a provision which restricts business combinations between Liberty Savings Bank and any related person in the manner set forth above.
     Dissenters’ Rights of Appraisal. A federal regulation that is applicable to Liberty Savings Bank generally provides that a stockholder of a federally chartered savings and loan association that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the institution, subject to specified procedural requirements. This regulation also provides, however, that the stockholders of a federally chartered savings and loan association that is listed on a national securities exchange or quoted on Nasdaq are not entitled to dissenters’ rights in connection with a merger if the stockholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on the Nasdaq or any combination of such shares of stock and cash. This exception does not currently apply to Liberty Savings Bank because its stock is not listed on a national securities exchange or quoted on the Nasdaq Stock Market.
     After the conversion, the rights of appraisal of the dissenting stockholders of Liberty Bancorp will be governed by Missouri law. Pursuant to Missouri law, a stockholder of a Missouri corporation generally has the right to dissent from any merger involving the corporation, share exchange, sale of all or substantially all of the corporation’s assets or an amendment of the articles of incorporation that materially and adversely affects stockholder rights, and to obtain fair value for his or her shares, subject to specified procedural requirements. However, no such appraisal rights are generally available for shares which are listed on a national securities exchange or on the Nasdaq National Market.
     Amendment of Governing Instruments. No amendment to the charter of Liberty Savings Bank may be made unless it is first proposed by the Board of Directors, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of Liberty Bancorp may generally be amended by the affirmative vote of a majority of the outstanding shares entitled to vote thereon, unless any class of shares is entitled to vote thereon as a class, in which event the proposed amendment shall be adopted upon receiving the affirmative vote of a majority of the outstanding shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon. However, any amendment of Section 3.2 of Article III (regarding limitation of voting common stock), Article VI (regarding removal of directors) or Article X (regarding approval of certain business combinations), must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote, except that the Board of Directors may amend the articles of incorporation without any action by the stockholders to increase or decrease the aggregate number of shares of capital stock.
     The bylaws of Liberty Savings Bank may be amended in a manner consistent with the regulations of the Office of Thrift Supervision and shall be effective after: (1) approval of the amendment by a majority vote of the authorized Board of Directors, or (2) by a majority of votes cast by the stockholders of the Liberty Savings Bank at any legal meeting. The bylaws of Liberty Bancorp may be amended by a two-thirds vote or consent of the Board of Directors.
Anti-Takeover Effects of Liberty Bancorp’s Articles of Incorporation and Bylaws and Management Remuneration Adopted in Conversion
     The provisions described above are intended to reduce Liberty Bancorp’s vulnerability to takeover attempts and other transactions that have not been negotiated with and approved by our Board of Directors. Provisions of the equity incentive plan will provide for accelerated benefits to participants if a change in control of Liberty Bancorp or Liberty Savings Bank occurs or a tender or exchange offer for our stock is made. We also intend to enter into an employment agreement with Brent M. Giles, our President and Chief Executive Officer, and two-year change in control agreements with each of Marc J. Weishaar, our Senior Vice President and Chief Financial Officer, Martin Weishaar, our Senior Vice President and General Counsel, Mark E. Hecker, our Senior Vice President and Chief Lending Officer and Ken Honeck, our Senior Vice President and Retail Banking Manager. These arrangements provide for severance benefits if the executive is terminated following a change in control of Liberty Bancorp or BankLiberty. The foregoing provisions and limitations may make it more difficult for companies or persons to acquire control of Liberty Bancorp. Additionally, the provisions could deter offers to acquire the outstanding shares of Liberty Bancorp that might be viewed by stockholders to be in their best interests.

          Our Board of Directors believes that the provisions of the articles of incorporation and bylaws are in the best interest of Liberty Bancorp and its stockholders. An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. In the Board of Directors’ judgment, the Board of Directors is in the best position to determine the value of Liberty Bancorp and to negotiate more effectively for what may be in the best interest of all stockholders. Accordingly, the Board of Directors believes it is in the best interest of Liberty Bancorp and its stockholders to encourage potential acquirers to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the fair value of Liberty Bancorp. Despite the belief of our Board of Directors as to the benefit to stockholders of these provisions of Liberty Bancorp’s articles of incorporation and bylaws, these provisions may have the effect of discouraging a takeover attempt that would not be approved by our Board of Directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction might not have the opportunity to do so. Furthermore, these provisions may perpetuate incumbent management, even though some stockholders may deem existing management not to be acting in their best interests.
Restrictions on the Acquisition of Liberty Bancorp and BankLiberty
Missouri Corporate Law
          Missouri law allows certain provisions, described below, which may be applicable to Liberty Bancorp upon consummation of the conversion.
          Business Combinations with Interested Stockholders. The articles of incorporation of Liberty Bancorp require the approval of the holders of at least 80% of Liberty Bancorp’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with a “related person.” However, this supermajority voting requirement will not apply in cases where the proposed transaction has been approved by two-thirds of disinterested directors.
          Under Liberty Bancorp’s articles of incorporation, the term “related person” shall mean and include:
•	any individual, corporation, partnership or other person or entity which together with its “affiliates” (within the meaning of the Securities Exchange Act of 1934, as amended), “beneficially owns” (within the meaning of the Securities Exchange Act of 1934, as amended) in the aggregate 10% or more of the outstanding shares of Liberty Savings Bancorp common stock; and

•	any “affiliate” (within the meaning of the Securities Exchange Act of 1934, as amended) of any such individual, corporation, partnership or other person or entity.

A “business combination” includes, but is not limited to:

•	any merger or consolidation of Liberty Bancorp with or into a related person;

•	any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other security device, of all or any substantial part of the assets of Liberty Bancorp (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a related person;

•	any merger or consolidation of a related person with or into Liberty Bancorp or any of its subsidiaries;

•	any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to Liberty Bancorp or any of its subsidiaries;

•	the issuance of any securities of Liberty Bancorp or any of its subsidiaries to a related person;

•	the acquisition by Liberty Bancorp or any of its subsidiaries of any securities of a related person;

•	any reclassification of Liberty Bancorp common stock, or any recapitalization involving Liberty Bancorp common stock; and

•	any agreement, contract or other arrangement providing for any of the transactions described above.

     Control Share Acquisitions. The General and Business Corporation Law of Missouri provides that “control shares” of a Missouri corporation acquired in a “control share acquisition” shall have the same voting rights as were accorded the shares before the control share acquisition only to the extent granted by a resolution approved by the shareholders of the issuing public corporation. To be approved under Missouri law, such a resolution must be approved by (1) the affirmative vote of a majority of all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares; and (2) by the affirmative vote of a majority of all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares, excluding all interested shares.
     Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquirer to exercise voting power in electing directors within any of the following ranges of voting power:
•	one-fifth or more but less than one-third of all voting power;

•	one-third or more but less than a majority of all voting power; or

•	a majority or more of all voting power; provided, however, that shares which the person or the group have owned or of which the person or the group could have exercised or directed the voting for more than ten years shall not be deemed to be “control shares” and shall not be aggregated for the purpose of determining inclusion within the above-stated ranges.
     Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition generally means the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, control shares.
     A person who has made or proposes to make a “control share acquisition,” under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special stockholders’ meeting to consider the voting rights of the shares. The meeting must be held within 50 days of the demand. If no request for a meeting is made, the corporation may itself present the question at the next special or annual meeting of shareholders.
     If voting rights for “control shares” are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. To exercise such rights, a shareholder must (1) file with the corporation, prior to or at the meeting of shareholders at which the voting rights to be accorded any control shares are submitted to a vote, a written objection to such voting rights being accorded any control shares; (2) not vote in favor thereof; and (3) within twenty days after approval of voting rights being accorded any control shares, make written demand on the corporation for payment of the fair value of his or her shares as of the day prior to the date on which the vote was taken approving voting rights being accorded any control shares. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty-day period provided in this subsection shall be conclusively presumed to have consented to the control share acquisition.
     The control share acquisition statute does not apply to stock acquired pursuant to a merger or consolidation if the issuing public corporation is a party to the agreement of merger or consolidation.
Regulatory Restrictions
     Office of Thrift Supervision Regulations. Regulations issued by the Office of Thrift Supervision provide that, for a period of three years following the date of the completion of the conversion, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of Liberty Bancorp without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of any class of any equity security of Liberty Bancorp without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

     Change in Bank Control Act. The acquisition of 10% or more of the common stock outstanding may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association, including a converted savings and loan association such as Liberty Savings Bank, to provide 60 days’ prior written notice and certain financial and other information to the Office of Thrift Supervision.
     The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least 25% of any class of Liberty Bancorp’s voting stock or the power to direct the management or policies of Liberty Bancorp. However, under Office of Thrift Supervision regulations, “control” is presumed to exist where the acquiring party has voting control of at least 10% of any class of Liberty Bancorp’s voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.
Description of Liberty Bancorp Capital Stock

The common stock of Liberty Bancorp will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.
General
     Liberty Bancorp is authorized to issue 20,000,000 shares of common stock having a par value of $0.01 per share and 1,000,000 shares of preferred stock having a par value of $0.01 per share. Each share of Liberty Bancorp’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion and reorganization, all stock will be duly authorized, fully paid and nonassessable. Liberty Bancorp will not issue any shares of preferred stock in the conversion.
Common Stock
     Dividends. Liberty Bancorp can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Liberty Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of Liberty Bancorp will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of Liberty Bancorp out of funds legally available for dividends. If Liberty Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends. See “Our Dividend Policy” and “Regulation and Supervision.”
     Voting Rights. After the conversion, the holders of common stock of Liberty Bancorp will possess exclusive voting rights in Liberty Bancorp. They will elect Liberty Bancorp’s Board of Directors and act on other matters as are required to be presented to them under Missouri law or as are otherwise presented to them by the Board of Directors. Except as discussed in “Comparison of Stockholders’ Rights,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Liberty Bancorp issues preferred stock, holders of Liberty Bancorp preferred stock may also possess voting rights.
     Liquidation. If there is any liquidation, dissolution or winding up of Liberty Savings Bank, Liberty Bancorp, as the sole holder of Liberty Savings Bank’s capital stock, would be entitled to receive all of Liberty Savings Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Liberty Savings Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of Liberty Bancorp, the holders of its common stock would be entitled to receive all of the assets of Liberty Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If Liberty Bancorp issues preferred stock, the preferred stockholders may have a priority over the holders of the common stock upon liquidation or dissolution.

     Preemptive Rights; Redemption. Holders of the common stock of Liberty Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.
Preferred Stock
     Liberty Bancorp will not issue any preferred stock in the conversion and it has no current plans to issue any preferred stock after the conversion. Preferred stock may be issued with designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock will be Registrar & Transfer Company, Cranford, New Jersey.
Registration Requirements
     Liberty Bancorp has registered its common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister its common stock for a period of at least three years following the conversion. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.
Legal and Tax Opinions
     The legality of the common stock has been passed upon for us by Muldoon Murphy & Aguggia LLP, Washington, DC. The federal tax consequences of the conversion have been opined upon by Muldoon Murphy & Aguggia LLP and the state tax consequences of the conversion have been opined upon by Michael Trokey & Company, P.C., St. Louis, Missouri. Muldoon Murphy & Aguggia LLP and Michael Trokey & Company, P.C. have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L. P. by Luse Gorman Pomerenk & Schick, P.C., Washington, DC.
Experts
     The financial statements of Liberty Savings Bank at September 30, 2005 and 2004 and for the years then ended appearing in this prospectus and registration statement have been audited by Michael Trokey & Company, P.C., St. Louis, Missouri, Independent Registered Public Accounting Firm, as set forth in its report appearing elsewhere herein and in the registration statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.
     FinPro, Inc. has consented to the summary in this prospectus of its report to Liberty Savings Bank setting forth its opinion as to the estimated pro forma market value of Liberty Bancorp and BankLiberty, as converted, and to the use of its name and statements with respect to it appearing in this prospectus.
Where You Can Find More Information
     We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the offering, including the shares to be issued in exchange for shares of Liberty Savings Bank common stock. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, NE, Washington, DC. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at “http://www.sec.gov.”

     We have filed applications for approval of the conversion and the offering with the Office of Thrift Supervision, which includes proxy materials for Liberty Savings Bank’s special meeting of stockholders, proxy materials for Liberty Savings Mutual Holding Company’s special meeting of members and certain other information. This prospectus omits certain information contained in the applications. The applications may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Midwest Regional Office of the Office of Thrift Supervision, 225 East John Carpenter Freeway, Suite 500, Irving, Texas 75062-2326.
     A copy of the plan of conversion and reorganization and Liberty Bancorp’s articles of incorporation and bylaws are available without charge from Liberty Savings Bank.

* * *
All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.
Separate financial statements for Liberty Bancorp have not been included in this prospectus because Liberty Bancorp, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

MICHAEL TROKEY & COMPANY, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
10411 CLAYTON ROAD
ST. LOUIS, MISSOURI 63131
Report of Independent Registered Public Accounting Firm
Audit Committee, Board of Directors and Stockholders
Liberty Savings Bank, F.S.B.
Liberty, Missouri
We have audited the accompanying balance sheets of Liberty Savings Bank, F.S.B. as of September 30, 2005 and 2004 and the related statements of earnings, comprehensive earnings, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Liberty Savings Bank, F.S.B. as of September 30, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
/s/ Michael Trokey & Company, P.C.
St. Louis, Missouri
November 16, 2005, except for Note 16,
as to which the date is December 21, 2005

LIBERTY SAVINGS BANK, F.S.B.
Balance Sheets
December 31, 2005 (Unaudited) and September 30, 2005 and 2004

	December 31,	September 30,
	2005	2005	2004
	(Unaudited)
Assets
Cash and cash equivalents	$8,651,642	$6,481,038	$4,371,384
Federal funds sold	5,050,000	3,990,000	2,940,000

Total cash and cash equivalents	13,701,642	10,471,038	7,311,384
Securities available for sale, at market value (amortized cost of $26,197,756, $22,459,481 and $12,505,286, respectively)	25,882,879	22,314,521	12,518,014
Securities held to maturity, at amortized cost (market value of $0, $0 and $779,288, respectively)	—	—	755,281
Stock in Federal Home Loan Bank of Des Moines	1,856,900	1,679,200	1,892,500
Mortgage-backed securities:
Available for sale, at market value (amortized cost of $26,372,739, $27,582,869 and $22,532,852, respectively)	25,674,742	27,188,678	22,472,674
Held to maturity, at amortized cost (market value of $0, $0 and $651,298, respectively)	—	—	634,518
Loans receivable, net of allowance for loan losses of $1,646,709, $1,762,066 and $2,024,298, respectively	171,942,666	163,842,810	159,839,649
Loans held for sale	729,228	2,084,730	1,076,887
Premises and equipment, net	6,331,953	5,932,189	4,243,323
Foreclosed real estate, net	2,930,457	1,529,586	547,453
Accrued interest receivable	1,283,374	1,087,390	844,962
Other assets, including prepaid income taxes of $35,041 in 2005	211,705	251,064	166,666
Deferred tax asset	1,361,763	1,194,486	1,178,556

Total assets	$251,907,309	$237,575,692	$213,481,867

Liabilities and Stockholders’ Equity
Deposits	$192,721,418	$181,616,654	$152,928,861
Accrued interest on deposits	223,796	222,993	108,293
Advances from FHLB	33,663,746	30,497,082	37,130,426
Securities sold under agreement to repurchase	2,555,867	1,654,751	693,954
ESOP note payable	389,602	378,602	405,194
Advances from borrowers for taxes and insurance	85,923	873,639	971,911
Other liabilities	1,060,836	1,201,275	1,039,600
Accrued income taxes	124,358	—	19,869

Total liabilities	230,825,546	216,444,996	193,298,108

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par value; 1,000,000 shares authorized; shares issued and outstanding — none	—	—	—
Common stock, $1 par value; 5,000,000 shares authorized; 1,357,876, 1,357,776 and 1,354,576 shares issued and outstanding	1,357,876	1,357,776	1,354,576
Additional paid-in capital	4,122,720	4,106,988	3,987,154
Common stock acquired by ESOP	(369,310)	(378,680)	(404,878)
Common stock acquired by Incentive Plan	(39,673)	(46,672)	(74,668)
Accumulated other comprehensive earnings, net	(638,111)	(339,665)	(29,893)
Retained earnings — substantially restricted	16,648,261	16,430,949	15,351,468

Total stockholders’ equity	21,081,763	21,130,696	20,183,759

Total liabilities and stockholders’ equity	$251,907,309	$237,575,692	$213,481,867

See accompanying notes to financial statements.

LIBERTY SAVINGS BANK, F.S.B.
Statements of Earnings
Three Months Ended December 31, 2005 and 2004 (Unaudited)
and Years Ended September 30, 2005 and 2004

	Three Months Ended
	December 31,		Years Ended September 30,
	2005	2004	2005	2004
	(Unaudited)
Interest income:
Loans receivable	$3,019,804	$2,658,527	$11,354,201	$9,435,276
Mortgage-backed securities	259,922	196,624	808,336	754,717
Securities — taxable	197,896	95,048	373,563	306,187
Securities — non-taxable	54,720	13,947	89,103	46,913
Other interest-earning assets	44,971	21,383	190,615	51,793

Total interest income	3,577,313	2,985,529	12,815,818	10,594,886

Interest expense:
Deposits	1,308,172	838,286	3,978,568	2,924,452
Securities sold under agreement to repurchase	11,655	6,115	29,776	21,506
ESOP note payable	6,646	5,041	24,612	19,419
Advances from FHLB	276,271	313,212	1,142,249	1,065,441

Total interest expense	1,602,744	1,162,654	5,175,205	4,030,818

Net interest income	1,974,569	1,822,875	7,640,613	6,564,068
Provision for loan losses	220,000	150,000	430,000	884,550

Net interest income after provision for loan losses	1,754,569	1,672,875	7,210,613	5,679,518

Noninterest income:
Loan service charges	18,722	6,756	53,251	35,971
Gain on sale of MBSs available for sale	—	—	9,711	39,956
Gain on sale of loans	56,386	44,250	193,812	216,563
Deposit account service charges	227,405	234,331	942,892	825,092

Total noninterest income	302,513	285,337	1,199,666	1,117,582

Noninterest expense:
Compensation and benefits	882,011	762,559	3,302,387	2,945,116
Occupancy expense	115,420	95,265	433,148	292,955
Equipment and data processing expense	167,193	184,445	770,155	748,444
Operations from foreclosed real estate, net	2,352	5,932	(21,837)	(28,550)
Federal deposit insurance premiums	5,869	5,677	22,529	21,241
Professional and regulatory services	65,050	76,899	305,327	330,806
Advertising	83,755	57,443	314,449	201,209
Correspondent banking charges	57,207	54,354	215,562	201,336
Supplies	44,730	30,513	140,802	101,790
Other	140,899	121,153	582,095	452,352

Total noninterest expense	1,564,486	1,394,240	6,064,617	5,266,699

Earnings before income taxes	492,596	563,972	2,345,662	1,530,401

Income taxes:
Current	160,000	276,000	675,000	881,000
Deferred	8,000	(67,000)	166,000	(314,000)

Total income taxes	168,000	209,000	841,000	567,000

Net earnings	$324,596	$354,972	$1,504,662	$963,401

Basic and diluted earnings per share	$0.24	$0.27	$1.13	$0.73

See accompanying notes to financial statements.

LIBERTY SAVINGS BANK, F.S.B.
Statements of Comprehensive Earnings
Three Months Ended December 31, 2005 and 2004 (Unaudited)
and Years Ended September 30, 2005 and 2004

	Three Months Ended
	December 31,		Years Ended September 30,
	2005	2004	2005	2004
	(Unaudited)
Net earnings	$324,596	$354,972	$1,504,662	$963,401
Other comprehensive earnings:
Unrealized gain (loss) on securities and MBSs available for sale, net:
Reclassified adjustment for gains included in earnings, net of tax of $0, $0, $3,399 and $14,384, respectively	—	—	(6,312)	(25,572)
Unrealized gains (losses) net of tax of $175,277, $59,540, $178,222 and $50,381, respectively	(298,446)	(101,379)	(303,460)	85,290

Comprehensive earnings	$26,150	$253,593	$1,194,890	$1,023,119

     See accompanying notes to financial statements.

LIBERTY SAVINGS BANK, F.S.B.
Statements of Stockholders’ Equity
Three Months Ended December 31, 2005 (Unaudited)
And Years Ended September 30, 2005 and 2004

			Common	Common		Accumulated
		Additional	Stock	Stock		Other	Total
	Common	Paid-In	Acquired	Acquired by	Retained	Comprehensive	Stockholders’
	Stock	Capital	by ESOP	Incentive Plan	Earnings	Earnings, net	Equity
Balance at September 30, 2003	$1,351,076	$3,867,613	$(470,031)	$—	$14,805,897	$(89,611)	$19,464,944
Shares acquired by ESOP	—	—	(9,720)	—	—	—	(9,720)
Shares issued under stock- based incentive plan	3,500	80,500	—	(84,000)	—	—	—
Amortization of ESOP award	—	39,041	74,873	—	—	—	113,914
Amortization of stock award	—	—	—	9,332	—	—	9,332
Unrealized gain on securities available for sale, net	—	—	—	—	—	59,718	59,718
Cash dividends of $.80 per share	—	—	—	—	(417,830)	—	(417,830)
Net earnings	—	—	—	—	963,401	—	963,401

Balance at September 30, 2004	1,354,576	3,987,154	(404,878)	(74,668)	15,351,468	(29,893)	20,183,759
Shares acquired by ESOP	—	—	(53,847)	—	—	—	(53,847)
Shares issued under stock- based incentive plan	3,200	71,075	—	—	—	—	74,275
Amortization of ESOP award	—	48,759	80,045	—	—	—	128,804
Amortization of stock award	—	—	—	27,996	—	—	27,996
Unrealized loss on securities available for sale, net	—	—	—	—	—	(309,772)	(309,772)
Cash dividends of $.80 per share	—	—	—	—	(425,181)	—	(425,181)
Net earnings	—	—	—	—	1,504,662	—	1,504,662

Balance at September 30, 2005	1,357,776	4,106,988	(378,680)	(46,672)	16,430,949	(339,665)	21,130,696
Shares acquired by ESOP	—	—	(11,000)	—	—	—	(11,000)
Shares issued under stock- based incentive plan	100	2,300	—	—	—	—	2,400
Amortization of ESOP award	—	13,432	20,370	—	—	—	33,802
Amortization of stock award	—	—	—	6,999	—	—	6,999
Unrealized loss on securities available for sale, net	—	—	—	—	—	(298,446)	(298,446)
Cash dividends of $.20 per share	—	—	—	—	(107,284)	—	(107,284)
Net earnings	—	—	—	—	324,596	—	324,596

Balance at December 31, 2005(Unaudited)	$1,357,876	$4,122,720	$(369,310)	$(39,673)	$16,648,261	$(638,111)	$21,081,763

See accompanying notes to financial statements.

LIBERTY SAVINGS BANK, F.S.B.
Statements of Cash Flows
Three Months Ended December 31, 2005 and 2004 (Unaudited)
and Years Ended September 30, 2005 and 2004

	Three Months		Years Ended
	Ended December 31,		September 30,
	2005	2004	2005	2004
	(Unaudited)
Cash flows from operating activities:
Net earnings	$324,596	$354,972	$1,504,662	$963,401
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation expense	101,748	97,395	405,246	371,008
ESOP expense	33,802	30,260	128,804	113,914
Incentive Plan expense	6,999	6,999	27,996	9,332
Amortization of premiums on investments, net	14,028	59,983	174,551	312,252
Amortization of unearned discount on loans and deferred loan fees, net	(93,677)	(115,108)	(428,290)	(520,482)
Provision for loan losses	220,000	150,000	430,000	884,550
Loans held for sale — originated	(4,831,811)	(4,035,670)	(21,139,599)	(17,768,658)
Loans held for sale — proceeds from sale	6,243,699	4,735,104	20,325,568	17,126,434
Gain on sale of loans	(56,386)	(44,250)	(193,812)	(216,563)
Gain on sale of MBSs available for sale	—	—	(9,711)	(39,956)
Gain on foreclosed real estate, net	(4,786)	—	(77,417)	(28,550)
Decrease (increase) in:
Accrued interest receivable	(195,984)	(140,925)	(242,428)	(92,462)
Other assets	39,359	(197,897)	(84,398)	277,002
Deferred tax assets	8,000	(67,000)	166,000	(314,000)
Increase (decrease) in:
Accrued interest on deposits and other liabilities	(139,636)	(114,670)	276,375	142,301
Accrued income taxes	124,358	276,000	(19,869)	19,869

Net cash provided by (used for) operating activities	1,794,309	995,193	1,243,678	1,239,392

Cash flow from investing activities:
Net change in loans receivable	(10,070,486)	(15,822,311)	(5,726,621)	(18,757,770)
Mortgage-backed securities:
Available for sale — purchased	(653,756)	—	(13,754,551)	(14,117,357)
Available for sale — principal collections	1,845,681	1,680,053	7,306,606	6,792,238
Available for sale — proceeds	—	—	1,883,700	7,589,637
Held to maturity — principal collections	—	62,558	68,785	522,320
Securities available for sale:
Purchase	(4,954,098)	—	(14,858,794)	(10,386,904)
Proceeds from maturity or call	1,220,000	1,975,000	5,575,000	3,175,000
Securities held to maturity:
Proceeds from maturity or call	—	—	—	325,000
Purchase of stock in FHLB of Des Moines	(312,200)	(332,800)	(642,000)	(664,700)
Redemption of stock in FHLB of Des Moines	134,500	262,000	855,300	392,800
Proceeds from the sale of foreclosed real estate, net	448,222	73,950	817,034	28,475
Purchase of premises and equipment	(501,512)	(598,766)	(2,094,112)	(495,332)

Net cash provided by (used for) investing activities	$(12,843,649)	$(12,700,316)	$(20,569,653)	$(25,596,593)

Continued

LIBERTY SAVINGS BANK, F.S.B.
Statements of Cash Flows
Three Months Ended December 31, 2005 and 2004 (Unaudited)
and Years Ended September 30, 2005 and 2004
     Continued

	For the Three Months		For the Years Ended
	Ended December 31,		September 30,
	2005	2004	2005	2004
	(Unaudited)
Cash flows from financing activities:
Net increase (decrease) in deposits	$11,104,764	$14,328,051	$28,687,793	$16,590,164
Increase (decrease) in advances from borrowers for taxes and insurance	(787,716)	(819,499)	(98,272)	(234,819)
Proceeds from advances from the FHLB	26,350,000	16,250,000	35,750,000	56,300,000
Repayment of advances from the FHLB	(23,183,336)	(17,783,336)	(42,383,344)	(49,483,344)
Securities sold under agreement to repurchase:
Proceeds	10,061,508	4,408,113	32,101,202	1,068,783
Repayments	(9,160,392)	(4,303,507)	(31,140,405)	(838,832)
Repayment of ESOP note payable	—	(407)	(80,439)	(74,624)
Proceeds from exercise of stock options	2,400	—	74,275	—
Cash dividends	(107,284)	(106,165)	(425,181)	(417,830)

Net cash provided by (used for) financing activities	14,279,944	11,973,250	22,485,629	22,909,498

Net increase (decrease) in cash and cash equivalents	3,230,604	268,127	3,159,654	(1,447,703)
Cash and cash equivalents at beginning of year	10,471,038	7,311,384	7,311,384	8,759,087

Cash and cash equivalents at end of year	$13,701,642	$7,579,511	$10,471,038	$7,311,384

Supplemental disclosures of cash flow information:
Cash paid (received) during the year for:
Interest on deposits	$1,307,369	$849,640	$3,863,868	$2,854,225
Interest on ESOP note payable	6,646	5,041	24,612	19,419
Interest on advances from FHLB of Des Moines	272,668	313,212	1,142,249	1,066,773
Interest on securities sold under agreement to repurchase	11,655	6,115	29,776	21,506
Federal income taxes	—	—	650,000	539,239
State income taxes	—	—	80,511	45,821
Real estate acquired in settlement of loans	$1,844,307	$—	$1,721,750	$547,378
Transfer of securities and MBSs held to maturity to available for sale	$—	$—	$1,308,092	$—
See accompanying notes to financial statements.

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements
December 31, 2005 (Unaudited) and September 2005 and 2004
And Three Months Ended December 31, 2005 and 2004
(Unaudited) and Years Ended September 30, 2005 and 2004
(1)	Summary of Significant Accounting Policies:
     On August 23, 1993, the Bank completed reorganization from a state-chartered mutual savings bank into a Federal mutual holding company, Liberty Savings Mutual Holding Company (Company). The Bank is a subsidiary of the Company. The Company engages in no business activity other than its ownership of 800,000 shares, or 58.92%, of the Bank’s common stock and the loan to the ESOP.
     The following comprise the significant accounting policies, which the Bank follows in preparing and presenting its financial statements:
a.	For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other banks with original maturities of three months or less. Interest-bearing deposits in other banks were $11,872,364, $8,829,679 and $6,113,761 at December 31, 2005, September 30, 2005 and 2004, respectively. A restricted cash deposit of $560,510 was held in a correspondent bank at December 31, 2005 and September 30, 2005 and 2004.

b.	Certificates of deposit are carried at cost and have original maturities of more than three months.

c.	Securities and mortgage-backed securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at cost, adjusted for amortization of premiums and accretion of discounts over the life of the security using the interest method. Securities and mortgage-backed securities not classified as held to maturity securities are classified as available for sale securities and are reported at fair value, with unrealized gains and losses excluded from net earnings and reported as a separate component of stockholders’ equity. During 2005, the Bank transferred securities of $754,423 and mortgage-backed securities of $553,669 from held to maturity to available for sale. The unrealized gain at the transfer date was $12,014 and $8,913, respectively. The decision to transfer is consistent with management’s current practice of classifying all investments purchased as available for sale. The Bank will be unable to classify investments as held to maturity until a minimum of one year after the transfer. The Bank does not purchase securities and mortgage-backed securities for trading purposes. The cost of securities sold is determined by specific identification. Stock in the Federal Home Loan Bank of Des Moines is recorded at cost, which represents redemption value. Dividends received on such stock are reported as income. The Bank is a member of the Federal Home Loan Bank system. The required investment in the common stock is based upon a certain percentage of the Bank’s assets and FHLB advances.

Collateralized mortgage obligations (CMOs) are mortgage derivatives and the type owned by the Bank is classified as “low risk” under regulatory guidelines. CMOs are subject to the effects of interest rate risk. The Bank does not purchase CMOs at any significant premium over par value to limit certain prepayment risks.

d.	Loans receivable, net are carried at unpaid principal balances, less loans in process, net deferred loan fees, unearned discount and allowance for losses.

Loans originated and held for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. Gain on sale of loans is recognized once title has passed to the purchaser, substantially all risks and rewards of ownership have irrevocably passed to the purchaser and recourse obligations, if any, are minor and can be reasonably estimated. Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized to interest income over the contractual life of the loan using the interest method.

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements
e.	Valuation allowances are established for impaired loans for the difference between the loan amount and the fair value of collateral less estimated selling costs. The Bank considers a loan to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. The types of loans for which impairment is measured include nonaccrual income property loans (excluding those loans included in the homogenous portfolio which are collectively reviewed for impairment), large, nonaccrual single-family loans and troubled debt restructurings. Such loans are generally placed on nonaccrual status at the point deemed uncollectible. Impairment losses are recognized through an increase in the allowance for loan losses. A loan is considered delinquent when a payment has not been made by the contractual due date. See note 5 for information regarding impaired loans at December 31, 2005 and September 30, 2005 and 2004.
f.	Allowances for losses are available to absorb losses incurred on loans and foreclosed real estate held for sale and represent additions charged to expense, less net charge-offs. Loans are charged-off in the period deemed uncollectible. Recoveries of loans previously charged-off are recorded when received. The allowances are evaluated on a regular basis by management and are based on management’s periodic review of the collectibility of loans, in light of historical experience, fair value of the underlying collateral, changes in the types and mix of loans originated and prevailing economic conditions.
g.	Premises and equipment are carried at cost, less accumulated depreciation. Depreciation of premises and equipment is computed using the straight-line method based on the estimated useful lives of the related assets. Estimated lives are five to forty years for buildings and improvements, and three to ten years for furniture and equipment.
h.	Foreclosed real estate is carried at the lower of cost or fair value less estimated selling costs based upon an appraisal or estimate of fair value of the property. Costs related to improvement of real estate are capitalized. Foreclosed assets also include properties for which the Bank has taken physical possession, even though formal foreclosure proceedings have not taken place.
i.	Interest on securities, mortgage-backed securities and loans receivable is accrued as earned. Interest on loans receivable contractually delinquent is excluded from income when deemed uncollectible. When a loan is classified as nonaccrual, accrued interest is reversed against current income. Subsequent collection of interest on nonaccrual loans is recorded as income when received or applied to reduce the loan balance. Accrual of interest is resumed on previously classified nonaccrual loans, when there is no longer any reasonable doubt as to the timely collection of interest. Accrued interest receivable is summarized as follows:

	December 31,	September 30,
	2005	2005	2004
	(Unaudited)
Securities	$298,929	$160,192	$124,498
Mortgage-backed securities	100,920	105,835	78,674
Loans receivable	883,525	821,363	641,790

	$1,283,374	$1,087,390	$844,962

j.	Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities which will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that will more likely than not be realized. Income tax expense is the tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities.
k.	The Bank has adopted the disclosure requirements under SFAS No. 123, but will continue to recognize compensation expense for stock-based employee compensation plans under APB Opinion No. 25.

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements
For ESOP shares committed to be released, the Bank recognizes compensation expense equal to the average fair value of the shares committed to be released during the period in accordance with the provisions of Statement of Position 93-6.
l.	Earnings per share are based upon the weighted-average shares outstanding. ESOP shares, which have been committed to be released, are considered outstanding and stock options to the extent dilutive. Following is a summary of basic and diluted earnings per common share:

			Years Ended
	Three Months Ended December 31,		September 30,
	2005	2004	2005	2004
	(Unaudited)
Net earnings	$324,596	$354,972	$1,504,662	$963,401

Weighted-average shares – Basic EPS	1,335,305	1,328,366	1,331,196	1,325,484
Stock options – treasury stock method	8,556	2,758	4,981	1,113

Weighted-average shares – Diluted EPS	1,343,861	1,331,124	1,336,177	1,326,597

Basic and diluted earnings per common share	$0.24	$0.27	$1.13	$0.73

The following table illustrates the effect on net earnings and earnings per share as if the fair value based method had been applied in each year.

			Years Ended
	Three Months Ended December 31,		September 30,
	2005	2004	2005	2004
	(Unaudited)
Net earnings	$324,596	$354,972	$1,504,662	$963,401

Total stock-based employee compensation expense determined under fair value based method for stock options, net of related tax effects	(34,959)	(5,171)	(26,546)	(90,343)

Pro-forma net earnings	$289,637	$349,801	$1,478,116	$873,058

Earnings per share:
Basic and diluted – as reported	$0.22	$0.27	$1.13	$0.73

Basic and diluted – pro forma	$0.22	$0.26	$1.11	$0.66

The options to purchase 11,000 shares granted in 2005 were not included in the computation of diluted earnings per share for the year ended September 30, 2005, since the exercise price was greater than the average market price of the common stock.
m.	The following paragraphs summarize the impact of new accounting pronouncements:
In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised 2004) (SFAS No. 123(R)). “Share-Based Payment.” SFAS No. 123(R) requires all entities to recognize compensation expense equal to the fair value of share-based payments such as stock options granted to employees. The Bank is required to apply SFAS No. 123(R) using a modified prospective method. Under this method, the Bank is required to record compensation expense for the unvested portion of previously granted awards that are outstanding as of the required effective date over the requisite service period. In addition, the Bank may elect to adopt SFAS No. 123(R) by restating prior years on a basis consistent with the pro forma disclosures required for those years by SFAS No. 123. SFAS No. 123(R) is effective for public entities that file as small business issuers at the

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements
beginning of the fiscal year that begins after December 15, 2005. SFAS No. 123(R) supersedes APB Opinion No. 25. “Accounting for Stock issued to Employees.” Management of the Bank is currently evaluating the effect of SFAS No. 123(R) on the Bank’s financial statements.

In March 2005, the Securities and Exchange Commission (SEC) issued SEC Staff Accounting Bulletin No. 107 (SAB 107), which expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff’s views regarding the valuation of share-based payment arrangements for public entities. The Bank will consider the guidance provided by SAB 107 as part of its adoption of SFAS No. 123(R).

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets.” SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal years beginning after June 15, 2005, and is not expected to have a material impact on the Bank’s financial position or results of operations.

In March 2005, the FASB issued Interpretation No. 47 (FIN 47), “Accounting for Conditional Asset Retirement Obligations,” an interpretation of SFAS No. 143, “Accounting for Asset Retirement Obligations.” FIN 47 generally applies to long-lived assets and requires a liability to be recognized for a conditional asset retirement obligation if the fair value of that liability can be reasonably estimated. The Interpretation is effective no later than the end of fiscal years ending after December 15, 2005, with early adoption encouraged. Management of the Bank does not expect the application of FIN 47 to have a material impact on the Bank’s financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and SFAS No. 3.” SFAS No. 154 requires changes in accounting principles to be retrospectively applied to the prior periods presented in the financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005. The Bank does not expect SFAS No. 154 to have a material impact on the Bank’s financial position or results of operations.

In November 2005, the FASB issued FASB Staff Position (FSP) FAS 115-1 and FAS 124-1, “The Meaning of Other-Than Temporary Impairment and Its Application to Certain Investments.” The FSP addresses determining when an investment is considered impaired, whether an impairment is other than temporary, and measuring an impairment loss. The FSP also addresses the accounting subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FSP is effective for reporting periods beginning after December 15, 2005. The Bank is currently evaluating the requirements of the FSP and does not expect the application of the FSP to have a material impact on the Bank’s financial position or results of operations.

In December 2005, the FASB issued FSP SOP 94-6-1, “Terms of Loan Products That May Give Rise to a Concentration of Credit Risk.” The FSP expands the reporting requirements under SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” for loan products that are determined to represent a concentration of credit risk, including contractual features where repayments are less than the repayments for fully amortizing loans of an equivalent term and high loan-to-value ratios. The guidance in this FSP is generally effective for interim and annual periods ending after December 19, 2005. The Bank will consider the guidance provided by this FSP effective December 31, 2005.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law on December 8, 2003. In accordance with FASB Staff Position 106-2, neither the accumulated post-retirement benefit obligation nor the net periodic post-retirement benefit cost in the financial statements reflects the effects of the Act. The Bank does not expect the effects of the Act to have a material impact on the financial statements.

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements
     (2) Risks and Uncertainties:
     The Bank is a community oriented financial institution, which provides traditional financial services within the areas it serves. The Bank is engaged primarily in the business of attracting deposits from the general public and using these funds to originate residential real estate loans, commercial business, commercial real estate and consumer loans primarily to customers located in Clay, Clinton, Jackson and Platte Counties of Missouri. Senior management of the Bank monitors the level of net interest income and noninterest income from various products and services. Further, operations of the Bank are managed and financial performance is evaluated on an institution-wide basis. As a result, all of the Bank’s operations are considered by management to be aggregated in one reportable operating segment.
     The financial statements have been prepared in conformity with U.S. generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions, which affect the reported amounts of assets and liabilities as of the balance sheet dates and income and expenses for the periods covered. Actual results could differ significantly from these estimates and assumptions.
     The Bank’s operations are affected by interest rate risk, credit risk, market risk and regulations by the Office of Thrift Supervision (OTS). The Bank is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more rapidly, or on a different basis, than its interest-earning assets. To better control the impact of changes in interest rates, the Bank has sought to improve the match between asset and liability maturities or repricing periods and rates by emphasizing the origination of adjustable-rate mortgage loans and maintaining a securities and advances from FHLB portfolio primarily with maturities of less than ten years. The Bank is also emphasizing transaction accounts, which are core deposits and are treated favorable in measurement of interest rate risk.
     The Bank uses a net market value methodology provided by the OTS to measure its interest rate risk exposure. This exposure is a measure of the potential decline in the net portfolio value of the Bank based upon the effect of an assumed increase or decrease in interest rates in 100 basis point increments. Net portfolio value is the expected net cash flows from the institution’s assets, liabilities and off-balance sheet contracts. Credit risk is the risk of default on the Bank’s loan portfolio that results from the borrowers’ inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Bank. The Bank is subject to periodic examination by regulatory agencies, which may require the Bank to record increases in the allowances based on their evaluation of available information. There can be no assurance that the Bank’s regulators will not require further increases to the allowances.
     (3) Securities:
     Securities are summarized as follows:

	December 31, 2005
		(Unaudited)
		Gross	Gross
		Unrealized	Unrealized
	Amortized Cost	Gains	Losses	Market Value
Available for sale – debt securities:
Federal agency obligations	$19,638,835	$—	$(246,107)	$19,392,728
State and municipal obligations	6,558,921	4,909	(73,679)	6,490,151

	$26,197,756	$4,909	$(319,786)	$25,882,879

Weighted-average rate	4.08%

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements

	September 30, 2005
		Gross	Gross
		Unrealized	Unrealized
	Amortized Cost	Gains	Losses	Market Value
Available for sale – debt securities:
Federal agency obligations	$16,577,666	$—	$(127,467)	$16,450,199
State and municipal obligations	5,881,815	9,556	(27,049)	5,864,322

	$22,459,481	$9,556	$(154,516)	$22,314,521

Weighted-average rate	3.94%

	September 30, 2004
		Gross	Gross
		Unrealized	Unrealized
	Amortized Cost	Gains	Losses	Market Value
Available for sale – debt securities:
Federal agency obligations	$11,162,352	$31,640	$(24,281)	$11,169,711
State and municipal obligations	1,342,934	17,515	(12,146)	1,348,303

	$12,505,286	$49,155	$(36,427)	$12,518,014

Held to maturity – debt securities:
Federal agency obligations	$553,586	$7,195	$—	$560,781
State and municipal obligations	201,695	16,812	—	218,507

	$755,281	$24,007	$—	$779,288

Weighted-average rate	4.10%

     Weighted-average rates are based on the coupon rate at the balance sheet date.
     Securities having a continuous unrealized loss position for less than twelve months or twelve months or longer are summarized as follows:

	Less than 12 Months		12 Months or Longer		Total
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Loss	Value	Loss	Value	Loss
December 31, 2005 (Unaudited):
Available for sale debt securities:
Federal agency obligations	$13,697,612	$(128,969)	$5,695,116	$(117,138)	$19,392,728	$(246,107)
State and municipal obligations	4,848,658	(64,715)	1,055,766	(8,964)	5,904,424	(73,679)

	$18,546,270	$(193,684)	$6,750,882	$(126,102)	$25,297,152	$(319,786)

September 30, 2005:
Available for sale debt securities:
Federal agency obligations	$13,000,355	$(63,439)	$3,449,844	$(64,028)	$16,450,199	$(127,467)
State and municipal obligations	4,109,035	(25,860)	67,242	(1,189)	4,176,277	(27,049)

	$17,109,390	$(89,299)	$3,517,086	$(65,217)	$20,626,476	$(154,516)

     The Bank believes that the decline in value is related to changes in market interest rates and not credit quality of the issuers.

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements
     Maturities of securities are summarized as follows:

	December 31, 2005		September 30, 2005
	Available for sale		Available for sale
	Amortized		Amortized
	Cost	Market Value	Cost	Market Value
	(Unaudited)
Due within one year	$5,096,171	$5,042,784	$4,211,417	$4,184,192
Due after one through five years	14,378,808	14,198,493	11,702,578	11,624,724
Due after five through ten years	2,959,424	2,915,890	3,464,003	3,432,596
Due after ten years	3,763,353	3,725,712	3,081,483	3,073,009

	$26,197,756	$25,882,879	$22,459,481	$22,314,521

     At December 31, 2005 and September 30, 2005, securities with a carrying value of approximately $13,636,000 and $13,569,000, respectively, are callable at the discretion of the issuer prior to the maturity date. Securities in the amount of $11,475,000 and $7,317,000 were pledged to secure certain deposits at December 31, 2005 and September 30, 2005, respectively.
     (4) Mortgage-Backed Securities:
     Mortgage-backed securities are summarized as follows:

	December 31, 2005
		(Unaudited)
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Market Value
Available for sale:
FHLMC	$17,415,905	$—	$(447,496)	$16,968,409
FNMA	7,617,718	—	(212,065)	7,405,653
GNMA	55,333	596	—	55,929
GNMA – CMO	794,578	—	(25,958)	768,620
FHLMC – CMO	275,021	—	(2,809)	272,212
FNMA – CMO	214,184	—	(10,265)	203,919

	$26,372,739	$596	$(698,593)	$25,674,742

Weighted-average rate	4.18%

	September 30, 2005
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Market Value
Available for sale:
FHLMC	$18,629,696	$526	$(233,806)	$18,396,416
FNMA	7,457,032	2,492	(134,132)	7,325,392
GNMA	58,883	1,027	—	59,910
GNMA – CMO	847,160	—	(22,510)	824,650
FHLMC – CMO	355,035	—	(2,764)	352,271
FNMA – CMO	235,063	—	(5,024)	230,039

	$27,582,869	$4,045	$(398,236)	$27,188,678

Weighted-average rate	4.16%

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements

	September 30, 2004
		Gross	Gross
		Unrealized	Unrealized
	Amortized Cost	Gains	Losses	Market Value
Available for sale:
FHLMC	$11,184,211	$22,376	$(59,085)	$11,147,502
FNMA	7,349,104	34,264	(59,110)	7,324,258
GNMA – CMO	1,000,000	—	(10,076)	989,924
FHLMC – CMO	1,003,088	9,579	—	1,012,667
FNMA – CMO	1,996,449	2,639	(765)	1,998,323

	$22,532,852	$68,858	$(129,036)	$22,472,674

Held to maturity:
FNMA	$557,768	$15,539	$—	$573,307
GNMA	76,750	1,241	—	77,991

	$634,518	$16,780	$—	$651,298

Weighted-average rate	4.10%

     Weighted-average rates are based on the coupon rate at the balance sheet date. Actual yield is expected to be lower and is affected by prepayments and related premium amortization. MBSs included adjustable-rate mortgage loans of $7,687,245 at December 31, 2005 and $8,253,586 and 5,432,512 at September 30, 2005 and 2004, respectively. MBSs pledged to secure certain deposits were $4,747,382 at December 31, 2005 and $5,181,000 at September 30, 2005. Gross proceeds, gross realized gains and gross realized losses from sale of available for sale mortgage-backed securities are summarized as follows:

	Three Months Ended		Years Ended
	December 31,		September 30,
	2005	2004	2005	2004
	(Unaudited)
Gross proceeds	$—	$—	$1,883,700	$7,589,637

Gross realized gains	$—	$—	$9,711	$39,956
Gross realized losses	—	—	—	—

	$—	$—	$9,711	$39,956

     Mortgage-backed securities having a continuous unrealized loss position for less than twelve months or twelve months or longer are summarized as follows:

	Less than 12 Months		12 Months or Longer		Total
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Loss	Value	Loss	Value	Loss
December 31, 2005 (unaudited):
Available for sale:
FHLMC	$11,155,501	$(227,763)	$5,812,908	$(219,733)	$16,968,409	$(447,496)
FNMA	3,407,325	(67,486)	3,998,328	(144,579)	7,405,653	(212,065)
GNMA – CMO	—	—	768,620	(25,958)	768,620	(25,958)
FHLMC – CMO	272,212	(2,809)	—	—	272,212	(2,809)
FNMA – CMO	—	—	203,919	(10,265)	203,919	(10,265)

	$14,835,038	$(298,058)	$10,783,775	$(400,535)	$25,618,813	$(698,593)

September 30, 2005:
Available for sale:
FHLMC	$13,006,298	$(132,524)	$4,478,317	$(101,282)	$17,484,615	$(233,806)
FNMA	2,763,070	(26,914)	4,271,833	(107,218)	7,034,903	(134,132)
GNMA – CMO	—	—	824,650	(22,510)	824,650	(22,510)
FHLMC – CMO	352,271	(2,764)	—	—	352,271	(2,764)
FNMA – CMO	—	—	230,039	(5,024)	230,039	(5,024)

	$16,121,639	$(162,202)	$9,804,839	$(236,034)	$25,926,478	$(398,236)

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements
     The Bank believes that the decline in value is related to changes in market interest rates and not credit quality of the issuers.
(5) Loans Receivable, Net
     Loans receivable, net are summarized as follows:

	December 31,	September 30,
	2005	2005	2004
	(Unaudited)
Real-estate loans:
Single-family, 1-4 units	$39,783,239	$39,434,569	$53,097,839
Multi family, 5 or more units	17,259,587	15,603,435	12,876,916
Construction	85,519,176	79,979,075	71,874,809
Commercial	40,218,937	37,568,033	30,294,430
Commercial business loans	7,109,823	5,396,777	4,753,968
Consumer loans	12,858,903	12,390,478	12,064,598

	202,749,665	190,372,367	184,962,560
Allowance for losses	(1,646,709)	(1,762,066)	(2,024,298)
Loans in process	(28,759,715)	(24,443,853)	(22,549,207)
Unearned discounts	(6,776)	(6,776)	(181,419)
Deferred loan fees, net	(393,799)	(316,862)	(367,987)

	$171,942,666	$163,842,810	$159,839,649

Weighted-average rate	7.36%	7.18%	6.05%

     Adjustable-rate loans included in the loan portfolio amounted to $135,771,897 at December 31, 2005 and $139,754,011 and $149,176,204 at September 30, 2005 and 2004, respectively. Loans serviced for the benefits of others amounted to $13,182,506 and $1,736,010 at December 31, 2005 and 2004, respectively, and $9,239,956 and $4,090,000 at September 30, 2005 and 2004, respectively.
     Real estate construction loans are secured by the following:

	December 31,	September 30,
	2005	2005	2004
	(Unaudited)
Single-family, spec	$34,184,794	$33,258,166	$34,304,634
Single-family, custom built	11,507,742	9,967,134	14,085,779
Development	28,891,155	24,677,136	14,360,619
Commercial	9,921,035	11,109,639	8,377,828
Other	1,014,450	967,000	745,949

	$85,519,176	$79,979,075	$71,874,809

     Following is a summary of activity in allowance for losses:

	Three Months Ended		Years Ended
	December 31,		September 30,
	2005	2004	2005	2004
	(Unaudited)
Balance, beginning of period	$1,762,066	$2,024,298	$2,024,298	$1,296,701
Loan charge-offs	(335,555)	(15,417)	(695,226)	(164,021)
Loan recoveries	198	261	2,994	7,068
Provisions charged to expense	220,000	150,000	430,000	884,550

Balance, end of period	$1,646,709	$2,159,142	$1,762,066	$2,024,298

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements
     A summary of impaired loans follows:

	December 31,		September 30,
	2005	2004	2005	2004
	(Unaudited)
Nonaccrual loans	$492,788	$843,192	$906,934	$723,010
Accruing loans past due 90 days or more	104,313	—	—	—
Other impaired loans	—	2,610,884	403,172	2,932,464

Total impaired loans	$597,101	$3,454,076	$1,310,106	$3,655,474

Allowance for losses on impaired loans	$15,703	$597,694	$199,103	$655,302

Impaired loans with no allowance for loan losses	$114,648	$36,524	$116,414	$—

	Three Months Ended		Years Ended
	December 31,		September 30,
	2005	2004	2005	2004
	(Unaudited)
Average balance of impaired loans	$1,592,205	$3,523,165	$2,607,301	$464,873

Interest income that would have been recognized	$12,846	$53,825	$97,652	$25,644

Interest income recognized	$1,928	$37,394	$73,439	$2,459

     Following is a summary of loans to directors, executive officers and associates of such persons in excess of $60,000 in the aggregate:

	Three Months Ended	Year Ended
	December 31, 2005	September 30, 2005
	(Unaudited)
Balance, beginning of period	$487,093	$422,438
Additions	5,000	162,608
Repayments	(4,696)	(97,953)

Balance, end of period	$487,397	$487,093

     These loans were made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons.
(6) Premises and Equipment, Net
     Premises and equipment, net are summarized as follows:

	December 31,	September 30,
	2005	2005	2004
	(Unaudited)
Land	$1,511,277	$1,511,277	$1,114,567
Office buildings	4,128,135	4,115,937	3,234,884
Furniture and equipment	2,514,292	2,470,356	2,108,787
Building-in-progress	900,158	454,780	—

	9,053,862	8,552,350	6,458,238
Less accumulated depreciation	2,721,909	2,620,161	2,214,915

	$6,331,953	$5,932,189	$4,243,323

     Estimated costs to complete building in progress is approximately $278,000 and $615,000 at December 31, 2005 and September 30, 2005, respectively.

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements
     Depreciation expense amounted to $101,748 and $97,395 for the three months ended December 31, 2005 and 2004, respectively, and $405,246 and $371,008 for the years ended September 30, 2005 and 2004, respectively.
     The Bank leases the land for one branch office in the process of construction. The lease expires in November 2021. The Bank has four successive options to extend the lease term for five years each and a fifth option for a three-year period. Rent expense for the three months ended December 31, 2005 and 2004 and year ended September 30, 2005 amounted to $22,906, $15,270 and $83,987, respectively. There was no rent expense for the year ended September 30, 2004. Future minimum lease payments, exclusive of options to extend lease term, are summarized as follows:

December 31, 2005 (Unaudited)
First year	$91,622
Second year	91,622
Third year	91,622
Fourth year	91,622
Fifth year	91,622
Thereafter	1,101,754

$1,559,864

September 30, 2005
First year	$91,622
Second year	91,622
Third year	91,622
Fourth year	91,622
Fifth year	91,622
Thereafter	1,124,660

$1,582,770

(7) Foreclosed Real Estate, Net
     Foreclosed real estate, net is summarized as follows:

	December 31,	September 30,
	2005	2005	2004
	(Unaudited)
Foreclosed real estate	$2,930,457	$1,529,586	$547,453
Allowance for losses	—	—	—

	$2,930,457	$1,529,586	$547,453

     Following is a summary of activity in allowance for losses:

	Three Months Ended		Years Ended
	December 31,		September 30,
	2005	2004	2005	2004
	(Unaudited)
Balance, beginning of year	$—	$—	$—	$—
Gain on sale	9,765	—	205,265	28,550
Charge-offs	(4,979)	—	(127,848)	—
Provisions charged (credited) to operations	(4,786)	—	(77,417)	(28,550)

Balance, end of year	$—	$—	$—	$—

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements
(8) Deposits
     Deposits are summarized as follows:

	December 31,	September 30,
	2005	2005	2004
	(Unaudited)
Non-interest bearing NOW accounts	$12,615,644	$11,589,685	$9,061,498
NOW accounts, 2.11%, 1.52% and .79%, respectively	28,958,232	22,019,778	14,426,597
Statement accounts, .31%, .31% and .31%	8,056,339	8,880,301	8,989,724
Money market accounts, 2.40%, 2.33%, and .87% respectively	24,761,478	26,236,481	23,310,220

Total transaction accounts	74,391,693	68,726,245	55,788,039

Certificates:
0.00 - 0.99%	46,841	46,790	78,482
1.00 - 1.99	376,111	652,608	31,430,440
2.00 - 2.99	15,838,263	27,956,577	36,716,993
3.00 - 3.99	66,077,653	61,079,054	10,528,385
4.00 - 4.99	33,406,993	20,224,000	10,185,760
5.00 - 5.99	2,556,151	2,542,505	4,017,641
6.00 - 6.99	27,713	388,875	3,259,031
7.00 - 7.99	—	—	924,090

Total certificates, 3.69%, 3.43% and 2.79%, respectively	118,329,725	112,890,409	97,140,822

Total deposits, 2.79%, 2.68% and 2.02%, respectively	$192,721,418	$181,616,654	$152,928,861

     Certificate maturities are summarized as follows:

	December 31,	September 30,
	2005	2005	2004
	(Unaudited)
First year	$88,886,646	$74,157,711	$65,711,792
Second year	14,852,458	22,224,424	11,216,950
Third year	6,362,130	7,359,603	9,916,430
Fourth year	5,471,205	5,641,179	4,506,071
Fifth year	2,757,286	3,507,492	5,789,579

	$118,329,725	$112,890,409	$97,140,822

     Transaction accounts in denominations of $100,000 or more amounted to $33,840,133, $28,198,436 and $16,836,527 at December 31, 2005 and September 30, 2005 and 2004, respectively. Certificates in denominations of $100,000 or more amounted to $29,615,972, $26,205,696 and $22,696,730 at December 31, 2005 and September 30, 2005 and 2004, respectively. Deposits in excess of $100,000 are not federally insured.
     Interest on deposits is summarized as follows:

	Three Months Ended		Years Ended
	December 31,		September 30,
	2005	2004	2005	2004
	(Unaudited)
NOW accounts	$103,099	$32,053	$208,753	$108,620
Passbook accounts	6,533	7,054	27,952	30,074
Money market accounts	163,736	88,210	449,249	225,838
Certificates	1,034,804	710,969	3,292,614	2,559,920

	$1,308,172	$838,286	$3,978,568	$2,924,452

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements
(9) Advances from Federal Home Loan Bank of Des Moines
Advances from Federal Home Loan Bank (FHLB) of Des Moines are summarized as follows:

	Average	December 31,	Average
	Interest Rate for	2005	Interest Rate for	September 30,
Final Maturity Date	December 31, 2005	(Unaudited)	September 30, 2005	2005	2004
Within one year	3.55%	$17,700,000	3.24%	$9,500,000	$9,500,000
After one through three years	3.14%	9,313,854	3.43%	14,322,188	18,000,000
After three through five years	5.03%	5,000,000	—	—	2,250,000
After five through ten years	7.64%	1,649,892	6.58%	6,674,894	7,380,426

		$33,663,746		$30,497,082	$37,130,426

Weighted-average rate		3.86%		3.65%	3.14%

     Floating-rate advances from FHLB amounted to $3,000,000 and $500,000 at September 30, 2005 and 2004, respectively. There were no floating-rate advances from FHLB at December 31, 2005.
     Principal maturities at December 31, 2005 (Unaudited) are summarized as follows:

First year	$17,833,344
Second year	8,380,526
Third year	1,100,008
Fourth year	100,008
Fifth Year	5,100,008
Thereafter	1,149,852

$33,663,746

     Principal maturities at September 30, 2005 are summarized as follows:

First year	$9,633,344
Second year	11,633,344
Third year	2,855,524
Fourth year	100,008
Fifth Year	100,008
Thereafter	6,174,854

$30,497,082

     At December 31, 2005 and September 30, 2005 advances from the FHLB of Des Moines are secured by FHLB stock and single-family, multi-family and commercial real estate loans amounting to $53,398,000 and $54,950,000, respectively.

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements
     (10) Securities Sold Under Agreement to Repurchase
     Securities sold under agreement to repurchase, which are classified as borrowings, are reflected at the amount of cash received in connection with the transaction, plus interest credited. The Bank may be required to provide additional collateral based on the fair value of the underlying securities. The securities sold under agreement to repurchase are under the Bank’s control. These agreements to repurchase are summarized as follows:

	Rate at			Rate at
	December 31,	December 31,		September 30,	September 30,
Maturity Date	2005	2005	2004	2005	2005	2004
		(Unaudited)
February 25, 2007	3.50%	$502,653	$485,130	3.50%	$498,178	$480,810
Open line	2.10%	2,053,214	313,430	2.05%	1,156,573	213,144

Total 2.38%, 2.64%, 2.49% and 2.79%		$2,555,867	$798,560		$1,654,751	$693,954

Market value of securities		$3,438,989	$2,069,197		$3,253,179	$2,082,649

Average balance of borrowings		$1,665,105	$758,617		$1,057,868	$836,975

Maximum balance at any month end		$2,555,867	$1,177,230		$2,292,192	$1,516,172

     (11) Income Taxes
     The Bank is permitted to make additions to the tax bad debt reserve using the experience method.
     The components of the net deferred tax asset are summarized as follows:

	December 31,	September 30,
	2005	2005	2004
	(Unaudited)
Deferred tax liabilities:
FHLB stock dividends	$(138,750)	$(138,750)	$(138,750)

Deferred tax assets:
Accrued income and expense and deferred loan fees	396,918	364,498	378,171
Allowance for losses on loans	609,282	651,965	748,990
Unrealized loss on securities available for sale	374,763	199,486	17,556
Other	119,550	117,287	172,589

Total deferred tax assets	1,500,513	1,333,236	1,317,306

Net deferred tax assets	$1,361,763	$1,194,486	$1,178,556

     The provisions of SFAS No. 109 require the Bank to establish a deferred tax liability for the effect of the tax bad debt reserves over the amounts at September 30, 1988. The Bank’s tax bad debt reserves were $3,588,000 at September 30, 1988. The estimated deferred tax liability on such amount is approximately $1,220,000, which has not been recorded in the accompanying financial statements. If these tax bad debt reserves are used for other than loan losses, the amount used will be subject to Federal income taxes at the then prevailing corporate rate.

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements
     Income taxes are summarized as follows:

	Three Months Ended		Years Ended
	December 31,		September 30,
	2005	2004	2005	2004
	(Unaudited)
Current:
Federal	$141,000	$252,000	$630,000	$800,000
State	19,000	24,000	45,000	81,000

	160,000	276,000	675,000	881,000

Deferred:
Federal	7,000	(58,000)	145,000	(284,000)
State	1,000	(9,000)	21,000	(30,000)

	8,000	(67,000)	166,000	(314,000)

	$168,000	$209,000	$841,000	$567,000

     The provision for income taxes differs from the Federal statutory corporate tax rate as follows:

	Percentage of Earnings
	Before Income Taxes
	Three Months Ended		Years Ended
	December 31,		September 30,
	2005	2004	2005	2004
	(Unaudited)
Federal statutory income tax rate	34.0%	34.0%	34.0%	34.0%
Increase (decrease) in tax rate:
Tax exempt income	(3.4)	(0.6)	(1.1)	(1.0)
State taxes, net of Federal tax benefit	2.7	1.8	1.9	2.2
Average fair value versus cost of ESOP shares	0.9	0.9	0.7	0.9
Other, net	(0.1)	1.0	0.4	1.0

Tax rate	34.1%	37.1%	35.9%	37.1%

     (12) Employee Benefits
     The Bank maintains a defined contribution 401-(k) plan, which covers substantially all employees. Participants can contribute from 2% to 15% of their salary of which the Bank will match 50% of the employee contribution, up to a maximum of 5% of the employee’s salary. Participants are fully vested after five years of service. Pension plan expense was $15,647, $12,222, $34,461 and $37,739 for the three months ended December 31, 2005 and 2004 and years ended September 30, 2005 and 2004, respectively.
     The Bank provides postretirement medical benefits to directors, elected before 1994, and their spouses. The liability for such benefits is unfunded. The accumulated postretirement benefit obligation, which represents the present value of the estimated future benefits payable to plan participants attributed to service rendered to date, will be recognized on a delayed basis as a component of net periodic cost for postretirement medical benefits.
     Postretirement medical benefits for three directors and their spouses have been amended from the current plan of lifetime health insurance coverage to benefits of $500 per month for each of the directors and spouses, not to exceed twenty years.

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements
     The following table sets forth the Plan’s funded status and amounts recognized in the financial statements:

	December 31,	September 30,
	2005	2005	2004
	(Unaudited)
Accumulated postretirement benefit obligations	$(370,494)	$(369,957)	$(380,689)
Unrecognized transition obligation	97,155	100,290	112,828
Unrecognized prior service cost	(74,902)	(77,318)	(86,983)
Unrecognized actuarial gain	(70,490)	(71,570)	(77,881)
Underaccrual (overaccrual)	2,579	(512)	(12)

Accrued postretirement benefit cost	$(416,152)	$(419,067)	$(432,737)

     A reconciliation of the accumulated postretirement benefit obligation is summarized as follows:

	December 31,	September 30,
	2005	2005	2004
	(Unaudited)
Balance, beginning of period	$(369,957)	$(380,689)	$(524,623)
Service cost	(1,671)	(6,685)	(6,685)
Interest cost	(5,681)	(23,253)	(32,547)
Benefits paid	6,815	40,670	43,657
Amendment	—	—	86,983
Actuarial gain	—	—	52,526

Balance, end of period	$(370,494)	$(369,957)	$(380,689)

     The weighted average annual assumed rate of increase in the per capita cost of covered benefits for the medical plan is 6%. The effect of increasing the assumed health care trend rates by one percentage point on the accumulated postretirement benefit obligation and the components of the net periodic cost for postretirement medical benefits at or for the three months ended December 31, 2005 and 2004 and years ended September 30, 2005 and 2004 was considered immaterial. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 6.50% for all financial statement periods presented.
     The components of the net periodic cost for postretirement medical benefits are summarized as follows:

	Three Months Ended		Years Ended
	December 31,		September 30,
	2005	2004	2005	2004
	(Unaudited)
Service cost	$1,671	$1,671	$6,685	$6,685
Interest cost	5,681	5,813	23,253	32,547
Amortization of transition obligation	3,135	3,135	12,538	12,538
Amortization of prior service cost	(2,416)	(2,416)	(9,665)	—
Amortization of actuarial gain	(1,080)	(1,578)	(6,311)	—
Overaccrual (underaccrual)	(3,091)	125	500	12

Net periodic cost	$3,900	$6,750	$27,000	$51,782

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements
     Postretirement medical benefits expected to be paid in each of the next five years and in the aggregate for the five years thereafter are summarized as follows:

December 31, 2005
(Unaudited)
First year	$31,596
Second year	41,808
Third year	48,174
Fourth year	50,706
Fifth year	53,416
Sixth through tenth years	153,732

$379,432

September 30, 2005
First year	$28,890
Second year	30,912
Third year	45,076
Fourth year	47,391
Fifth year	49,868
Sixth through tenth years	155,876

$358,013

     The Bank has established an ESOP for the benefit of participating employees. Participating employees are employees who are normally scheduled to work at least twenty hours a week. Participant benefits become 20% vested after one year of service, and 20% for each additional year of service until benefits are 100% vested after 5 years. The Bank makes annual contributions to the ESOP equal to the ESOP’s debt service less dividends on unallocated ESOP shares used to repay the ESOP loan. Dividends on allocated ESOP shares are paid to participants of the ESOP and charged to retained earnings. The ESOP shares are pledged as collateral on the ESOP loan. As the loan is repaid, shares are released from collateral and allocated to participating employees, based on the proportion of loan repaid and compensation of the participants. The Plan permits offsetting forfeitures against Employer contributions. Benefits become payable upon a participant’s retirement, death, disability or separation from service. ESOP expense for the three months ended December 31, 2005 and 2004 and years ended September 30, 2005 and 2004 was $33,802, $30,260, $128,804 and $113,914, respectively.
     The number of ESOP shares allocated, shares released for allocation and unreleased shares at December 31, 2005 were 38,952, 0 and 21,453, respectively. The number of ESOP shares allocated, shares released for allocation and unreleased shares at September 30, 2005 were 34,348, 4,604 and 21,053 respectively. The number of ESOP shares allocated, shares released for allocation and unreleased shares at September 30, 2004 were 31,171, 4,414, and 23,748, respectively.
     The fair value of unreleased ESOP shares at December 31, 2005 and September 30, 2005 and 2004 was $665,000, $582,000 and $558,000, respectively. The ESOP loan from the Company is secured solely by the common stock and interest is paid at the prime rate. At December 31, 2005 and September 30, 2005, the ESOP note payable was $389,602 and $378,602, respectively, and carried an interest rate of 7.25% and 6.75%, respectively.
     During 2004 two directors each received a restricted stock award of 1,750 shares which vests over three years in lieu of postretirement medical benefits and retirement benefits.
     Directors elected to the Board after June 16, 2004 will receive no postretirement medical benefits and retirement benefits.
     As authorized by the Incentive Equity and Deferred Compensation Plan (Plan), the Board of Directors granted 22,500 options to non-employee directors and 27,500 to certain officers and employees during 2004. The Plan authorizes the award of up to 73,724 shares of common stock, subject to restrictions, to be issued to directors, officers and employees of the Bank. The Plan provides for the grant of stock options, stock appreciation rights, restricted stock and unrestricted stock. Options expire ten years from the date of grant. Stock options to directors are fully vested on

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements
the grant date of June 16, 2004. Options granted to the Bank’s CEO are vested over three years and three months and options granted to certain other officers and employees are vested over a five-year period. On January 27, 2005 the Board of Directors granted an additional 11,000 options to certain officers and employees. Options granted to the CEO are vested over a period of three years and eight months and options granted to certain officers and employees are vested over a five-year period. On November 23, 2005, the Board of Directors granted an additional 12,124 options to certain directors and one officer. Options granted to directors are vested over a ten-month period. Options granted to one officer are vested over a five-year period. The Board believes these options will promote the success and enhance the value of Liberty Savings Bank by linking the personal interests of the members of the Board and the Bank’s officers to those of Bank shareholders. The Bank believes this plan will be beneficial in its ability to motivate, attract, and retain the services of the members of the Board, officers and employees of the Bank.
     Stock options granted, exercised or forfeited are as follows:

		Weighted	Weighted
		Average	Average
	Shares	Exercise	Remaining
	Outstanding	Price	Term in Years
At September 30, 2003	200	$11.38	3.00
Awarded	50,000	24.00
Exercised	—	—
Forfeited	(500)	24.00

At September 30, 2004	49,700	23.94	9.71
Awarded	11,000	29.00
Exercised	(3,200)	23.21
Forfeited	(1,000)	24.00

At September 30, 2005	56,500	24.97	8.86
Awarded	12,124	28.25
Exercised	(100)	24.00
Forfeited	(1,400)	24.00

At December 31, 2005 (Unaudited)	67,124	$25.58	8.88

     There were no shares awarded, exercised and forfeited during the three months ended December 31, 2004. Shares exercisable and weighted average exercise prices were 34,400 and $24.62 at December 31, 2005, respectively, 26,700 and $23.90 at December 31, 2004, respectively, 29,900 and $24.00 at September 30, 2005, respectively, and 26,700 and $23.90 at September 30, 2004, respectively.
     The Bank has estimated the fair value of awards granted during the three months ended December 31, 2005 and 2004 and years ended September 30, 2005 and 2004 under its stock option plan utilizing the Black-Scholes pricing model to be $5.96, $6.42, $6.42 and $5.29 per share, respectively.
     The assumptions used in the Black-Scholes pricing model were as follows:

	Three Months Ended				Years Ended
	December 31,				September 30,
	2005		2004		2005		2004
	(Unaudited)
Expected dividend yield	3.00%		3.00%		3.00%			3.00%
Risk-free interest rate	4.23%		3.71%		3.71%			4.28%
Expected life of options	5.00	years	6.00	years	6.00	years	5.50	years
Expected volatility	25.13%		25.93%		25.93%			25.24%
     The Bank has adopted a retirement plan for directors elected before 1994. The plan provides that each non-employee director (participant) shall receive upon retirement a benefit in equal annual installments over a ten-year period. The annual benefit will be based upon the product of the participant’s vesting percentage and $8,000 for currently retired directors and surviving spouses. For the three active directors covered under the plan, the annual benefit was amended and will be based upon the product of the participant’s vesting percentage and $15,000.

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements
     The vesting percentage shall be determined based upon the participant’s years of service on the Board, whether before or after the reorganization date, according to the following schedule:

Full years of Service	Non-Employee Director’s
on the Board	Vested Percentage
Less than 10	0%
10 to 14	25%
15 to 19	50%
20 to 24	75%
25 or more	100%
     If an active director covered under the plan terminates service of the Board due to disability, the director’s annual benefit for ten years will be $15,000. In the event that the participant dies before collecting any or all of the benefits, the Bank shall pay the participant’s surviving spouse. No benefits shall be payable to anyone other than the surviving spouse, and shall terminate on the death of the surviving spouse.
     The following table sets forth the plan’s funded status and amounts recognized in the financial statements:

	December 31,	September 30,
	2005	2005	2004
	(Unaudited)
Actuarial present value of benefit obligations:
vested accumulation benefits	$(248,419)	$(243,936)	$(257,633)
Unrecognized prior service cost	58,273	60,207	69,638
Unrecognized actuarial gain	(27,534)	(27,635)	(27,869)
Overaccrual	(794)	(510)	(10)

Accrued directors’ retirement plan	$(218,474)	$(211,874)	$(215,874)

     A reconciliation of the accumulated benefit obligation is summarized as follows:

	December 31,	September 30,
	2005	2005	2004
	(Unaudited)
Balance, beginning of period	$(243,936)	$(257,633)	$(231,274)
Service cost	(649)	(2,597)	(2,597)
Interest cost	(3,834)	(15,706)	(13,993)
Benefits paid	—	32,000	32,000
Plan amendment	—	—	(69,638)
Actuarial gain	—	—	27,869

Balance, end of period	$(248,419)	$(243,936)	$(257,633)

     The average discount rate used in determining the accumulated benefit obligation was 6.50% for all financial statement periods presented.

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements
     Net pension cost includes the following components:

	Three months Ended		Years Ended
	December 31,		September 30,
	2005	2004	2005	2004
	(Unaudited)
Service costs — benefits earned during the period	$649	$649	$2,597	$2,597
Interest cost on benefit obligation	3,834	3,927	15,706	13,993
Amortization of prior service cost	1,934	2,358	9,431	—
Amortization of actuarial gain	(101)	(59)	(234)	—
Overaccrual	284	125	500	10

Net pension cost	$6,600	$7,000	$28,000	$16,600

     Retirement benefits under the plan expected to be paid in each of the next five years and in the aggregate for the five years thereafter are summarized as follows:

December 31, 2005
(Unaudited)
First year	$16,000
Second year	31,000
Third year	31,000
Fourth year	31,000
Fifth year	23,000
Sixth through tenth years	90,000

$222,000

September 30, 2005
First year	$16,000
Second year	31,000
Third year	31,000
Fourth year	31,000
Fifth year	23,000
Sixth through tenth years	90,000

$222,000

     (13) Stockholders’ Equity and Minimum Regulatory Capital Requirements
     On August 23, 1993 the Bank completed reorganization from a state-chartered mutual savings bank into a Federal mutual holding company. The reorganization was accomplished through a purchase and assumption of assets and liabilities whereby the Bank (i) incorporated a Missouri-chartered stock savings bank; (ii) converted the Bank’s charter to a Federally-chartered mutual holding company; (iii) transferred substantially all of the Bank’s assets and liabilities to the newly formed stock savings bank in exchange for 800,000 shares of common stock; and (iv) adopted a new charter issued by the Office of Thrift Supervision (OTS) changing its form to that of a Federally-chartered mutual holding company known as Liberty Savings Mutual Holding Company (Company).
     Concurrent with the reorganization, 500,000 shares of the Bank’s common stock were issued in an offering to the Bank’s ESOP and MRPs established for the benefit of officers and employees of the Bank, certain members of the Bank and members of the general public. Each share of common stock was sold at a price of $10.00 per share. The Company owns 800,000 of the Bank’s outstanding common stock. Subsequent to the offering an additional 14,276 shares of the Bank’s common stock were issued to the MRPs.
     Each deposit account of the Bank at the time of the reorganization became a deposit account in the newly formed stock savings bank in the same amount and upon the same terms and conditions, and the holder of each such deposit account has voting and liquidation rights with respect to the holding company.

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements
     Borrower members of the Bank as of the effective date have membership rights in the holding company as long as their borrowings remain in existence.
     Effective February 8, 1995 the Bank converted from a state-chartered stock savings bank into a federally-chartered stock savings bank.
     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators, which, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines, the Bank must meet specific guidelines, which involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to judgments by the regulators about components, risk-weightings and other factors. At September 30, 2005, the Bank met all capital adequacy requirements.
     The Bank is also subject to the regulatory framework for prompt corrective action. The most recent notification from the regulatory agencies categorized the Bank as well capitalized. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the dates of the aforementioned notifications which management believes have changed the Bank’s category.
     The Bank’s actual and required capital amounts and ratios at December 31, 2005 (Unaudited) are as follows:

	Minimum Required
	Actual		for Capital Adequacy		to be “Well Capitalized”
	Amount	Ratio	Amount	Ratio	Amount	Ratio
				(Dollars in thousands)
Stockholders’ equity	$21,082
Computer software costs	(70)
Unrealized loss on securities AFS, net	638

Tangible capital	21,650	8.6%	$3,790	1.5%
General valuation allowance	1,647

Total capital to risk-weighted assets	$23,297	12.6%	$14,813	8.0%	$18,516	10.0%

Tier 1 capital to risk-weighted assets	$21,650	11.7%	$7,407	4.0%	$11,110	6.0%

Tier 1 capital to total assets	$21,650	8.6%	$10,108	4.0%	$12,635	5.0%
     The Bank’s actual and required capital amounts and ratios at September 30, 2005 are as follows:

	Minimum Required
	Actual		for Capital Adequacy		to be “Well Capitalized”
	Amount	Ratio	Amount	Ratio	Amount	Ratio
				(Dollars in thousands)
Stockholders’ equity	$21,131
Computer software costs	(59)
Unrealized loss on securities AFS, net	340

Tangible capital	$21,412	9.0%	$3,572	1.5%
General valuation allowance	1,762

Total capital to risk-weighted assets	$23,174	13.3%	$13,913	8.0%	$17,392	10.0%

Tier 1 capital to risk-weighted assets	$21,412	12.3%	$6,957	4.0%	$10,435	6.0%

Tier 1 capital to total assets	$21,412	9.0%	$9,526	4.0%	$11,907	5.0%

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements
     The Bank’s actual and required capital amounts and ratios at September 30, 2004 are as follows:

	Minimum Required
	Actual		for Capital Adequacy		to be “Well Capitalized”
	Amount	Ratio	Amount	Ratio	Amount	Ratio
				(Dollars in thousands)
Stockholders’ equity	$20,184
Computer software costs	(107)
Unrealized loss on securities AFS, net	30

Tangible capital	$20,107	9.4%	$3,203	1.5%
General valuation allowance	1,985

Total capital to risk-weighted assets	$22,092	13.9%	$12,722	8.0%	$15,902	10.0%

Tier 1 capital to risk-weighted assets	$22,107	12.6%	$6,361	4.0%	$9,541	6.0%

Tier 1 capital to total assets	$22,107	9.4%	$8,538	4.0%	$10,677	5.0%
     An OTS regulation restricts the Bank’s ability to make capital distributions, including paying dividends. The regulations do not permit cash dividend payments if the Bank’s capital would be reduced below the amount of the minimum capital requirements or the liquidation account. The OTS may impose other restrictions.
     During the three months ended December 31, 2005 and 2004 and years ended September 30, 2005 and 2004, the Bank paid cash dividends of $107,284, $106,165, $425,181 and $417,830, respectively. Cash dividends of $7,500,000 have been waived to the Company through December 31, 2005. The waiver of the cash dividends has been approved by the OTS subject to certain provisions. The OTS no longer requires that waived dividends be considered as a restriction on retained earnings.
     (14) Off-Balance Sheet Risk, Commitments and Contingencies
     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans and unused lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Bank’s maximum exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amount and related accrued interest receivable of those instruments. The Bank minimizes this risk by evaluating each borrower’s creditworthiness on a case-by-case basis. Collateral held by the Bank generally consists of a first or second mortgage on the borrower’s property. The amount of collateral obtained is based upon an appraisal of the property.
     Commitments to originate loans are legally binding agreements to lend to the Bank’s customers. Letters of credit are unconditional commitments issued by the Bank to guarantee the performance of the borrower to a third party.
     The following table sets forth information regarding off-balance sheet financial instruments as of December 31, 2005 (Unaudited):

	Fixed-Rate	Adjustable-Rate
Off-balance sheet financial instruments:
Commitments to originate loans	$4,981,730	$16,727,030
Commitments for unused lines of credit	997,808	10,785,931
Commitments for undisbursed loans	2,188,465	26,571,250
Commitments for letters of credit	76,000	—
     Interest rates on these fixed-rate loans generally ranged from 6.00% to 7.75%.

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements
     The following table sets forth information regarding off-balance sheet financial instruments as of September 30, 2005:

	Fixed-Rate	Adjustable-Rate
Off-balance sheet financial instruments:
Commitments to originate loans	$2,372,980	$19,906,750
Commitments for unused lines of credit	25,067	8,606,089
Commitments for undisbursed loans	1,650,669	22,793,184
Commitments for letters of credit	60,000	—
     Interest rates on these fixed-rate loans generally ranged from 5.625% to 7.25%.
     At December 31, 2005 and September 30, 2005, there was no known pending litigation or other claims that management believes will be material to the Bank’s financial position.
     (15) Fair Value of Financial Instruments
     The carrying amounts and estimated fair values of the Bank’s financial instruments are summarized as follows:

			September 30,
	December 31, 2005		2005		2004
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value
	(Unaudited)
Non-trading instruments and nonderivatives:
Cash and cash equivalents	$13,701,642	$13,701,642	$10,471,038	$10,471,038	$7,311,384	$7,311,384
Securities available for sale	25,882,879	25,882,879	22,314,521	22,314,521	12,518,014	12,518,014
Securities held to maturity	—	—	—	—	755,281	779,288
Stock in FHLB of Des Moines	1,856,900	1,856,900	1,679,200	1,679,200	1,892,500	1,892,500
Mortgage-backed securities:
Available for sale	25,674,742	25,674,742	27,188,678	27,188,678	22,472,674	22,472,674
Held to maturity	—	—	—	—	634,518	651,298
Loans receivable, net	171,942,666	171,700,399	163,842,810	163,465,972	159,839,649	161,262,221
Loans held for sale	729,228	729,228	2,084,730	2,084,730	1,076,887	1,076,887
Accrued interest receivable	1,283,374	1,283,374	1,087,390	1,087,390	844,962	844,962
Deposits	192,721,418	191,622,906	181,616,654	181,071,152	152,928,861	153,541,000
Accrued interest on deposits	223,796	223,796	222,993	222,993	108,293	108,293
Advances from FHLB	33,663,746	33,428,100	30,497,082	30,451,416	37,130,426	37,565,000
Securities sold under agreement to repurchase	2,555,867	2,618,230	1,654,751	1,709,027	693,954	750,000
ESOP note payable	$389,602	$392,212	$378,602	$385,455	$405,194	$419,335
     The following methods and assumptions were used in estimating the fair values of financial instruments:
     Cash and cash equivalents are valued at their carrying amounts due to the relatively short period to maturity of the instruments. Fair values of securities and mortgage-backed securities are based on quoted market prices or, if unavailable, quoted market prices of similar securities.
     The carrying amounts of accrued interest receivable and payable approximate fair value. Stock in FHLB of Des Moines is valued at cost, which represents redemption value and approximates fair value.
     Fair values are computed for each loan category using market spreads to treasury securities for similar existing loans in the portfolio and management’s estimates of prepayments.
     Deposits with no defined maturities, such as NOW accounts, passbook accounts and money market deposit accounts, are valued at the amount payable on demand at the reporting date. The fair value of certificates of deposit, advances from FHLB of Des Moines, securities sold under agreement to repurchase and ESOP note payable is computed at fixed spreads to treasury securities with similar maturities.

LIBERTY SAVINGS BANK, F.S.B.
Notes to Financial Statements
     Off–balance sheet assets include commitments to extend credit and unused lines of credit for which fair values were estimated based on interest rates and fees currently charged to enter into similar transactions and commitments to sell loans for which fair values were estimated based on current secondary market prices for commitments with similar terms. As a result of the short-term nature of the outstanding commitments, the fair values of those commitments are considered immaterial to the Bank’s financial condition.
          (16) Subsequent Event — Plan of Conversion and Reorganization
          On December 21, 2005, the Boards of Directors of Liberty Savings Mutual Holding Company and Liberty Savings Bank, F.S.B. adopted a Plan of Conversion and Reorganization (“Plan”) pursuant to which the Bank will convert from the mutual holding company form of organization into the stock holding company form of organization. Pursuant to the Plan, the shares of the Bank common stock held by the Company will be extinguished, and members of the Company will be granted interests in the liquidation account to be established by the Bank. Shares of Bank common stock held by minority stockholders will be converted into the right to receive shares of a to-be-formed Missouri stock company (“Holding Company”) based upon the exchange ratio. The exchange ratio will ensure that immediately after the reorganization and the share exchange, the minority shareholders of the Bank will own the same aggregate percentage of Holding Company common stock that they owned immediately prior to the conversion. The Bank will become a subsidiary of the Holding Company. Shares of Holding Company common stock will be offered in a subscription offering pursuant to non-transferable subscription rights at a predetermined and uniform price in the following order of preference: (1) to the Bank’s eligible account holders of record as of November 30, 2004; (2) to tax qualified employee stock benefits plans; (3) if applicable, to supplemental eligible account holders of record as of the last day of the calendar quarter preceding OTS approval of the conversion and reorganization. Concurrently with the subscription offering, shares not subscribed for in the subscription offering will be offered to the general public in a direct community offering with preference given first to minority shareholders and second to natural persons and trusts of natural persons residing in Clay, Clinton, Platte and Jackson counties in Missouri. The aggregate purchase price of the Holding Company common stock will be based upon an independent appraisal of the Holding Company and Bank and will reflect the estimated pro forma market value of the Holding Company and Bank, as a subsidiary of the Holding Company. The conversion is subject to approval by regulatory authorities, members of Liberty Savings Mutual Holding Company and shareholders of Liberty Savings Bank, F.S.B.
          Subsequent to the conversion and reorganization, voting rights with respect to the Bank will be held and exercised exclusively by the Holding Company. Voting rights with respect to the Holding Company will be held and exercised exclusively by the stockholders of the Holding Company. Deposit account holders will continue to be insured by SAIF. A liquidation account will be established in an amount equal to the percentage of outstanding shares of the common stock of the Bank owned by the Company multiplied by the Bank’s capital as of the latest balance sheet date contained in the final prospectus. Each eligible account holder or supplemental account holder will be entitled to a proportionate share of this account in the event of a complete liquidation of the Bank, and only in such event. This share will be reduced if the eligible account holder’s or supplemental eligible account holder’s deposit balance falls below the amounts on the date of record and will cease to exist if the account is closed. The liquidation account will never be increased despite any increase after conversion in the related deposit balance.
          Following completion of the conversion, the Bank may not declare, pay a dividend on, or repurchase any of the capital stock of the Bank, if the effect thereof would cause retained earnings to be reduced below the liquidation account amount. Any repurchase of Holding Company common stock will be conducted in accordance with applicable laws and regulations.
          Conversion costs will be deferred and reduce the proceeds from the shares sold in the conversion. If the conversion is not completed, all costs will be expensed. At December 31, 2005, deferred conversion costs amounted to $27,619. At September 30, 2005, no conversion costs had been incurred.
          As part of the conversion, the Holding Company and Bank are authorized to enter into employment agreements or severance agreements with certain officers of the Bank. In addition, as part of the conversion, the Holding Company and Bank are authorized to adopt an employee stock ownership plan. The Holding Company and Bank are also authorized to adopt a stock option plan, restricted stock grant plan and other non-tax qualified employee stock benefit plans.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.
[LOGO]
(Proposed holding company for Liberty Savings Bank, F.S.B., to become BankLiberty)
2,645,682 Shares
(Anticipated Maximum, Subject to Increase)
COMMON STOCK

PROSPECTUS

Sandler O’Neill & Partners, L.P.
________, 2006
Until ___, 2006 or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 24. Indemnification of Directors and Officers.
     Article IX of the Registrant’s Articles of Incorporation provides:
9.1	The Corporation shall and does hereby indemnify any person who is or was a director or executive officer of the Corporation or any subsidiary against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of the Corporation or a subsidiary) by reason of the fact that such person is or was serving in such capacity to the fullest extent permitted by the General and Business Corporation Law of Missouri.

9.2	The Corporation may, to the extent that the board of directors deems appropriate and as set forth in a Bylaw or authorizing resolution, indemnify any person who is or was a non-executive officer, or employee or agent of the Corporation or any subsidiary or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against any and all expenses (including attorneys’ fees), judgements, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including an action by or in the right of the Corporation or a subsidiary) by reason of the fact that such person is or was serving in such capacity to the fullest extent permitted by the General and Business Corporation Law of Missouri.

9.3	The Corporation may, to the extent that the board of directors deems appropriate, make advances of expenses, including attorneys’ fees, incurred prior to the final disposition of a civil, criminal, administrative or investigative action, suit, proceeding or claim (including an action by or in the right of the Corporation or a subsidiary) to any person to whom indemnification is or may be available under this Article IX; provided, however, that prior to making any advances, the Corporation shall receive a written undertaking by or on behalf of such person to repay such amounts advanced in the event that it shall be ultimately determined that such person is not entitled to such indemnification.

9.4	The indemnification and other rights provided by this Article IX shall not be deemed exclusive of any other rights to which a person to whom indemnification is or otherwise may be available (under these Articles of Incorporation or the Bylaws or any agreement or vote of shareholders or disinterested directors or otherwise), may be entitled. The Corporation is authorized to purchase and maintain insurance on behalf of the Corporation or any person to whom indemnification is or may be available against any liability asserted against such person in, or arising out of, such person’s status as director, officer, employee or agent of the Corporation, any of its subsidiaries or another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) which such person is serving at the request of the Corporation.

9.5	Each person to whom indemnification is granted under this Article IX is entitled to rely upon the indemnification and other rights granted hereby as a contract with the Corporation and such person and such person’s heirs, executors, administrators and estate shall be entitled to enforce against the Corporation all indemnification and other rights granted to such person by Sections 9.1 and 9.3 and this Article IX. The indemnification and other rights granted by Sections 9.1 and 9.3 and this Section 9.5 shall survive amendment, modification or repeal of this Article IX, and no such amendment, modification or repeal shall act to reduce, terminate or otherwise adversely affect the rights to indemnification granted hereby, with respect to any expenses, judgments, fines and amounts paid in settlement incurred by a person to whom indemnification is granted under this Article IX with respect to an action, suit, proceeding or claim that arises out of acts or omissions of such person that occurred prior to the effective date of such amendment, modification or repeal.

Any indemnification granted by the board of directors pursuant this Article IX shall inure to the person to whom the indemnification is granted and such person’s heirs, executors, administrators and estate; provided, however, that such indemnification may be changed, modified or repealed, at any time or from time to time, at the discretion of the board of directors, and the survival of such indemnification shall be in accordance with terms determined by the board of directors.

9.6	For the purposes of this Article IX, “subsidiary” shall mean any corporation, partnership, joint venture, trust or other enterprise of which a majority of the voting power, equity or ownership interest is directly or indirectly owned by the Corporation.

     In addition, Article XIII of the Registrant’s Articles of Incorporation provides:
A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 351.245 of the General and Business Corporation Law of Missouri, or (iv) for any transaction from which a director derived an improper personal benefit. If the General and Business Corporation Law of Missouri is amended after the date of filing of these Articles of Incorporation to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General and Business Corporation Law of Missouri, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
     In accordance with Section 351.355 of the Missouri General and Business Corporation Law, a Missouri corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Additionally, a Missouri corporation may similarly indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
     In accordance with Office of Thrift Supervision (“OTS”) regulations, directors, officers and employees of Liberty Savings Bank (the “Bank”) generally shall be indemnified for: (i) any amount for which that person becomes liable under a judgment in any action brought or threatened because that person is or was a director, officer or employee of the Bank and (ii) reasonable costs and expenses, including attorneys’ fees, paid or incurred in defending or settling such action or in enforcing his or her rights to indemnification. Such indemnification shall be made where final judgment on the merits is in the person’s favor, or, in case of settlement, final judgment against the director, officer or employee or final judgment in his or her favor other than on the merits, if a majority of the disinterested directors of the Bank determines that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the Bank. Such indemnification may not be made if objected to by the OTS.

Item 25. Other Expenses of Issuance and Distribution.
The following table sets forth our anticipated expenses of the offering:

SEC filing fee (1)	$5,519
OTS filing fee	12,000
NASD filing fee (1)	5,658
Stock Market listing fee	35,000
Edgar, printing, postage and mailing	140,000
Legal fees and expenses (including selling agent’s counsel fees)	340,000
Accounting fees and expenses	125,000
Appraiser’s fees and expenses	32,000
Business planner’s fees and expenses	50,000
Transfer agent and registrar fees and expenses	20,000
Certificate printing	10,000
Miscellaneous	24,823

TOTAL	$800,000	(2)

(1)	Estimated expenses based on the registration of 5,157,750 shares at $10.00 per share.

(2)	In addition to the expenses listed, Sandler O’Neill & Partners, L.P. will receive a fee equal to 1.00% of the aggregate purchase price of shares sold in the subscription and community offering, excluding shares purchased by the employee stock ownership plan and by directors, officers and employees of Liberty Savings Bank and members of their immediate families.
Item 26. Recent Sales of Unregistered Securities.
     None.

Item 27. Exhibits.
The exhibits filed as a part of this Registration Statement are as follows:
(a)	List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letters between Liberty Savings Bank and Sandler O’Neill & Partners, L.P.
1.2	Form of Agency Agreement*
2.0	Plan of Conversion and Reorganization
3.1	Articles of Incorporation of Liberty Bancorp, Inc.
3.2	Bylaws of Liberty Bancorp, Inc.
4.0	Specimen Stock Certificate of Liberty Bancorp, Inc.
5.0	Form of Opinion of Muldoon Murphy & Aguggia LLP re: Legality
8.1	Form of Opinion of Muldoon Murphy & Aguggia LLP re: Federal Tax Matters
8.2	Form of Opinion of Michael Trokey & Company, P.C. re: State Tax Matters
10.1	Amended and Restated Liberty Savings Bank, F.S.B. Employee Stock Ownership Plan*
10.2	Form of ESOP Loan Commitment Letter and ESOP Loan Documents
10.3	Form of BankLiberty and Liberty Bancorp, Inc. Employment Agreement with Brent M. Giles
10.4	Form of BankLiberty Change in Control Agreement with each of Marc J. Weishaar and Mark E. Hecker
10.5	Liberty Savings Bank Directors’ Retirement Plan
10.6	Liberty Savings Bank, F.S.B. 2003 Incentive Equity and Deferred Compensation Plan, as Amended
23.1	Consent of Muldoon Murphy & Aguggia LLP (contained in Exhibits 5.0 and 8.1 hereto)
23.2	Consent of Michael Trokey & Company, P.C.
23.3	Consent of FinPro, Inc.
24.0	Powers of Attorney
99.1	Appraisal Report of FinPro, Inc. (P)
99.2	Draft of Marketing Materials
99.3	Draft of Subscription Order Form and Instructions

*	To be filed by amendment.

(P)	The supporting exhibits and financial schedules are filed in paper format pursuant to Rule 202 and Rule 311 of Regulation S-T.

Item 28. Undertakings.
     The small business issuer will:
(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
(i)	Include any prospectus required by section 10(a)(3) of the Securities Act.

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.
(2)	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)	For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     The small business issuer will:
(1)	For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430(A) and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)	For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.
     The small business issuer hereby undertakes that, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in the document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Liberty, State of Missouri, on March 3, 2006.

LIBERTY BANCORP, INC.
By:	/s/ Brent M. Giles
Brent M. Giles
President, Chief Executive Officer and Director (duly authorized representative)

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/ Brent M. Giles Brent M. Giles	President, Chief Executive Officer and Director (principal executive officer)	March 3, 2006
/s/ Marc J. Weishaar Marc J. Weishaar	Senior Vice President and Chief Financial Officer(principal accounting and financial officer)	March 3, 2006
/s/ Daniel G. O’Dell Daniel G. O’Dell	Chairman of the Board	March 3, 2006
/s/ Ralph W. Brant, Jr. Ralph W. Brant, Jr.	Director	March 3, 2006
/s/ Steven K. Havens Steven K. Havens	Director	March 3, 2006
/s/ Robert T. Sevier Robert T. Sevier	Director	March 3, 2006
/s/ Marvin J. Weishaar Marvin J. Weishaar	Director	March 3, 2006

List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letters between Liberty Savings Bank and Sandler O’Neill & Partners, L.P.
1.2	Form of Agency Agreement*
2.0	Plan of Conversion and Reorganization
3.1	Articles of Incorporation of Liberty Bancorp, Inc.
3.2	Bylaws of Liberty Bancorp, Inc.
4.0	Specimen Stock Certificate of Liberty Bancorp, Inc.
5.0	Form of Opinion of Muldoon Murphy & Aguggia LLP re: Legality
8.1	Form of Opinion of Muldoon Murphy & Aguggia LLP re: Federal Tax Matters
8.2	Form of Opinion of Michael Trokey & Company, P.C. re: State Tax Matters
10.1	Amended and Restated Liberty Savings Bank, F.S.B. Employee Stock Ownership Plan*
10.2	Form of ESOP Loan Commitment Letter and ESOP Loan Documents
10.3	Form of BankLiberty and Liberty Bancorp, Inc. Employment Agreement with Brent M. Giles
10.4	Form of BankLiberty Change in Control Agreement with each of Marc J. Weishaar and Mark E. Hecker
10.5	Liberty Savings Bank Directors’ Retirement Plan
10.6	Liberty Savings Bank, F.S.B. 2003 Incentive Equity and Deferred Compensation Plan, as Amended
23.1	Consent of Muldoon Murphy & Aguggia LLP (contained in Exhibits 5.0 and 8.1 hereto)
23.2	Consent of Michael Trokey & Company, P.C.
23.3	Consent of FinPro, Inc.
24.0	Powers of Attorney
99.1	Appraisal Report of FinPro, Inc. (P)
99.2	Draft of Marketing Materials
99.3	Draft of Subscription Order Form and Instructions

*	To be filed by amendment.

(P)	The supporting exhibits and financial schedules are filed in paper format pursuant to Rule 202 and Rule 311 of Regulation S-T.